Form 10-K, Exhibit 13
period 2009-12-31
Beacon Federal Bancorp, Inc.
filed 2010-03-19
CIK 1401573

Exhibit 13

TABLE OF CONTENTS

Summary Consolidated Financial Data	1
Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
Report of Independent Registered Public Accounting Firm	14
Consolidated Balance Sheets	15
Consolidated Statements of Operations	16
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)	17
Consolidated Statements of Cash Flows	18
Notes to Consolidated Financial Statements	20
Market for Common Stock and Stockholder Matters	60

BEACON FEDERAL BANCORP, INC.

The summary information presented below at or for each of the fiscal years presented is derived in part from the consolidated financial statements of Beacon Federal Bancorp, Inc.  The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes included elsewhere in this Annual Report.

	At December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,066,897	$1,021,343	$877,990	$607,669	$515,099
Cash and cash equivalents	12,993	18,297	14,148	8,799	11,927
Trading account assets	―	23,337	―	―	―
Securities available for sale, at fair value	167,238	139,803	92,859	8,852	4
Securities held to maturity	14,561	23,315	29,488	37,706	43,334
Loans, net	816,061	770,695	708,993	537,097	449,148
Federal Home Loan Bank of New York stock, at cost	11,487	13,080	11,117	4,091	3,264
Securities sold under agreement to repurchase	70,000	70,000	20,000	15,227	21,714
FHLB advances	191,094	218,641	226,815	73,900	59,000
Deposits	693,297	626,467	514,488	471,137	390,501
Equity	101,259	102,085	113,174	44,245	41,940

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Selected Operating Data:

Interest income	$55,637	$56,312	$43,765	$32,347	$25,629
Interest expense	27,161	31,335	27,531	18,075	10,542
Net interest income	28,476	24,977	16,234	14,272	15,087
Provision for loan losses	7,695	8,857	2,304	1,066	1,225
Net interest income after provision for loan losses	20,781	16,120	13,930	13,206	13,862
Non-interest income	5,263	4,311	3,293	3,054	3,163
Non-interest expense	20,543	25,815	13,276	12,070	9,745
Income (loss) before income taxes	5,501	(5,384)	3,947	4,190	7,280
Income tax expense (benefit)	1,978	(2,380)	1,528	1,876	2,766
Net income (loss)	$3,523	$(3,004)	$2,419	$2,314	$4,514

BEACON FEDERAL BANCORP, INC.

	At or For the Years Ended December 31,
	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.34%	(0.31)%	0.34%	0.41%	0.95%
Return on equity (ratio of net income (loss) to average equity)	3.70%	(2.73)%	3.92%	5.26%	11.44%
Average interest rate spread (1)	2.49%	2.14%	1.84%	2.33%	3.03%
Net interest margin (2)	2.79%	2.61%	2.28%	2.56%	3.22%
Efficiency ratio (3)	60.89%	88.14%	67.99%	70.17%	53.40%
Noninterest expense to average total assets	1.96%	2.65%	1.84%	2.13%	2.04%
Average interest-earning assets to average interest-bearing liabilities	111.47%	114.68%	111.15%	107.23%	108.21%
Average equity to average total assets	9.09%	11.27%	8.57%	7.77%	8.28%

Asset Quality Ratios:
Nonperforming assets to total assets	1.28%	0.47%	0.16%	0.16%	0.18%
Nonperforming loans to total loans	1.56%	0.60%	0.15%	― %	0.16%
Allowance for loan losses to non-performing loans	121.28%	225.05%	624.61	NM	NM
Allowance for loan losses to total loans	1.89%	1.36%	0.96%	0.96%	0.98%

Bank Capital Ratios:
Total capital (to risk-weighted assets)	12.35%	12.81%	13.88%	11.74%	13.19%
Tier I capital (to risk-weighted assets)	11.10%	11.56%	12.75%	10.51%	11.94%
Tier I capital (to average assets)	8.56%	8.20%	8.79%	7.29%	8.14%

Per Share Data:
Basic and diluted earnings (loss) per share	$0.54	$0.43	$0.10 (4)	―	―
Book value per share	$15.48	$13.32	$14.77	NA	NA
Cash dividends declared	$0.19	$0.12	―	NA	NA

Other Data:
Number of full service offices	8	7	7	7	7
Full time equivalent employees	134	126	116	112	111

(1)   The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the year.
(2)   The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)   The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
        NM – Not meaningful.
        NA – Not applicable.
(4)   For the period from the conversion date of October 1, 2007 to December 31, 2007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

General.  Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on our deposits and borrowings. Results of operations are also affected by fee income from banking operations, provisions for loan losses, reductions in fair value of available-for-sale and held-to-maturity securities that are other than temporary and other miscellaneous income.  Our noninterest expense consists primarily of compensation and employee benefits, office occupancy, marketing, general administrative expenses and income tax expense.

Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K.

Economic Conditions.  Financial institutions have been affected by a lack of liquidity and credit deterioration, resulting in depressed valuations and failures of certain banks.  In October 2008, the Emergency Economic Stabilization Act of 2008 (“ESSA”) was enacted, providing for $700 billion in funding to the U.S. Treasury to restore liquidity and stability to the U.S. financial system and includes extensive tax, energy and disaster relief provisions.  In December 2008, we elected to not participate in the U.S. Treasury Capital Purchase Program and at December 31, 2009 Beacon Federal was categorized as “well capitalized” under regulatory capital requirements.

BEACON FEDERAL BANCORP, INC.

The national economy, as well as the local economies within our market areas, remains weak.  The economy has been marked by higher unemployment rates, rising numbers of foreclosures, declining home prices and contractions in business and consumer credit.  The national unemployment rate rose to 10.0% in December 2009 from 7.4% at the end of 2008.  The unemployment rate in the Company’s primary market area in New York is slightly below the national average, rising to 9.0% in December 2009 from 6.6% at the end of 2008.

The Federal Open Market Committee has responded by keeping the targeted federal funds rate between 0.00% and 0.25% since December 2008.  The reduced federal funds rate has increased the Company’s net interest margin and net interest income.  However, price competition for loans and deposits has increased.  The Federal Reserve has indicated that interest rates for consumers and businesses will remain unchanged for the near term to foster the economic recovery.

Operating Results.  Net income for 2009 was $3.5 million, up $6.5 million from 2008’s net loss of $3.0 million. The increase in net income reflected a substantially lower OTTI credit loss on debt securities, increases in net interest income and noninterest income and lower provision for loan losses, partially offset by higher other noninterest expenses and income taxes.

The lower provision for loan losses resulted from a decline in net loan charge-offs, when compared to the same period a year ago partially offset by the higher balance of nonperforming loans.  See “Item 1. Business — Non-Performing and Problem Assets” contained in our Annual Report on Form 10-K for further discussion regarding the change in the level of nonperforming loans.

Financial Condition.  Total assets increased by $45.6 million to $1.07 billion at December 31, 2009 from $1.02 billion at December 31, 2008.  The increase was the result of a $45.4 million increase in net loans, a $27.4 million increase in securities available for sale and a $9.2 million increase in premises and equipment, partially offset by a $23.3 million decrease in trading account assets, an $8.8 million decrease in securities held to maturity and a $5.3 million decrease in cash and cash equivalents.  The net increase in total assets was funded by a $66.8 million increase in deposits and a $7.7 million increase in capital lease obligation, partially offset by a $27.5 million decrease in borrowings.  Stockholders’ equity decreased by $0.8 million to $101.3 million at December 31, 2009 from $102.1 million at December 31, 2008.  The decrease reflected the repurchase of $9.5 million of common stock and cash dividends of $1.2 million, partially offset by a decrease in unrealized losses on securities of $4.7 million, net income of $3.5 million, stock option and awards of $1.1 million and a release of ESOP shares of $0.6 million.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies.  We consider the following to be our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses reflects management’s best estimate of probable loan losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged against income.  In determining the allowance for loan losses, management makes significant estimates.  The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

A substantial amount of our loan portfolio is collateralized by real estate.  Appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans.  Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties.  Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance.  The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, adequacy of the underlying collateral, financial strength of the borrower, results of internal and external loan reviews and other relevant factors.  This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

BEACON FEDERAL BANCORP, INC.

The analysis of the allowance for loan losses has two components:  specific and general allocations.  Specific allocations are made for loans that are determined to be impaired or loans otherwise adversely classified.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining non-classified loans by type of loan.  We also analyze historical loan loss experience for the last four years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type.  The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current, national and local economic and business conditions.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations.  Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

Securities Impairment.  We periodically perform analyses to determine whether there has been an other-than-temporary decline in the value of one or more of our securities.  Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity.  Our held-to-maturity securities portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost.  We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary.  If such decline is deemed other-than-temporary, we adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations for the credit portion of the loss, with the remaining portion of the loss related to all other factors charged to other comprehensive income, net of taxes. The market values of our securities are affected by changes in interest rates.

Comparison of Financial Condition at December 31, 2009 and 2008

Trading Account Assets.  Proceeds received from sale of trading account assets, which consisted of 30-year mortgages, were used to fund purchases of agency securities and originations of loans.

Loans, Net.  Net loans increased by $45.4 million, or 5.9%, to $816.1 million at December 31, 2009 from $770.7 million at December 31, 2008, reflecting our focus on growing the loan portfolios through strong business relationships maintained by our loan staff in their local markets.  During 2009, loan growth was experienced primarily in secured consumer, commercial real estate and commercial business loans.  Secured consumer loans, consisting primarily of indirect automobile loans, increased by $28.5 million, or 20.4%, to $168.2 million at December 31, 2009 from $139.7 million at December 31, 2008.  In addition, commercial real estate loans increased by $18.6 million, or 18.8% and commercial business loans increased by $14.9 million, or 17.2%, reflecting our emphasis on the origination of these types of loans.  Residential real estate, multi-family and construction loans grew modestly, while home equity loans decreased.

Securities.  Securities available for sale increased by $27.4 million to $167.2 million at December 31, 2009 from $139.8 million at December 31, 2008.  The increase in securities available for sale reflected primarily purchases of $76.6 million outpacing maturities and principal payments received of $55.2 million.  The purchases during 2009 included primarily agency collateralized mortgage obligations and agency security obligations.  There were no pooled trust preferred securities purchased during 2009.  Securities held to maturity decreased by $8.7 million as a result of maturities, to $14.6 million at December 31, 2009.

Premises and Equipment, Net.  Premises and equipment, net increased primarily as a result of the Company entering into a $7.8 million capital lease for the new branch and corporate headquarters constructed at 6611 Manlius Center Road, in East Syracuse, New York.

Other Assets.  Federal Home Loan Bank of New York stock decreased by $1.6 million to $11.5 million at December 31, 2009 as a result of the Company’s lower level of FHLB advances outstanding, which required redemption of the stock.  Accrued interest receivable decreased slightly due to lower yields on loans and timing of interest receipts, partially offset by a higher loan balance.  In addition, other assets increased by $2.9 million to $15.7 million at December 31, 2009, primarily as a result of a $4.3 million prepayment of FDIC insurance assessments for the years 2010 through 2012, partially offset by the timing of certain other prepaid items.

Deposits.  Deposits increased by $66.8 million, or 10.7%, to $693.3 million at December 31, 2009 from $626.5 million at December 31, 2008, due to the success of promotional efforts throughout the year to attract additional deposits.  Certificate of deposit accounts increased by $51.9 million and represented the largest dollar increase in our deposit accounts.  Money market accounts, savings accounts, non-interest bearing demand accounts and checking accounts increased by $8.5 million, $3.1 million, $1.8 million and $1.5 million, respectively.

Borrowings.  FHLB advances decreased by $27.5 million, or 12.6%, to $191.1 million at December 31, 2009 from $218.6 million at December 31, 2008.  Retail certificates of deposit were generally utilized to a greater degree to fund loans.  The Company also has access to alternative sources of financing, including brokered deposits, CDARS and the Borrower-in-Custody (“BIC”) program with the Federal Reserve Bank of New York.

BEACON FEDERAL BANCORP, INC.

Stockholders’ Equity.  Stockholders’ equity decreased by $0.8 million, or less than 1%, to $101.3 million at December 31, 2009 from $102.1 million at December 31, 2008.  The decrease reflected the repurchase of $9.5 million of common stock and cash dividends of $1.2 million, partially offset by a decrease in unrealized losses on securities of $4.7 million, net income of $3.5 million, stock options and awards of $1.1 million and release of ESOP shares of $0.6 million.

As a result of the recent OTTI accounting guidance in FASB ASC 320-10, a cumulative effect for a change in accounting adjustment of $1.9 million was recognized at March 31, 2009 to increase retained earnings and accumulated other comprehensive loss.  This adjustment had no net impact on total stockholders’ equity, but increased regulatory capital by $1.9 million.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

Interest Income.  Interest income decreased by $0.7 million, or 1.2%, to $55.6 million for the year ended December 31, 2009 from $56.3 million for the year ended December 31, 2008.  The decrease resulted generally from lower yields on interest-earning assets, partially offset by a higher average balance of loans.  We were able to fund the increase in the average balances of loans and securities through deposit growth during the year.

Interest income on loans increased to $46.3 million for the year ended December 31, 2009 from $45.9 million for the year ended December 31, 2008.  The effect of a higher average balance was partially offset by a lower average yield. The average balance on loans increased to $816.9 million for the year ended December 31, 2009 from $758.1 million for the year ended December 31, 2008, reflecting our continued emphasis on loan growth.  We have experienced growth particularly in commercial real estate, automobile and commercial business loans, partially offset by a lower level of home equity loans.  The average yield on loans declined 40 basis points to 5.66% for the year ended December 31, 2009, which reflected a decline in the yield on loans indexed to prime, partially offset by the greater proportion of higher-yielding commercial real estate, commercial business and secured consumer loans in our loan portfolio during 2009 compared to 2008.

Interest income on securities, including FHLB stock, decreased by $0.7 million, or 7.0%, to $9.3 million for the year ended December 31, 2009 from $10.0 million for the year ended December 31, 2008, reflecting lower average yields on such securities to 5.08% from 5.48%, as the average balance of such securities remained relatively unchanged (to $183.4 million from $182.9 million).

Interest on interest-earning deposits at other financial institutions decreased to $41,000 for the year ended December 31, 2009 from $369,000 for last year, reflecting lower yields on such interest-earning assets, which consisted primarily of the FHLB daily time account, partially offset by higher average balances.

Interest Expense.  Interest expense decreased by $4.2 million, or 13.3%, to $27.2 million for the year ended December 31, 2009 from $31.3 million for the year ended December 31, 2008.  The decrease in interest expense reflected primarily lower average rates on deposits, partially offset by higher balances of deposits.

Interest expense on deposits decreased by $3.4 million, or 17.9%, to $15.6 million for the year ended December 31, 2009 from $19.0 million for the year ended December 31, 2008, reflecting a decrease in average rate paid on deposits to 2.46% from 3.52%, partially offset by a higher average balance.  The lower deposit costs resulted from a decline in market interest rates.  The average balance of deposits increased to $632.6 million for the year ended December 31, 2009 from $539.4 million for the year ended December 31, 2008.  The average balance of non-interest bearing deposits increased 16.8% to $32.4 million for the year ended December 31, 2009, from $27.7 million for the year ended December 31, 2008.

Interest expense on checking and money market accounts decreased to $3.6 million from $6.1 million, reflecting substantially lower average rates on such accounts (1.75% for 2009 compared to 3.28% for 2008), partially offset by higher average balances on such accounts ($204.1 million compared to $185.0 million).  Interest expense on certificates of deposit also decreased to $11.8 million for the year ended December 31, 2009 from $12.6 million for the year ended December 31, 2008, due primarily to a lower average rate (3.19% compared to 4.27%), partially offset by higher average balances of such deposits ($370.0 million compared to $294.1 million).  At December 31, 2009 and December 31, 2008, we had $62.7 million and $77.5 million, respectively, in brokered deposits.  Brokered deposits are highly susceptible to withdrawal at maturity if the rates we pay on such deposits are not competitive.

Interest expense on borrowings decreased to $11.6 million for the year ended December 31, 2009 from $12.4 million for the year ended December 31, 2008.  The decrease was due primarily to a lower average rate as the interest rates paid on such borrowings decreased to 4.12% from 4.21%.  The average rates decreased primarily as a result of the maturity of certain high paying advances.  At December 31, 2008, we had $27.5 million of FHLB advances with an average rate of 4.72% which matured during 2009.

BEACON FEDERAL BANCORP, INC.

Interest expense on FHLB advances decreased to $9.0 million for 2009 compared to $10.8 million for 2008, as we decreased our average balances of such advances to $207.5 million from $243.7 million, and had a decrease in the average rate paid on such advances to 4.31% from 4.44%.  The interest expense on reverse repurchase agreements increased to $2.2 million from $1.5 million reflecting a higher average balance of $70.0 million in 2009 from $49.8 million in 2008, and an increase in the average rate paid on such balances to 3.21% in 2009 from 3.09% in 2008.

Net Interest Income.  Net interest income increased by $3.5 million, or 14.0%, to $28.5 million for the year ended December 31, 2009 from $25.0 million for the year ended December 31, 2008.  The increase in net interest income was due to a higher interest rate spread partially offset by a decrease in net interest-earning assets.  Our net interest rate spread increased to 2.49% for the year ended December 31, 2009 from 2.14% for the year ended December 31, 2008 and the net interest margin increased to 2.79% from 2.61%.  The higher interest rate spread was attributable to a lower cost of funds.  The cost of funds decreased 79 basis points, while the yield on interest-earning assets declined by 44 basis points.

Net interest-earning assets decreased to $104.9 million for the year ended December 31, 2009 from $122.3 million for the year ended December 31, 2008.  The decline in net interest-earning assets was principally related to the realized and unrealized losses recognized in the Company’s securities portfolio and, to a lesser extent, repurchases of common stock.

Provision for Loan Losses.  We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date.  In determining the level of the allowance for loan losses, we consider specific and general components.  The specific component relates to loans that are individually classified as impaired, for which the carrying value of the loan exceeds the fair value of the collateral, net of selling costs, or the present value of expected future cash flows. The general component covers non-impaired loans and is based on the historical loan loss experience for the last four years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type.  The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current national and local economic and business conditions.

We recorded a provision for loan losses of $7.7 million for the year ended December 31, 2009 compared to a provision for loan losses of $8.9 million for the year ended December 31, 2008.  The provision for loan losses was lower as a result of a decline in net loan charge-offs, substantially offset by an increase in nonperforming loans, when compared to the same period a year ago.

Net loan charge-offs were $2.6 million for the year ended December 31, 2009 compared to net loan charge-offs of $5.1 million for the year ended December 31, 2008.  Net loan charge-offs were lower primarily due to fewer commercial business loan charge-offs, partially offset by greater commercial real estate and consumer loan charge-offs during 2009.

The allowance for loan losses was $15.6 million, or 1.89% of total loans at December 31, 2009 compared to $10.5 million, or 1.36%, of total loans at December 31, 2008.  Total nonperforming loans increased by $8.2 million to $12.9 million at December 31, 2009 compared to $4.7 million at December 31, 2008.  Nonperforming loans at December 31, 2009 were primarily secured by commercial real estate, multi-family and 1-4 family residential real estate and commercial business assets.  We used the same methodology in assessing the allowances for both years.  To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the year ended December 31, 2009 and 2008.

Noninterest Income.  Noninterest income increased by 22.1% to $5.3 million for the year ended December 31, 2009 from $4.3 million for the year ended December 31, 2008.  Commission and fee income for 2009 and 2008 included income from credit life and disability insurance of $162,000 and $199,000, respectively, due to a lower experience rate of claims filed by the Company’s customers.   Other noninterest income increased by $539,000 to $866,000 for the year ended December 31, 2009, as a result of a higher level of loan servicing fees and other miscellaneous fee income.  Gain on sale of loans increased by $424,000 to $595,000 for 2009 due to a higher volume of loans sold in the secondary market.  The Company received $91.5 million from proceeds of loans sold for 2009, compared to $37.5 million during 2008.  The Company increased the level of 20-year and 30-year mortgages sold in the secondary market as a result of a continuing, favorable low interest rate environment for the origination of fixed rate loans, which result in additional servicing income and a reduction in long-term interest rate risk.  Service charges increased by $151,000 to $3.0 million for the year ended December 31, 2009, reflecting higher deposit-related fees.  The cash surrender value of the Company’s BOLI investment decreased by $249,000, when compared to the same period last year, due to a lower asset yield.

During 2008, the Company sold its remaining investment in Fannie Mae and Freddie Mac preferred stock at a loss of $349,000.  This loss was partially offset by a gain of $129,000 recognized on the sale of the Company’s equity investment in Visa, Inc., acquired as part of the restructuring that resulted in Visa, Inc. issuing common stock to members of Visa U.S.A.

BEACON FEDERAL BANCORP, INC.

Noninterest Expense.  Noninterest expense decreased by $5.3 million, or 20.4%, to $20.5 million for the year ended December 31, 2009 from $25.8 million for the year ended December 31, 2008.  The decrease reflected a substantially lower OTTI credit loss on debt securities.  The decline in OTTI credit loss was partially offset by higher salaries and employee benefits, FDIC premium expense, occupancy and equipment expense and prepayment penalty on FHLB advances.

The Company recognized an OTTI loss of $1.7 million on four collateralized mortgage obligations and two trust preferred securities during the year ended December 31, 2009 compared to an OTTI loss of $10.8 million on Fannie Mae and Freddie Mac preferred stock issues, one collateralized mortgage obligation and two trust preferred securities during the year ended December 31, 2008.  See Note 3 of Notes to Consolidated Financial Statements for further information regarding the impairment losses on securities.

Salaries and employee benefits increased by $1.7 million due primarily to the recognition of a full year of vesting for stock option and stock award expenses in 2009 of $249,000 and $840,000, respectively, and an increase in salary and employee insurance benefits of $659,000.  The stock option and stock awards expense for 2008 was in aggregate $95,000, reflecting only a short period of vesting based on option and award grant date of November 26, 2008.  There will be another full year of vesting of stock awards and stock options for 2010 and approximately eleven months of vesting for 2011.  The rest of the increase in salaries and benefits was primarily due to an increase of eight full time equivalent employees and normal base salary increases.

FDIC premium expense increased by $1.3 million to $1.7 million for the year ended December 31, 2009 due primarily to the FDIC special assessment of $479,000, growth of the Bank, and a higher regular, risk-based assessment for all financial institutions.

Occupancy and equipment expense increased due primarily to higher depreciation expense related to the Bank’s new headquarters and core data processing system.

During the year ended December 31, 2009, the Company recognized in noninterest expense a $241,000 prepayment penalty on $10.0 million of fixed-rate FHLB advances.  The prepayment penalty on FHLB advances was incurred to improve the Company’s net interest margin and allow short-term funding of anticipated growth in the near term.

Income Tax Expense.  The provision for income taxes was $2.0 million for the year ended December 31, 2009 compared to an income tax benefit of $2.4 million for the year ended December 31, 2008.  The increase was due to pre-tax income in the current year as compared to the pre-tax loss in 2008.  Our effective tax rate was 36.0% for the year ended December 31, 2009 compared to 44.2% for the year ended December 31, 2008.  The effective tax rate for 2009 did not reflect certain tax deductions for dividends received and transfers of capital tax losses to ordinary tax losses recognized during 2008.  In addition, 2009 included a lower amount of tax-exempt BOLI income.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and rates, and certain other information for the years indicated.  No tax-equivalent yield adjustments were made, as the effect thereof was not material.  All average balances are monthly average balances.  Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

BEACON FEDERAL BANCORP, INC.

				For the years Ended December 31,
	2009			2008			2007
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans	$816,931	$46,271	5.66%	$758,065	$45,916	6.06%	$621,035	$38,912	6.27%
Securities	170,968	8,700	5.09	169,755	9,295	5.48	68,455	3,678	5.37
FHLB stock	12,476	625	5.01	13,127	732	5.58	6,810	402	5.90
Interest-earning deposits	18,535	41	0.22	14,300	369	2.58	16,103	773	4.80
Total interest-earning assets	1,018,910	55,637	5.46	955,247	56,312	5.90	712,403	43,765	6.14
Non-interest-earning assets	28,849			19,833			8,475
Total assets	$1,047,759			$975,080			$720,878

Interest-bearing liabilities:
Savings	$58,475	194	0.33	$60,289	328	0.54	$65,525	536	0.82
Money market accounts	150,538	2,920	1.94	139,671	4,781	3.42	111,837	5,145	4.60
NOW accounts	53,590	662	1.24	45,334	1,290	2.85	46,589	1,371	2.94
Time accounts	370,013	11,797	3.19	294,127	12,562	4.27	276,398	13,760	4.98
Total deposits	632,616	15,573	2.46	539,421	18,961	3.52	500,349	20,812	4.16
FHLB advances	207,487	8,952	4.31	243,736	10,833	4.44	130,944	6,310	4.82
Reverse repurchase agreements	70,000	2,244	3.21	49,836	1,541	3.09	9,659	409	4.23
Lease obligation	3,936	392	9.96	-	-	-	-	-	-
Total interest-bearing liabilities	914,039	27,161	2.97	832,993	31,335	3.76	640,952	27,531	4.30

Non-interest-bearing deposits	32,357			27,711			16,278
Other non-interest-bearing liabilities	6,166			4,440			1,886
Total liabilities	952,562			865,144			659,116
Stockholders' equity	95,197			109,936			61,762
Total liabilities and equity	$1,047,759			$975,080			$720,878

Net interest income		$28,476			$24,977			$16,234

Net interest rate spread			2.49%			2.14%			1.84%

Net interest-earning assets	$104,871			$122,254			$71,451

Net interest margin			2.79%			2.61%			2.28%

Average of interest-earning assets to
interest-bearing liabilities			111.47%			114.68%			111.15%

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The total column represents the sum of the prior columns.  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

BEACON FEDERAL BANCORP, INC.

	Years Ended December 31,			Years Ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans	$3,470	$(3,115)	$355	$8,257	$(1,253)	$7,004
Securities	67	(662)	(595)	5,540	77	5,617
FHLB stock	(35)	(72)	(107)	350	(20)	330
Interest-earning deposits	84	(412)	(328)	(79)	(325)	(404)

Total interest-earning assets	3,586	(4,261)	(675)	14,068	(1,521)	12,547

Interest-bearing liabilities:
NOW and money market accounts	575	(3,064)	(2,489)	2,184	(2,629)	(445)
Savings accounts	(10)	(124)	(134)	(39)	(169)	(208)
Certificates of Deposit	2,822	(3,587)	(765)	980	(2,178)	(1,198)
Total deposits	3,387	(6,775)	(3,388)	3,125	(4,976)	(1,851)
Reverse repurchase agreements	641	62	703	1,210	(78)	1,132
FHLB advances	(1,572)	(309)	(1,881)	4,979	(456)	4,523
Lease obligation	196	196	392	-	-	0

Total interest-bearing liabilities	2,652	(6,826)	(4,174)	9,314	(5,510)	3,804

Change in net interest income	$934	$2,565	$3,499	$4,754	$3,989	$8,743

Management of Market Risk

General.  Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk.  We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates.  Accordingly, our Board of Directors has established an Asset/Liability Management Committee, that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Our interest rate sensitivity is monitored through the use of a net interest income simulation model, which generates estimates of the change in our net interest income over a range of interest rate scenarios. The modeling assumes loan prepayment rates, reinvestment rates and deposit decay rates based on historical experience and current economic conditions.

We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates.  As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

(i)	actively market adjustable-rate residential mortgage loans;

(ii)
actively market commercial business loans, which tend to have shorter terms and higher interest rates than residential mortgage loans, and which generate customer relationships that can result in higher non-interest-bearing demand deposit accounts;

(iii)
lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the Federal Home Loan Bank of New York and brokered deposits;

(iv)	invest in shorter- to medium-term securities;

BEACON FEDERAL BANCORP, INC.

(v)	sell a portion of our one- to four-family mortgage loans with maturities of 20 years or more;

(vi)	use interest rate caps, as determined by the Asset/Liability Management Committee, to attempt to preserve net interest income in periods of rising short-term interest rates;

(vii)	originate high volumes of consumer loans, which have shorter terms, including direct and indirect automobile loans; and

(viii)	maintain high levels of capital.

Net Portfolio Value of Beacon Federal.  The OTS requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.  The OTS provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value.  The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value.  Historically, the OTS model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments.  However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.  The assumptions were expanded to include an increase and decrease of 50 basis points.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 2% to 3% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.  The OTS provides us the results of the interest rate sensitivity model, which is based on information we provide to the OTS to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2009, the OTS’s calculation of the estimated changes in the Bank’s net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.  Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

				NPV as a Percentage of Present Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis	Estimated	NPV		NPV	(Decrease)
points) (1)	NPV (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)
+300	$50,062	$(37,167)	(43.0)%	4.87%	(307)
+200	65,407	(21,822)	(25.0)%	6.21%	(173)
+100	78,706	(8,523)	(10.0)%	7.31%	(63)
+50	82,078	(5,151)	(6.0)%	7.55%	(39)
—	87,229	—	—	7.94%	—
-50	87,967	738	1.0%	7.95%	1
-100	89,990	2,761	3.0%	8.07%	13

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2009, in the event of a 200 basis point increase in interest rates, we would experience a 25% decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 3% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value.  Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities.  Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

BEACON FEDERAL BANCORP, INC.

Net Interest Income.  In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our internal net interest income model.  Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.  In our model, we estimate what our net interest income would be for a twelve-month period using historical data for assumptions such as loan prepayment rates and deposit decay rates, the current term structure for interest rates, and current deposit and loan offering rates. We then calculate what the net interest income would be for the same period in the event of an instantaneous 200 basis point increase or 100 basis point decrease in market interest rates.  As of December 31, 2009, using our internal interest rate risk model, we estimated that our net interest income for the year ending December 31, 2010 would decrease by 2.0% in the event of an instantaneous 200 basis point increase in market interest rates, and would decrease by 0.5% in the event of an instantaneous 100 basis point decrease in market interest rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature.  Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, brokered deposits, and maturities and sales of securities.  In addition, we have the ability to collateralize borrowings in the wholesale markets.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions and competition.  Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We seek to maintain a liquidity ratio (which includes wholesale funding capacity) of 8.0% or greater.  For the year ended December 31, 2009, our liquidity ratio averaged 12.7%.  We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2009.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $13.0 million.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $167.2 million at December 31, 2009. On that date, we had $191.1 million of Federal Home Loan Bank advances outstanding, with the ability to borrow an additional $44.1 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2009, we had $44.0 million in loan commitments outstanding.  In addition to commitments to originate loans, we had $62.4 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2009 totaled $219.9 million, or 31.7% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales and brokered deposits. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2010. We believe, however, based on past experience, a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans. During the year ended December 31, 2009, we originated $323.2 million of loans, and during the year ended December 31, 2008, we originated $316.2 million of loans.  We purchased $76.6 million of securities during the year ended December 31, 2009, and we purchased $122.2 million of securities during the year ended December 31, 2008.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances.  We experienced a net increase in total deposits of $66.8 million for the year ended December 31, 2009 and a net increase in total deposits of $112.0 million for the year ended December 31, 2008.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.   During 2009, the Company repurchased 1,120,187 outstanding shares of its common stock at a total cost of $9.5 million.  The Company paid cash dividends of $1.2 million for the year.

.
BEACON FEDERAL BANCORP, INC.

Federal Home Loan Bank advances decreased by $27.5 million for the year ended December 31, 2009 compared to a decrease of $8.2 million for the year ended December 31, 2008.  Federal Home Loan Bank advances have primarily been used to fund loan demand. At December 31, 2009, we had the ability to borrow an additional $44.1 million with a maximum borrowing capacity of $235.1 million from the Federal Home Loan Bank of New York.  In the near term, the Company can utilize alternative sources of financing, including brokered deposits.  The Company is attempting to pledge additional assets, other than single-family loans and securities, in order to increase its borrowing capacity with the Federal Home Loan Bank.

Beacon Federal is subject to various regulatory capital requirements, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2009, Beacon Federal exceeded all regulatory capital requirements.  Beacon Federal is considered “well capitalized” under regulatory guidelines. See “Item 1. Business—Supervision and Regulation—Federal Banking Regulation—Capital Requirements” contained in our Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit.  While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may and are likely to expire without being drawn upon.  Such commitments are subject to the same credit policies and approval process accorded to loans we make.

Recent Accounting Pronouncements

In December 2009, the FASB issued ASU No. 2009-16, “Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets.” This ASU incorporates SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 166”), issued by the FASB in June 2009, within the FASB ASC. This ASU removes the concept of a qualifying special-purpose entity and establishes a new “participating interest” definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale, and changes the amount that can be recognized as a gain or loss on a transfer accounted for as a sale when beneficial interests are received by the transferor. Enhanced disclosures are also required to provide information about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. This ASU must be applied as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  The Company adopted this guidance effective January 1, 2010 with no material impact to the Company’s financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” This ASU incorporates SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), issued by the FASB in June 2009, within the FASB ASC. This ASU amends previous accounting related to the Consolidation of Variable Interest Entities to require an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (2) has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Also, this ASU requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise’s involvement in a VIE. This ASU will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. We have evaluated this new ASU and have determined that our involvement with variable interest entities is not significant and therefore there are no significant impacts to our financial position or results of operations.

FASB ASC 820, “Fair Value Measurements and Disclosures,” has been updated to require disclosure of transfers in or out of level 1 and 2 inputs; and activity in Level 3 fair value measurements on a gross basis rather than net.  In addition, the update clarifies existing disclosures related to the level of disaggregation and inputs and valuation techniques.  The gross presentation of level 3 roll forward activity would be effective for interim and annual reporting periods beginning after December 15, 2010.  All other disclosures become effective for the first fiscal year and interim periods beginning after December 15, 2009.  The Company is currently evaluating this new disclosure guidance.

BEACON FEDERAL BANCORP, INC.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.”  This ASU removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements.  The amendment did not change the requirement for the Company to evaluate subsequent events through the date the financial statements are issued.  The Company adopted this guidance on the date the ASU was issued with no material impact on the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Beacon Federal Bancorp, Inc.
East Syracuse, New York

We have audited the accompanying consolidated balance sheets of Beacon Federal Bancorp, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beacon Federal Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

New York, New York
March 19, 2010

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(Dollars in thousands)

	December 31,	December 31,
ASSETS	2009	2008

Cash and cash equivalents - cash and due from financial institutions	$12,993	18,297
Interest-bearing deposits in other financial institutions	170	536
Trading account assets	-	23,337
Securities available for sale	167,238	139,803
Securities held to maturity (fair value of $14,500 and $21,955, respectively)	14,561	23,315
Loans held for sale	940	1,536
Loans, net of allowance for loan losses of $15,631 and $10,546, respectively	816,061	770,695
Federal Home Loan Bank (“FHLB”) of New York stock	11,487	13,080
Premises and equipment, net	12,604	3,437
Accrued interest receivable	3,888	3,985
Foreclosed and repossessed assets	797	149
Bank-owned life insurance (“BOLI”)	10,488	10,369
Other assets	15,670	12,804
Total assets	$1,066,897	$1,021,343

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$693,297	$626,467
Federal Home Loan Bank advances	191,094	218,641
Securities sold under agreement to repurchase	70,000	70,000
Accrued interest payable and other liabilities	3,511	4,150
Capital lease obligation	7,736	-
Total liabilities	965,638	919,258
Commitments and contingencies (Notes 14 and 15)
Preferred stock, $.01 par value, 50,000,000 shares authorized;
none issued or outstanding
Common stock, $.01 par value, 100,000,000 shares authorized; 7,653,565 shares issued and 6,533,378 shares outstanding at December 31, 2009
and 7,662,315 shares issued and outstanding at December 31, 2008	74	74
Additional paid-in capital	73,156	72,160
Retained earnings-substantially restricted	47,021	42,835
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(3,997)	(4,733)
Accumulated other comprehensive loss, net	(5,462)	(8,251)
Treasury stock, 1,120,187 shares at December 31, 2009, at cost	(9,533)	-
Total stockholders' equity	101,259	102,085
Total liabilities and stockholders' equity	$1,066,897	$1,021,343

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended
	December 31,
	2009	2008
Interest and dividend income:
Loans, including fees	$46,271	$45,916
Securities	8,700	9,295
FHLB stock	625	732
Federal funds sold and other	41	369
Total interest income	55,637	56,312
Interest expense:
Deposits	15,573	18,961
FHLB advances	8,952	10,833
Securities sold under agreement to repurchase	2,244	1,541
Lease obligation	392	-
Total interest expense	27,161	31,335
Net interest income	28,476	24,977
Provision for loan losses	7,695	8,857
Net interest income after provision
for loan losses	20,781	16,120
Noninterest income:
Service charges	3,042	2,891
Commission and fee income	642	670
Change in cash surrender value of BOLI	119	367
Trading account gain	-	105
Gain on sale of loans	595	171
Loss on sale of securities available for sale	-	(220)
Other	865	327
Total noninterest income	5,263	4,311
Noninterest expense:
Salaries and employee benefits	9,490	7,791
Occupancy and equipment	1,795	1,323
Advertising and marketing	478	513
Telephone, delivery and postage	730	784
Supplies	249	274
Audit and examination	651	592
FDIC premium expense	1,694	416
Provision for loss on servicing assets	154	192
Provision for loss on premises and equipment	-	23
Prepayment penalty on FHLB advances	241	-
Other-than-temporary impairment ("OTTI") credit loss on debt securities	1,707	10,768
OTTI loss on cost-method equity investment	166	-
Other	3,188	3,139
Total noninterest expense	20,543	25,815
Income (loss) before income taxes	5,501	(5,384)
Income tax expense (benefit)	1,978	(2,380)
Net income (loss)	$3,523	$(3,004)
Basic and diluted earnings (loss) per share	$0.54	$(0.43)

OTTI credit loss on securities:
Total OTTI loss on securities	$1,763
Portion of OTTI loss recognized in other
comprehensive loss before income taxes	(56)
OTTI credit loss on securities	$1,707

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended
	December 31,
	2009	2008

Common Stock	$74	$74

Additional paid-in capital:
Balance at beginning of year	72,160	72,080
Earned ESOP shares	(93)	(15)
Amortization of stock-based compensation expense	1,089	95
Balance at end of year	73,156	72,160

Retained earnings:
Balance at beginning of year	42,835	46,673
Adjustment for adoption of FASB ASC 320-10, net of taxes of $1,144	1,866	-
Balance at beginning of year, as adjusted	44,701	46,673
Net income (loss)	3,523	(3,004)
Cash dividends, $.19 and $.12 per share, respectively	(1,203)	(834)
Balance at end of year	47,021	42,835

Unearned ESOP shares:
Balance at beginning of year	(4,733)	(5,325)
Earned ESOP shares	736	592
Balance at end of year	(3,997)	(4,733)

Accumulated other comprehensive loss, net:
Balance at beginning of year	(8,251)	(328)
Adjustment for adoption of FASB ASC 320-10, net of taxes of $(1,144)	(1,866)	-
Balance at beginning of year, as adjusted	(10,117)	(328)
Net change in unrealized gains (losses) on available for sale
securities, net of taxes of $3,126 and $(9,677), respectively	4,689	(14,516)
Reclass for gain on sale of securities, net of tax of $88	-	132
Reclass for impairment writedown on securities, net
of tax benefit of $4,307	-	6,461
OTTI non-credit related loss on securities for which a
portion of the OTTI has been recognized in income,
net of taxes of $(22)	(34)	-
Balance at end of year	(5,462)	(8,251)

Treasury stock:
Balance at beginning of year	-	-
Repurchase of common stock, 1,120,187 shares	(9,533)	-
Balance at end of year	(9,533)	-
Total stockholders' equity	$101,259	$102,085

Comprehensive income (loss):
Net income (loss)	$3,523	$(3,004)
Net change in unrealized gains (losses) on available for sale
securities, net of taxes of $3,126 and $(9,677), respectively	4,689	(14,516)
Reclass for gain on sale of securities, net of tax of $88	-	132
Reclass for impairment writedown on securities, net
of tax benefit of $4,307	-	6,461
OTTI non-credit related loss on securities for which a
portion of the OTTI has been recognized in income,
net of taxes of $(22)	(34)	-
Comprehensive income (loss)	$8,178	$(10,927)

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$3,523	$(3,004)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Provision for loan losses	7,695	8,857
Provision for loss on servicing assets	154	192
Provision for loss on premises and equipment	-	23
OTTI credit loss on debt securities	1,707	10,768
OTTI loss on cost-method equity investment	166	-
Depreciation expense	974	474
ESOP expense	643	577
Amortization of stock options and awards	1,089	95
Amortization of net deferred loan costs	2,478	1,768
Net amortization of premiums on securities	58	83
Gain on sale of loans	(595)	(171)
Originations of loans held for sale	(90,336)	(38,166)
Proceeds from loans held for sale	91,527	37,497
Proceeds from sale of trading account assets	23,337	-
Trading account gain	-	(105)
Increase in cash surrender value of BOLI	(119)	(367)
Loss on sale of available for sale securities	-	220
Net change in:
Accrued interest receivable	97	(546)
Other assets	(6,124)	(5,923)
Accrued interest payable and other liabilities	(639)	637
Net cash provided by operating activities	35,635	12,909
Cash flows from investing activities:
Purchase of FHLB stock	(644)	(7,036)
Redemption of FHLB stock	2,237	5,073
Maturities of interest-bearing deposits	200	1,100
Securities held to maturity:
Maturities, prepayments and calls	8,707	6,114
Securities available for sale:
Maturities, prepayments and calls	55,218	50,802
Purchases	(76,612)	(122,236)
Proceeds from sale	-	273
Loan originations and payments, net	(57,803)	(95,376)
Purchase of premises and equipment	(2,341)	(432)
Proceeds from (additions to) foreclosed and repossessed assets	1,616	(13)
Net cash used for investing activities	$(69,422)	$(161,731)

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended December 31,
	2009	2008
Cash flows from financing activities:
Net change in deposits	$66,830	$111,979
Proceeds from FHLB advances	18,000	303,477
Repayment of FHLB advances	(45,547)	(311,651)
Proceeds from securities sold under agreement to repurchase	-	50,000
Repayment of lease obligation	(64)	-
Cash dividends	(1,203)	(834)
Repurchase of common stock	(9,533)	-
Net cash provided by financing activities	28,483	152,971
Net change in cash and cash equivalents	(5,304)	4,149
Cash and cash equivalents at beginning of year	18,297	14,148
Cash and cash equivalents at end of year	$12,993	$18,297
Supplemental cash flow information:
Interest paid	$27,737	$30,938
Income taxes paid	4,514	3,203
Supplemental schedule of non-cash investing and financing
activities:
Real estate and repossessions acquired in settlement of loans	2,264	469
Loans originated to finance the sale of foreclosed real estate	-	652
Transfer of loans to trading account assets	-	23,232
Building acquired with capital lease obligation	7,800	-

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Effective for all interim and annual periods ending after September 15, 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) became the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied to nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.

Nature of Operations and Principles of Consolidation:  The consolidated financial statements include Beacon Federal Bancorp, Inc. (“Company”); the Company’s wholly owned subsidiary, Beacon Federal (“Bank” or “Beacon Federal”); and the Bank’s wholly owned subsidiary, Beacon Comprehensive Services (“BCSC”).  The Company’s principal business is the business of the Bank.  Inter-company transactions and balances are eliminated in consolidation.

The Bank provides financial services through its offices in New York, Massachusetts, Texas, and Tennessee.  Its primary deposit products are checking, savings, money market and term certificate accounts, and its primary lending products are residential mortgage, commercial, and direct and indirect installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  There are no significant concentrations of loans to any one industry or customer.  However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.  Further, operations of the Bank are managed and financial performance is evaluated on an institution-wide basis.  As a result, all of the Bank’s operations are considered by management to be aggregated in one reportable operating segment.  The Bank’s subsidiary, BCSC, sells insurance and investment products and provides tax-preparation services.

Merger: On December 29, 2006, the Bank merged with Marcy Federal Credit Union, which was accounted for as a pooling of interests.

Conversion:  On October 1, 2007, Beacon Federal completed its conversion from a mutual savings association to a capital   stock corporation.  A new holding company, Beacon Federal Bancorp, Inc., was established as part of the conversion.  The public offering was consummated through the sale and issuance by the Company of 7,396,431 shares of common stock at $10 per share.  Net proceeds of $66,212 were raised in the stock offering, after deduction of estimated conversion costs of $1,835 and excluding $5,917 which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the ESOP), enabling it to purchase 591,714 shares of common stock in the offering.

Voting rights are held and exercised exclusively by the stockholders of the Company.  Deposit account holders will continue to be insured by the FDIC.  A liquidation account was established in the amount of $44,708, which represented the Bank’s total equity as of March 31, 2007, the latest balance sheet date in the final prospectus used in the conversion.

The Bank may not declare, pay a dividend on, or repurchase any of its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Any repurchases of the Company’s common stock will be conducted in accordance with applicable laws and regulations.

Use of Estimates:  To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.  The allowance for loan losses and writedown for other-than-temporary impairment losses on securities are particularly subject to change.

Cash and Cash Equivalents:  Cash and cash equivalents include cash and deposits with other financial institutions with original maturities under 90 days.  Net cash flows are reported for customer loan and deposit transactions.  Cash and cash equivalents include interest-bearing deposits in other financial institutions of $6,496 and $9,828 at December 31, 2009 and 2008, respectively.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securitizations and Trading Account Assets:  Trading account assets at December 31, 2008 represent the securitization of 30 year mortgage loans.  When the Company securitizes mortgage loans, it may hold a portion of the securities issued, including subordinated and other residual interests and interest-only strips, all of which are interests that continue to be held by the Company.  Interests in securitized mortgage loans that continue to be held by the Company, excluding servicing assets, if any, are classified as either securities available for sale or trading assets and are recorded at their allocated carrying amounts based on the relative fair value of the assets sold and interests that continue to be held by the Company.  These interests are subsequently carried at fair value, which is based on independent, third party market prices, market prices for similar assets, or discounted cash flow analyses.  If market prices are not available, fair value is derived by management’s best estimates of key assumptions, including credit losses, loan prepayment rates and discount rates commensurate with the risks involved.  Unrealized gains and losses on interests classified as available for sale are reported in other comprehensive loss, net of tax.  Realized gains and losses on interests classified as trading are recorded in non-interest income.

Securities:  Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as available for sale.  Securities available for sale are carried at fair value, with unrealized gains and losses reported in other comprehensive loss, net of tax.  The Company does not purchase securities for trading purposes.

The Bank is a member of the Federal Home Loan Bank of New York.  The required investment in the common stock is based upon a certain percentage of the Bank’s assets and advances.  Federal Home Loan. Bank stock is carried at cost, which represents redemption value, and periodically evaluated for impairment based on ultimate recovery of par value.  Dividends received on such stock are reported as income.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized using the interest method based upon anticipated prepayments.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses.  In estimating if losses are other-than-temporary, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the Company’s intent to sell the security or whether it is more likely than not that it will be required to sell the security before the anticipated recovery of its remaining amortized cost basis and (4) evaluation of cash flows to determine if they have been adversely affected.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of deferred loan costs and allowance for loan losses.  Interest income is accrued daily on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 120 days delinquent unless the loan is well-secured and in process of collection.  Consumer loans are typically charged off no later than 120 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued, but not received for loans placed on nonaccrual status, is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status if unpaid principal and interest amounts are repaid so that the loan is less than 120 days delinquent.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Additions to the allowance for loan losses are provided by charges to income based on various factors which, in the Bank’s judgment, deserve current recognition in estimating probable losses.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, for which the carrying value of the loan exceeds the fair value of the collateral or the present value of expected future cash flows, or loans otherwise adversely classified. The general component covers non-classified loans and is based on the historical loan loss experience for the last four years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type.  The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current, national and local economic and business conditions.

A loan is impaired when full payment under the loan terms is not expected.  Multi-family, commercial business and commercial real estate loans are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  The Bank is subject to periodic examination by regulatory agencies that may require the Bank to record increases in the allowances based on their evaluation of available information.  There can be no assurance that the Bank’s regulators will not require further increases to the allowances.

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Costs after acquisition are expensed.  Foreclosed assets also include properties for which the Bank has taken physical possession, even though formal foreclosure proceedings have not taken place.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Buildings, including the capital lease, and related components, are depreciated using the straight-line method with useful lives ranging from 4 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued Interest Receivable: Interest on securities and loans is accrued as earned. Accrued interest receivable as of December 31, 2009 and 2008 is summarized as follows:

	December 31,
	2009	2008

Securities	$814	$930
Loans	3,074	3,055
	$3,888	$3,985

Bank Owned Life Insurance:  In accordance with FASB ASC 325-30, “Investments-Other-Investments in Insurance Contracts,” Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Mortgage Servicing Rights:  Mortgage servicing rights on originated loans that have been sold or securitized for sale are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values.  For purposes of measuring impairment during the year ended December 31, 2008, the rights were stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic used for stratification was the type of loan, including coupon and loan age.  The amount of impairment recognized in non-interest expense was the amount by which the capitalized mortgage servicing rights for a stratum exceeded their fair value.  Capitalized servicing rights reported in other assets were amortized in proportion to and over the period of estimated net servicing revenues.

On January 1, 2009, the Company adopted the subsequent measurement provisions included in FASB ASC 860-50-35, “Transfers and Servicing-Servicing Assets and Liabilities,” and transferred its mortgage servicing rights from a class using the amortization method to the fair value method.  There was no cumulative effect adjustment recognized at the adoption date, since the carrying value approximated the fair value of the mortgage servicing rights.  Fair value is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model includes assumptions that market participants would use in estimating future net servicing income, including the discount rate, prepayment rate, ancillary income, float earnings rate, inflation rate, cost to service, acquisition costs and delinquency rates.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net income and the unrealized gains and losses on securities available for sale (AFS), net of taxes, which is also recognized as a separate component of stockholders’ equity.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan (“ESOP”):   The cost of shares issued to the ESOP, but not yet committed to be released, is shown as a reduction of stockholders’ equity.  For ESOP shares committed to be released, the Bank recognizes compensation expense equal to the average fair values of the shares committed to be released during the period in accordance with the provisions of FASB ASC 718-40-30, “Compensation-Stock Compensation-Employee Stock Ownership Plans.”  To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is charged or credited to stockholders’ equity as additional paid-in capital.  Dividends on allocated ESOP shares are charged to retained earnings.  Dividends on allocated ESOP shares are either paid to participants of the ESOP or used to repay the ESOP loan and related accrued interest.  Dividends on unallocated ESOP shares are used to repay the ESOP loan and related accrued interest.

Earnings (Loss) Per Share:  Earnings (loss) per share are based upon the weighted-average shares outstanding.  ESOP shares, which have been committed to be released and stock options, to the extent dilutive, are considered outstanding.  Under the treasury stock method, stock options are dilutive when the average market price of the Company’s common stock and effect of any unamortized compensation expense exceeds the option price during the period.  In addition, proceeds from the assumed exercise of dilutive stock options and related tax benefit are assumed to be used to repurchase common stock at the average market price during the period.

On January 1, 2009, the Company adopted recent accounting guidance included in FASB ASC 260-10, “Earnings Per Share,” which requires that unvested restricted stock awards that contain non-forfeitable rights to dividends are participating securities and are included in the EPS computation using the two-class method.  Prior period EPS data is adjusted retrospectively.  Prior period per share amounts were not impacted materially.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Following is a summary of basic and diluted earnings (loss) per common share:

	Years Ended
	December 31,
	2009	2008

Basic earnings (loss) per share:

Net income (loss)	$3,523	$(3,004)
Less dividends paid:
Common stock	1,158	823
Participating securities	45	11

Undistributed earnings (loss)	$2,320	$(3,838)

Weighted-average basic shares outstanding	6,258	6,895
Add: weighted-average participating
securities outstanding	257	22
Total weighted-average basic shares
and participating securities
outstanding	6,515	6,917

Distributed earnings per share	$0.18	$0.12
Undistributed earnings (loss) per share	0.36	(0.55)
Net income (loss) per share	$0.54	$(0.43)

Diluted earnings (loss) per share:

Undistributed earnings (loss)	$2,320	$(3,838)

Total weighted-average basic shares
and participating securities
outstanding	6,515	6,917
Add: Dilutive stock options	-	-
Total weighted-average diluted
shares and participating securities
outstanding	6,515	6,917

Distributed earnings per share	$0.18	$0.12
Undistributed earnings (loss) per share	0.36	(0.55)
Net income (loss) per share	$0.54	$(0.43)

Anti-dilutive option shares	17	4

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation:  Under the measurement provisions of FASB ASC 718-10-30 and FASB ASC 718-10-35, “Compensation-Stock Compensation,” compensation expense is recognized based on the fair value of awards granted which includes restricted stock and stock options, at the grant date and is recognized on a straight-line basis over the requisite service period, generally defined as the vesting period.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities,    computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Under FASB ASC 740-10-25, “Income Taxes,” a tax position is recognized as a benefit only if it is “more likely than not “that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  We recognize interest and penalties related to tax positions in income tax expense.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Notes 16 and 17.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Recent Accounting Pronouncements: The following paragraphs summarize recent accounting guidance and references to the FASB ASC:

FASB ASC 810-10-65, “Consolidation,”  improves the relevance, comparability, and transparency of the financial information that an entity provides in its consolidated financial statements by establishing accounting and reporting standards for a noncontrolling interest or minority interest, the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.

FASB ASC 805-10-10, “Business Combinations,” improves the relevance, representational faithfulness, and comparability of the financial information that an entity provides in its financial reports regarding business combinations and its effects.

This recent accounting guidance in FASB ASC 805 and FASB ASC 810 was adopted by the Company on January 1, 2009, and did not have a material impact on the Company’s financial position or results of operation.  At December 31, 2009, the Company did not have a noncontrolling interest.

FASB ASC 815-10-65, “Derivatives and Hedging,” requires enhanced disclosures about an entity’s derivative and hedging activities and improves the transparency of financial reporting.  The recent disclosure guidance in FASB ASC 815 was adopted January 1, 2009, and did not have a material impact on   the Company’s financial position or results of operation.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank adopted recent accounting guidance in FASB ASC 820-10, Fair Value Measurements and Disclosures,” for non-financial assets and liabilities that are not recognized or disclosed at fair value in the financial statements, effective January 1, 2009.  The guidance did not have a material impact on the Company’s financial condition or results of operation.

Recent accounting guidance in FASB ASC 820-10 provides factors to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability and circumstances that may indicate that a transaction is not orderly.  In those instances, adjustments to the transactions or quoted prices may be necessary to estimate fair value with FASB ASC 820-10.  This ASC does not apply to Level 1 inputs.  The guidance also requires additional disclosures, including inputs and valuation techniques used, and changes thereof, to measure the fair value.  The recent guidance included in FASB ASC 820-10 was early adopted, effective March 31, 2009, and did not have a material impact on the Company’s financial position or results of operation.

Recent accounting guidance in FASB ASC 320-10, “Investments-Debt and Equity Securities,” applies to debt securities classified as available-for-sale and held-to-maturity and makes other-than-temporary impairment guidance more operational and improves related presentation and disclosure requirements.  This ASC requires that impairment losses related to credit losses will be included in earnings. Impairments related to other factors will be included in other comprehensive income, when management asserts it does not have the intent to sell the security and it is not more likely than not that it will have to sell the security before its recovery.

For debt securities held at the beginning of the interim period of adoption for which an other-than-temporary impairment was previously recognized, if the entity does not intend to sell and it is not more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the entity will recognize the cumulative-effect adjustment, including related tax effects, to the beginning balance of retained earnings and corresponding adjustment to accumulated other comprehensive income.  The recent accounting guidance in FASB ASC 320-10 was early adopted, effective March 31, 2009.

A cumulative, net of tax, effect adjustment of $1,866 was recognized to retained earnings with the offset to other comprehensive loss.  The initial adoption of this guidance had no net impact on stockholders’ equity, but increased regulatory capital by $1,866.

FASB ASC 805-20, “Identifiable Assets and Liabilities, and Any Noncontrolling Interest,” amends and clarifies application issues regarding the initial recognition, measurement, accounting and disclosure of assets and liabilities arising from contingencies in a business combination.  FASB ASC 805-20 is effective for business combinations that occur during the first annual reporting period beginning after December 15, 2008.  The accounting guidance in this ASC was adopted January 1, 2009, and did not have a material impact on the Company’s financial position or results of operation.

In June 2009, the FASB issued exposure draft of Proposed Accounting Standards Update (“ASU”) No. 1700-100, “Credit Quality of Financing Receivables and Allowance for Credit Losses.”  This proposed ASU would require enhanced disclosures about the allowance for credit losses and the credit quality of financing receivables, disaggregated by portfolio segment or class.  The Company is currently reviewing these disclosures, which would be effective beginning with the first interim or annual reporting period ending after December 15, 2009.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.”  When a quoted price in an active market for the identical liability is not available, fair value should be measured using the quoted price of an identical liability when traded as an asset; quoted prices for similar liabilities or similar liabilities when traded as assets; or another valuation technique such as the income or market approach.  If a restriction exists that presents the transfer of a liability, a separate adjustment related to the restriction is not required when estimating fair value.  ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009.  The ASC was adopted, effective October 1, 2009, and did not have any material impact on the Company’s financial position or results of operation.

In December 2009, the FASB issued ASU No. 2009-16, “Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets.” This ASU incorporates SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 166”), issued by the FASB in June 2009, within the FASB ASC. This ASU removes the concept of a qualifying special-purpose entity and establishes a new “participating interest” definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale, and changes the amount that can be recognized as a gain or loss on a transfer accounted for as a sale when beneficial interests are received by the transferor. Enhanced disclosures are also required to provide information about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. This ASU must be applied as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  The ASC was adopted, effective January 1, 2010, and did not have any material impact on the Company’s financial position or results of operation.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.”  The ASU provides amendments that require disclosures of the transfers in or out of level 1 and 2 inputs and the reasons for the transfers and summary of activity in Level 3 fair value measurements on a gross basis rather than net.  In addition, the ASU   clarifies existing disclosures related to the level of disaggregation and inputs and valuation techniques.  The level 3 activity disclosures will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  All other disclosures will be effective for interim and annual periods beginning after December 15, 2009.  The Company is currently reviewing these disclosures.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.”  This ASU removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements.  The amendment did not change the requirement for the Company to evaluate subsequent events through the date the financial statements were issued.  The Company adopted this guidance on the date the ASU was issued with no material impact on the Company’s financial statements.

NOTE 2 – SECURITIZATIONS AND TRADING ACCOUNT ASSETS

Trading account assets had a fair value of $23,337 at December 31, 2008 and represent the securitization of  30 year mortgage loans.  The Company recognized a gain of $105 related to the loans committed and securitized for sale during the year ended December 31, 2008.  These assets were sold in 2009.  Servicing assets and recourse obligations related to the securitization at December 31, 2008 amounted to $130 and $0, respectively.  See Note 7 of Notes to Consolidated Financial Statements for additional discussion of servicing assets at December 31, 2008.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES

The amortized cost, unrealized gross gains and losses and fair values of securities at December 31, 2009 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value

Held to maturity:
Debt securities:
Mortgage backed securities	$4,850	$116	$-	$4,966
Collateralized mortgage obligations	9,711	146	(323)	9,534
Total	$14,561	$262	$(323)	$14,500

Available for sale:
Debt securities:
Treasuries	$100	$1	$-	$101
Agencies	26,002	21	(51)	25,972
Pooled trust preferred securities	12,755	-	(7,743)	5,012
Mortgage backed securities	39,629	1,646	(22)	41,253
Collateralized mortgage obligations	97,754	2,177	(5,031)	94,900
Total	$176,240	$3,845	$(12,847)	$167,238

Mortgage-backed securities and collateralized mortgage obligations are backed by single-family mortgage loans. The Company does not have any such securities backed by commercial real estate loans.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES (Continued)

The amortized cost, unrealized gross gains and losses and fair values of securities at December 31, 2008 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

Held to maturity:
Debt securities:
Mortgage backed securities	$6,291	$67	$(61)	$6,297
Collateralized mortgage obligations	17,024	77	(1,443)	15,658
Total	$23,315	$144	$(1,504)	$21,955

Available for sale:
Debt securities:
Treasuries	$100	$3	$-	$103
Agencies	3,000	3	-	3,003
Pooled trust preferred securities	12,318	-	(7,535)	4,783
Mortgage backed securities	47,508	1,144	(10)	48,642
Collateralized mortgage obligations	90,627	1,222	(8,577)	83,272
Total	$153,553	$2,372	$(16,122)	$139,803

Maturities of debt securities at December 31, 2009 are summarized as follows:

	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due within one year	$-	$-	$100	$101
Due after one through five years	-	-	11,005	11,013
Due after five through ten years	-	-	9,997	9,959
Due after ten years	-	-	17,755	10,012
	-	-	38,857	31,085
Mortgage backed securities	4,850	4,966	39,629	41,253
Collateralized mortgage obligations	9,711	9,534	97,754	94,900
	$14,561	$14,500	$176,240	$167,238

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES (Continued)

Securities with a carrying amount of $153,042 and $149,185 at December 31, 2009 and 2008 respectively, were pledged to secure advances from the FHLB and securities sold under agreement to repurchase.

Proceeds from sales of securities available for sale and gross realized gains and losses on such sales were $273, $129 and $349, respectively, for the year ended December 31, 2008.  There were no gross realized gains or losses for the year ended December 31, 2009.

Securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	loss	Value	loss	Value	loss

Agencies	$5,953	$(51)	$-	$-	$5,953	$(51)
Pooled trust
preferred securities	-	-	5,012	(7,743)	5,012	(7,743)
Mortgage-backed
securities	3,263	(22)	-	-	3,263	(22)
Collateralized
mortgage obligations	10,375	(79)	20,142	(5,275)	30,517	(5,354)
	$19,591	$(152)	$25,154	$(13,018)	$44,745	$(13,170)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	loss	Value	loss	Value	loss

Pooled trust
preferred securities	$4,783	$(7,535)	$-	$-	$4,783	$(7,535)
Mortgage-backed
securities	6,276	(32)	1,616	(39)	7,892	(71)
Collateralized
mortgage obligations	21,029	(5,612)	9,087	(4,408)	30,116	(10,020)
	$32,088	$(13,179)	$10,703	$(4,447)	$42,791	$(17,626)

No assurance can be made that the credit quality of the securities with unrealized losses at December 31, 2009 will not deteriorate in the future which may require future reductions in income for OTTI credit losses.

Agencies (2 issues).  The unrealized losses on the Company’s agencies were caused primarily by decreased liquidity and larger non-credit risk premiums for these securities.  Management of the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, which may be upon maturity.  Accordingly, the Company did not consider the unrealized losses on those securities to be other-than-temporarily impaired credit related losses at December 31, 2009.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES (Continued)

Pooled Trust Preferred Securities (PTPS) (6 issues).  The unrealized losses on the Company’s pooled trust preferred securities, which are backed by financial institution issuers, were caused by general market conditions for financial institutions, which is an industry sector that is relatively out of favor, and the resulting lack of liquidity in the market for securities issued by or backed by financial institutions.   Management of the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, which may be upon maturity.  The Company used a discounted cash flow (“DCF”) analysis to provide an estimate of the fair value which was more than the carrying amount.  Accordingly, the Company did not consider the unrealized losses on those securities to be other-than-temporarily impaired credit related losses at December 31, 2009.

 Our PTPS were rated “BBB+”, or lower, and the lowest was rated “Ca”, as discussed below under caption “Other-Than-Temporary Impairments.”

Mortgage-backed Securities (2 issues) and Collateralized Mortgage Obligations (15 issues).  The unrealized losses on the Company’s mortgage-backed securities and collateralized mortgage obligations were caused primarily by decreased liquidity and larger non-credit risk premiums for these securities.  Management of the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, which may be upon maturity.  Accordingly, the Company did not consider the unrealized losses on those securities to be other-than-temporarily impaired credit related losses at December 31, 2009.

Mortgage backed securities, and to a lesser extent, collateralized mortgage obligations (CMOs) are issued     by federal agencies, primarily FNMA and FHLMC.  In addition, CMOs include twelve privately issued CMOs, which generally carry a higher yield and greater degree of credit risk and liquidity risk than agency issues. Six privately issued CMOs were rated investment grade or better and six privately issued CMOs were rated less than investment grade with the lowest rated “Caa2”.

Other-Than-Temporary Impairments. In estimating other-than-temporary impairment (“OTTI”) losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the Company’s intent to sell the security or whether it is more likely than not that it will be required to sell the security before the anticipated recovery of its remaining amortized cost basis and (4) evaluation of cash flows to determine if they have been adversely affected.

OTTI credit losses on debt securities recognized in non-interest expense during 2009 and OTTI non-credit losses recognized in accumulated other comprehensive loss (“AOCL”) at December 31, 2009 are summarized as follows:

				Non-Credit
		Fair	OTTI Credit Loss	Loss in AOCL
Description/Rating	Number	Value	During 2009	December 31, 2009
Trust preferred securities:
Ca	1	$202	$963	$859
Caa1	1	20	72	667
	2	222	1,035	1,526
Collateralized mortgage
obligations:
B3	1	1,412	342	2,246
Caa2	1	2,959	207	183
B3	1	3,062	76	670
CCC	1	2,744	47	237
	4	10,177	672	3,336
	6	$10,399	$1,707	$4,862

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES (Continued)

The Company recognized an OTTI credit loss on two trust preferred securities of $1,035 during 2009.  The Company used a DCF analysis to provide an estimate of the OTTI credit loss, which resulted from the fair value amount being less than the carrying amount.  Inputs to the discount model included default rates, deferrals of interest, over-collateralization tests, interest coverage tests and other factors.  For debt securities with credit ratings below “AA” (not high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest in accordance with FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.”  The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount.  The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date.  The increase in the defaults and deferrals contributed to the OTTI credit loss.  For those trust preferred securities with OTTI credit losses, assumption of defaults and deferrals provided by a third-party broker increased by $124,622 for 2009.

The Company recognized an OTTI credit loss on four collateralized mortgage obligations of $672 during 2009.  The Company used a DCF analysis to provide an estimate of the OTTI credit loss, which resulted from the fair value amount being less than the carrying amount.  Inputs to the DCF analysis include prepayment rate, default rate, delinquencies, loss severities and percentage of non-performing assets.  For debt securities with credit ratings below “AA” (not high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest, which is in accordance with the subsequent measurement provisions of FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.”  The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount.  The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date.  The increase in the percentage of loans greater than 90 days delinquent contributed to the OTTI credit loss.  For those collateralized mortgage obligations with OTTI credit losses, the percentage of loans greater than 90 days delinquent provided by a third-party broker increased from 14% on average at December 31, 2008 to 17% on average at December 31, 2009.

The largest OTTI credit loss for any single issue was $963 for 2009 and represented 90.8% of its amortized cost.  The percentage of OTTI credit loss to amortized cost for the other five issues ranged from 1.6% to 10.5%.  These OTTI credit losses resulted more from the Company’s credit analysis than the extent of decline in value of the securities.

An OTTI loss of $6,172 related to FNMA and FHLMC perpetual preferred stock was recorded during 2008.  The impairment charge on the Freddie Mac and Fannie Mae perpetual preferred stock resulted from the significant decline in the value of the securities following the announcement by the Federal Housing Finance Agency (“the FHFA”) that both government sponsored enterprises had been placed under conservatorship.  Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of Freddie Mac and Fannie Mae.  During December 2008, all of the remaining investment in FNMA and FHLMC preferred stock was sold at an additional loss of $349.  An OTTI loss of $4,596 related to a collateralized mortgage obligation and two trust preferred securities was recorded during 2008.  The impairment charge on the private label, collateralized mortgage obligation and two trust preferred securities resulted from the deterioration and adverse changes in the cash flows of the underlying securities.

The following table summarizes the change in OTTI credit related losses on debt securities, exclusive of tax effects, for 2009:

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 3 – SECURITIES (Continued)

Credit related impairments with a portion recognized in other comprehensive loss:
Balance at January 1, 2009	$-
Cumulative effect adjustment:
Total OTTI credit related losses at January 1, 2009	4,596

Adoption of FASB ASC 320-10 in other comprehensive loss	(3,010)
Balance at January 1, 2009, as adjusted	1,586
Credit related impairments on portions of OTTI previously recognized in other comprehensive loss	1,707
Balance at December 31, 2009	$3,293

In addition, an OTTI loss of $166 was recognized in 2009 from a reduction in value of the Company’s membership shares in the Members United Corporate Federal Credit Union (“Members United”).  The Company acquired these membership shares as a result of the merger with Marcy Federal Credit Union in December 2006.  The value of the Company’s membership shares was reduced to cover losses incurred by Members United due to substantial OTTI losses reported by Members United in 2009.

In estimating OTTI losses on membership shares in Members United, management considers whether an event or change in circumstances has occurred in the period that may have a significant effect on the fair value, including a significant deterioration in earnings; significant change in regulatory or economic environment of the investee; significant change in the general market condition of either the geographic area or industry in which the investee operates and other factors that raise significant concerns about the ability of the investee to continue as a going concern.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 4 - LOANS, NET

Loans, net are summarized as follows:

	December 31,
	2009	2008

Real estate:
Residential, 1-4 family	$219,863	$218,233
Multi-family	23,862	20,960
Commercial	117,499	98,889
Construction	19,392	19,068
Consumer - secured	161,007	131,481
Consumer - unsecured	7,182	8,215
Home equity loans	176,988	193,498
Commercial business loans	101,022	86,165
	826,815	776,509
Net deferred loan costs	4,877	4,732
Allowance for loan losses	(15,631)	(10,546)
	$816,061	$770,695

Activity in the allowance for loan losses was as follows:
	Years Ended
	December 31,
	2009	2008

Beginning balance	$10,546	$6,827
Provision for loan losses	7,695	8,857
Loans charged off	(3,210)	(5,422)
Recoveries	600	284
Ending balance	$15,631	$10,546

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 4 - LOANS, NET (Continued)

Following is a summary of nonperforming loans:

	December 31,
	2009	2008

Nonaccrual loans	$12,061	$3,711
Loans past due over 90 days still on accrual	827	975
Total nonaccrual loans and loans past due over 90 days still on accrual	$12,888	$4,686

Impaired loans (in nonaccrual loans)	$10,331	$2,439
Impaired loans (past due over 90 days on accrual)	647	-
Total impaired loans	10,978	2,439

Allowance for losses on impaired loans	$4,103	$610

Impaired loans with no allowance	$27	$-

Average balance of impaired loans	$5,102	$1,338

Interest income recognized	$197	$22

At December 31, 2009, impaired loans (in nonaccrual loans) include one troubled debt restructuring of $2,961 in principal.  Nonperforming loans generally include smaller balance homogeneous loans that are collectively evaluated for impairment.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 5 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net of accumulated depreciation are summarized as follows:

	December 31,
	2009	2008

Land	$744	$744
Buildings and improvements	4,149	3,799
Capital lease for building	7,800	-
Furniture, fixtures and equipment	4,628	4,017
	17,321	8,560
Accumulated depreciation	(4,717)	(5,123)
	$12,604	$3,437

Depreciation expense was $974 and $474 for the years ended December 31, 2009 and 2008, respectively.

During June 2009, the Company entered into a capital lease for the building occupied at 6611 Manlius Center Road, East Syracuse, New York.  The lease term is for 25 years with two, five-year lease renewal options.

Following is a summary of future minimum lease payments, exclusive of real estate taxes and operating expenses, under the capital lease together with the present value of net minimum lease payments:

December 31,
2009

January 1, 2010 through December 31, 2010	$782
January 1, 2011 through December 31, 2011	782
January 1, 2012 through December 31, 2012	782
January 1, 2013 through December 31, 2013	782
January 1, 2014 through December 31, 2014	821
Thereafter	18,053
Total minimum lease payments	22,002
Less amount representing interest	14,266
Present value of net minimum lease	$7,736

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 5 – PREMISES AND EQUIPMENT, NET (Continued)

Currently, the Bank leases one branch office, which agreement expires on July 14, 2010.  The lease agreement does not contain any option to extend the lease term.  Rent expense was $128 and $207 for the years ended December 31, 2009 and 2008, respectively.  Rent commitments under non-cancelable operating leases were as follows:

December 31,
2009

First year	$18
Second year	-
Third year	-
Fourth year	-
Fifth year	-
Thereafter	-
$18

NOTE 6 – FORECLOSED AND REPOSSESSED ASSETS

Foreclosed and repossessed assets were as follows:

	December 31,
	2009	2008

Foreclosed and repossessed assets	$797	$149

There was no activity in the allowance for losses for any years covered by the consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 7 – MORTGAGE SERVICING RIGHTS

Mortgage loans, including securitized loans, serviced for others at December 31, 2009 and December 31, 2008 were $125,025 and $64,705, respectively.

Mortgage servicing rights, included in other assets, are summarized as follows:

	Years Ended
	December 31,
	2009	2008

Beginning balance	$505	$-
Adoption of fair value method on January 1, 2009	(192)	-
Additions	741	544
Amortization	-	(39)
Change in fair value included in non-interest expense	(154)	-
	900	505
Valuation allowance	-	(192)
Ending balance	$900	$313

Activity in the valuation allowance was as follows:

	Years Ended
	December 31,
	2009	2008

Beginning balance	$192	$-
Provision for losses	-	192
Adoption of fair value method on January 1, 2009	(192)	-
Ending balance	$-	$192

The fair value of the mortgage servicing rights were determined using discount rates ranging from 9.25% to 9.75%, depending upon the stratification of the specific right, expected annual prepayment rates ranging primarily from 15.5% to 19.3% (31.0% to 37.2% in 2008), weighted-average life of prepayable loans of 3.8 years (3.0 years in 2008), ancillary income of $10 per loan annually, cost to service of $55 per loan annually, acquisition costs of $10 per loan annually, float earnings rate of .25% per annum, foreclosure costs of $500 per loan annually and a 15 to 30 day delinquency rate of 5%.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 8 – DEPOSITS

Deposits are summarized as follows:

	December 31,
Description and interest rate	2009	2008

Non-interest bearing checking	$32,292	$30,496
Interest-bearing checking accounts	51,824	50,339
Savings accounts	59,868	56,734
Money market accounts	155,740	147,268
Total transaction accounts	299,724	284,837
Certificates:
Less than 2.00%	76,348	576
2.00 - 2.99%	161,313	21,948
3.00 - 3.99%	120,361	236,718
4.00 - 4.99%	32,472	72,165
5.00 - 5.99%	3,079	10,223
Total certificates	393,573	341,630
Total deposits	$693,297	$626,467

At December 31, 2009 and 2008, brokered deposits were $62,670 and $77,483, respectively.  Brokered deposits represent an alternative source of funds and currently have a lower interest rate than local, retail deposits.  Brokered deposits are highly susceptible to withdrawal if rates are not competitive.

Time deposits of $100 or more at December 31, 2009 and 2008 were $136,809 and $85,718, respectively. Generally, deposits in excess of $250 are not Federally insured.

   Scheduled maturities of time deposits for the next five years were as follows:

December 31,
2009

First year	$241,963
Second year	69,226
Third year	36,596
Fourth year	26,713
Fifth year	19,075
$393,573

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 8 – DEPOSITS (Continued)

Interest expense on deposits was as follows:

	Years Ended December 31,
	2009	2008

Checking and money market accounts	$3,582	$6,071
Savings accounts	194	328
Certificates	11,797	12,562
	$15,573	$18,961

NOTE 9- FEDERAL HOME LOAN BANK ADVANCES AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Fixed-rate advances from FHLB of New York payable at their maturity dates are summarized as follows:

	Weighted-Average
	Interest Rate	December 31,
Maturity	December 31, 2009	2009	2008

Within one year	4.31%	$27,667	$27,547
Second year	3.05%	10,000	27,667
Third year	4.54%	121,427	10,000
Fourth year	3.39%	22,000	121,427
Fifth year	-	-	22,000
Thereafter	3.11%	10,000	10,000
		$191,094	$218,641
Weighted-average rate		4.22%	4.29%

At December 31, 2009, interest rates on advances ranged from 2.63% to 4.95%.  At December 31, 2009, the advances were collateralized by first mortgage loans under a blanket lien arrangement and securities of $172,065 and $64,755, respectively.  At December 31, 2008, the advances were collateralized by first mortgage loans under a blanket lien arrangement and securities of $178,613 and $53,111, respectively. Based on this collateral and the Bank’s holdings of FHLB stock, the Bank is eligible to borrow up to an additional $44,061 and $11,577 at December 31, 2009 and 2008, respectively.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 9- FEDERAL HOME LOAN BANK ADVANCES AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE (Continued)

Securities sold under agreement to repurchase were as follows:

	Interest Rate	December 31,
Maturity	December 31, 2009	2009	2008

August 4, 2013	3.78%	$10,000	$10,000
August 19, 2013	3.70%	10,000	10,000
September 4, 2013	3.37%	10,000	10,000
January 22, 2018	1.95%	10,000	10,000
January 24, 2018	1.73%	10,000	10,000
May 1, 2018	4.35%	20,000	20,000
		$70,000	$70,000
Fair value of pledged securities		$78,901	$84,758
Average balance of borrowings		$70,000	$49,836
Maximum balance at any month end		$70,000	$70,000
Average rate at year end		3.32%	3.15%
Average rate for year		3.21%	3.09%

At December 31, 2009 and 2008, the Company had $40,000 in securities sold under agreement to repurchase which mature in 2018 with interest rates that adjust after the initial period to 8.50% minus the three-month LIBOR rate and ceilings that range from 3.45% to 4.35%.  The interest rates on borrowings which mature on January 22, 2018 and January 24, 2018 were adjusted to 3.83% and 3.45%, respectively, in January 2010.  The remaining securities sold under agreement to repurchase were fixed rate.

At December 31, 2009, the Company had $100,000 of FHLB advances and $70,000 of securities sold under agreement to repurchase which contain call provisions.  The likelihood that these borrowings will be called depends on the level of interest rates during the call period.  If any of these borrowings are called, funding will be available from the FHLB at the then-prevailing market rate of interest for the selected term of the advance.

NOTE 10 – BENEFIT PLANS

401 (K) Plan: Participants are permitted to make elective deferrals to a maximum of 75% of their compensation, not to exceed $16.  The Bank shall contribute to each eligible participant’s account an amount equal to 60% of the participant’s elective deferrals up to a maximum of 6% of compensation.  The Bank shall have the right to make a discretionary contribution.  Participants are fully vested after five years of service.  Expense for the years ended December 31, 2009 and 2008 was $180 and $178, respectively.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 10 – BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (“ESOP”):  In conjunction with the stock offering, $5,917 was loaned by the Company to a trust for the ESOP, enabling it to purchase 591,714 shares of common stock.  Shares of the Company’s common stock purchased by the ESOP are held in a suspense account until released for allocation to participants.  Shares released will be allocated to each eligible participant based on the ratio of each participant’s compensation, as defined in the ESOP, to the total compensation of all eligible plan participants.

Participating employees are those which complete at least 1,000 hours of service during the plan year, which begins January 1.  Participant benefits become 20% vested after one year of service, and 20% for each additional year of service until benefits are 100% vested after 5 years of service.  The Bank makes minimum annual contributions to the ESOP equal to the ESOP’s debt service, less dividends on unallocated and allocated (if any) ESOP shares used to repay the ESOP loan. Dividends on allocated ESOP shares are charged to retained earnings.  Dividends on allocated ESOP shares were paid to participants of the ESOP during the year ended December 31, 2008.  Dividends on allocated and unallocated ESOP shares were used to repay the ESOP loan and related accrued interest during the year ended December 31, 2009.  The ESOP shares are pledged as collateral on the ESOP loan.  As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants.  ESOP expense for 2009 and 2008 was $643 and $577, respectively.  The number of ESOP shares allocated, shares released for allocation and unreleased shares at December 31, 2009 were 123,387, 68,602 and 399,725, respectively.  The number of ESOP shares allocated, shares released for allocation and unreleased shares at December 31, 2008 were 59,171, 64,216 and 468,327, respectively.  The fair value of unreleased ESOP shares at December 31, 2009 and 2008 was $3,757 and $3,840, respectively.

Equity Incentive Plan:  As authorized by Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), the Board of Directors granted 444,134 shares of non-incentive stock options and 265,884 shares of common stock as restricted stock awards to directors, officers and employees on November 26, 2008.  The 2008 Plan authorizes the award of up to 739,643 shares pursuant to grants of stock options and up to 295,857 shares of common stock may be issued as restricted stock awards, subject to restrictions, to directors, officers and employees of the Bank.   The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and unrestricted stock.  Options expire ten years from the date of the grant.  All stock options and stock awards granted are vested over a three-year period.

Under the measurement provisions of FASB ASC 718-10-30 and FASB ASC 718-10-35, “Compensation-Stock Compensation,” compensation expense is recognized based on the fair value of awards granted which includes restricted stock and stock options, at the grant date and is recognized on a straight-line basis over the requisite service period, generally defined as the vesting period.  The Company has estimated the fair value of awards granted during the year ended December 31, 2008 under its stock option plan utilizing the Black-Scholes pricing model to be $1.60.  There were no awards granted during the year ended December 31, 2009.

The assumptions used in the Black-Scholes pricing model were as follows:

	Years Ended
	December 31,
	2009	2008

Expected dividend yield	-%	1.60%
Risk-free interest rate	-%	2.43%
Expected life of options	-	6.50 years
Expected volatility	-%	19.27%

The expected dividend yield is based on the current quarterly dividend in effect at the time of the grant.  The risk-free interest rate is based on the 7-year U.S. Treasury Constant.  The expected life of options is based on the average of the option life of ten years and vesting period of three years.  The expected volatility is based on the average of volatilities of similar financial institutions.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 10 – BENEFIT PLANS (Continued)

Stock option compensation expense is as follows:

	Years Ended
	December 31,
	2009	2008

Pre-tax	$249	23
After-tax	149	14
Basic and diluted earnings per share	$0.02	0.00

At December 31, 2009, the total unrecognized expense related to non-vested stock options was approximately $439 and is expected to be recognized over the weighted-average period of 1.90 years.
A summary of the Company’s stock option activity under the Plan for the year ended December 31, 2009 is as follows:

		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number	Exercise	Term in	Intrinsic
	of Shares	Price	Years	Value
Outstanding at January 1, 2009	444,134	$8.23	9.90	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	(39,000)	-	-	-
Outstanding at December 31, 2009	405,134	$8.23	8.90	$474,007
Exercisable at December 31, 2009	159,045	$8.23	8.90	$186,083
Vested at December 31, 2009	159,045	$8.23	8.90	$186,083
At December 31, 2009 share options expected to vest in the future	239,129	$8.23	8.90	$279,781

A summary of the Company’s restricted stock award expense is as follows:

	Years Ended
	December 31,
	2009	2008

Pre-tax	$840	$72
After-tax	504	43
Basic and diluted earnings per share	$0.08	$0.01

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 10 – BENEFIT PLANS (Continued)

At December 31, 2009, the total unrecognized expense related to restricted stock awards was approximately $1,276 and is expected to be recognized over the weighted-average period of 1.90 years.

A summary of the Company’s non-vested stock award activity for the period ended December 31, 2009 is as follows:

	Number	Weighted-
	of	Average
	Nonvested	Grant Date
	Shares	Fair Value
Nonvested at January 1, 2009	265,884	$8.23
Granted	-	-
Vested	(102,358)	8.23
Forfeited	(8,750)	8.23
Nonvested at December 31, 2009	154,776	$8.23

Supplemental Executive Retirement Plan (“SERP”): The President and CEO of the Company and Bank will receive 40% of his highest base salary paid during either the current plan year or any of the previous three full plan years before retirement, including amounts deferred to any tax-qualified or non-qualified employee benefit plans, payable for the remainder of his lifetime with a guarantee of 180 monthly payments.  If the President and CEO dies before receiving all monthly payments, his beneficiary will be paid the present value of the remaining payments in a lump sum.  Plan benefits vest at the rate of 20% per year and become fully vested on death or disability.  SERP expense is recognized over the remaining service period of the President and CEO based upon the present value of benefits expected to be provided under the SERP.  SERP expense for the years ended December 31, 2009 and 2008 was $183 and $174, respectively.

NOTE 11 - INCOME TAXES

Income tax expense (benefit) was as follows:

	Years Ended December 31,
	2009	2008

Current:
Federal	$4,027	$837
State	618	51
	4,645	888
Deferred:
Federal	(2,300)	(2,782)
State	(367)	(486)
	(2,667)	(3,268)
Total income tax expense (benefit)	$1,978	$(2,380)

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 11 - INCOME TAXES (Continued)
The provision for income taxes differs from the Federal statutory corporate tax rate as follows:

	Years Ended December 31,
	2009	2008

Federal statutory rate of 34% times
financial statement income (loss)	$1,870	$(1,831)
Effect of:
BOLI income	(40)	(125)
Dividends received deduction	-	(83)
Transfer from capital to ordinary loss	-	(76)
State taxes, net of federal benefit	165	(287)
Other, net	(17)	22
Total income tax expense (benefit)	$1,978	$(2,380)

Effective tax rate	36.0%	44.2%

The components of the net deferred tax assets included in other assets are summarized as follows:

	December 31,
	2009	2008

Deferred tax assets:
Allowance for loan losses	$5,854	$3,755
Unrealized loss on securities available for sale	3,540	5,499
Impairment loss on securities	1,251	1,745
Deferred compensation	136	84
Other	249	149
	11,030	11,232

Deferred tax liabilities:
Net deferred loan costs	1,853	1,797
Accumulated depreciation	217	39
	2,070	1,836
Net deferred tax assets	$8,960	$9,396

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 11 - INCOME TAXES (Continued)

At December 31, 2009 and 2008, the Company had $190 of unrecognized tax benefits, which would affect the effective tax rate if recognized.  The Company does not anticipate that the total unrecognized tax benefits will change significantly in the next twelve months.  We are subject to U.S. Federal income taxes, as well as State of New York, Massachusetts, Texas and Tennessee income taxes.  Income tax returns filed for the tax years ended December 31, 2006 through December 31, 2008 remain open to examination by these jurisdictions.  We recognize interest and penalties related to tax positions in income tax expense in accordance with the recognition provisions under FASB ASC 740-10-25.

The change in the balance of gross unrecognized tax benefits is summarized as follows:

	Years Ended December 31,
	2009	2008

Beginning balance	$190	$-
Increases (decreases)- prior year tax positions	-	190
Increases (decreases)- tax positions in 2008	-	-
Decreases-settlements with taxing authorities	-	-
Decreases-expiration of statute of limitations	-	-
Ending balance	$190	$190

The Bank computes its tax bad debt deduction using the specific charge-off method.  As a result of the Bank’s assets exceeding $500,000, the tax bad debt reserve is being amortized into taxable income over a four-year period, beginning in 2006.  There was no tax bad debt reserve at December 31, 2009.  The tax bad debt reserve at December 31, 2008 was approximately $515.

NOTE 12 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors and their affiliates were as follows:

Year Ended
December 31,
2009

Balance, beginning of year	$1,478
Additions	146
Repayments	(150)
Balance, end of year	$1,474

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 12 – RELATED PARTY TRANSACTIONS (Continued)

Deposits from principal officers, directors and their affiliates at December 31, 2009 and 2008 were $593 and $873, respectively.

NOTE 13 – BANK CAPITAL REQUIREMENTS

Banks are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  At December 31, 2009 the Bank met all capital adequacy requirements.  Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.   If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At December 31, 2009 and 2008, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
NOTE 13 – BANK CAPITAL REQUIREMENTS (Continued)

Actual and required capital amounts and ratios for the Bank are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$86,597
Unrealized loss on AFS securities	5,462
Tier 1 (Core) Capital and Tangible Capital	92,059	8.56%	$16,140	1.50%
General valuation allowance (1)	10,175
Deduction for low-level recourse	(1,665)
Total Capital to risk-weighted
assets	$100,569	12.35%	$65,121	8.00%	$81,401	10.00%
Tier 1 (Core) Capital to risk-
weighted assets	$90,394	11.10%	$32,561	4.00%	$48,841	6.00%
Tier 1 (Core) Capital to adjusted
total assets	$92,059	8.56%	$43,041	4.00%	$53,801	5.00%

(1) Limited to 1.25% of risk-weighted assets.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$76,634
Unrealized loss on AFS securities	8,251
Tier 1 (Core) Capital and Tangible Capital	84,885	8.20%	$15,528	1.50%
General valuation allowance (1)	9,018
Deduction for low-level recourse	(1,507)
Total Capital to risk-weighted
assets	$92,396	12.81%	$57,712	8.00%	$72,140	10.00%
Tier 1 (Core) Capital to risk-
weighted assets	$83,378	11.56%	$28,856	4.00%	$43,284	6.00%
Tier 1 (Core) Capital to adjusted
total assets	$84,885	8.20%	$41,407	4.00%	$51,759	5.00%
(1) Limited to 1.25% of risk-weighted assets.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 13 – BANK CAPITAL REQUIREMENTS (Continued)

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

NOTE 14 – COMMITMENTS AND FINANCIAL GUARANTEES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used and commitments are generally made for 180 days or less.  Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Standby letters of credit are unconditional commitments issued by the Bank to guarantee the performance of the borrower to a third party.  The guarantees in general extend for a term of up to one year and are fully collateralized by general corporate assets.

The contractual amount of financial instruments with off-balance-sheet risk was as follows:

	December 31, 2009		December 31, 2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to make loans	$23,785	20,362	$20,090	7,829
Unused lines of credit	$6,985	55,367	$6,296	55,773
Range of fixed-rate commitments	3.25%-15.00%	-	4.49%-15.00%	-

The following instruments are considered financial guarantees under FASB Interpretation 45.  These instruments are carried at fair value.  The contract amount and fair value of these instruments was as follows:

	December 31, 2009		December 31, 2008
	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value
Standby letters of credit	$1,041	$-	$882	$-
Limited recourse obligations
related to loans sold	$1,665	$-	$1,507	$-

Loans sold to the FHLB of New York under the Mortgage Partnership Finance program are sold with recourse.  The Bank has agreements to sell residential loans up to $60,000 to the FHLB of New York.  Approximately $48,639 has been sold through December 31, 2009.  Under the agreement, the Bank has a maximum guarantee of $1,665 at December 31, 2009.  Based upon a favorable payment history, the Bank does not anticipate recognizing any losses on these residential loans, and accordingly, has not recorded a liability for the guarantee.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 15 – CONTINGENCIES

At December 31, 2009 and 2008 there were no known pending litigation or other claims that management believes will be material to the Company’s financial position or results of operations.

NOTE 16 – FAIR VALUE MEASUREMENTS

General.  The Company follows the provisions of FASB ASC 820-10, “Fair Value Measurements,” for financial assets and liabilities.  Effective January 1, 2009, the Company adopted the provisions included in this ASC for non-financial assets and liabilities that are not recognized or disclosed at fair value in the financial statements.  In addition, the Company adopted guidance to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability and circumstances that may indicate that a transaction is not orderly.  In those instances, adjustments to the transactions or quoted prices may be necessary to estimate fair value.  This ASC does not apply to Level 1 inputs.

FASB ASC 820-10, “Fair Value Measurements,” defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy prioritizes the assumptions that market participants would use in pricing the assets or liabilities (the “inputs”) into three broad levels.

The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets for identical assets and liabilities and the lowest priority (Level 3) to unobservable inputs in which little, if any, market activity exists, requiring entities to develop their own assumptions and data.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  These inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in market areas that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Valuation Techniques.  Securities available for sale are carried at fair value on a recurring basis utilizing Level 1, Level 2 and Level 3 inputs.  For U.S. Treasuries, the Company obtains fair values using quoted prices in the U.S. Treasury market.  For agencies, mortgage-backed securities, and collateralized mortgage obligations, the Company obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, live trading levels, trade execution data, cash flows, market consensus prepayment speeds, market spreads, credit information and the U.S. Treasury yield curve.  For trust preferred securities, the Company obtains fair values using a discounted cash flow analysis.  Assumptions used in the analysis include the default rate, deferral of interest, over-collateralization test, interest coverage test and other factors.  For debt securities with credit ratings below “AA” (not high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest in accordance with the subsequent measurement provisions of FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.”  The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount.  The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date.

Trading account assets at December 31, 2008 consist of the securitization of 30 year mortgage loans.  When the Company securitizes mortgage loans, it may hold a portion of the securities issued, including subordinated and other residual interests and interest-only strips, all of which are interests that continue to be held by the Company.  Interests in securitized mortgage loans that continue to be held by the Company, excluding servicing assets, if any, are classified as either securities available for sale or trading assets and are recorded at their allocated carrying amounts based on the relative fair value of the assets sold and interests that continue to be held by the Company, utilizing Level 2 inputs.  These interests are subsequently carried at fair value, which is based on independent, third party market prices, market prices for similar assets, or discounted cash flow analyses.  If market prices are not available, fair value is derived by management’s best estimates of key assumptions, including credit losses, loan prepayment rates and discount rates commensurate with the risks involved.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 16 – FAIR VALUE MEASUREMENTS (Continued)

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, utilizing Level 2 inputs as determined based on expected proceeds from outstanding commitments from investors.

The Company estimates fair values on mortgage servicing rights using Level 2 inputs, which include discounted cash flows based on current market pricing.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic currently used for stratification is type of loan, including coupon and loan age.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceeds their fair value.

Derivative instruments used in the ordinary course of business consist of mandatory forward sales contracts and interest rate lock commitments.  The Company manages interest rate risk and hedges the interest rate lock commitments through mandatory forward sales contracts, which have fair value changes opposite to market movements.  Generally, in an interest rate lock commitment, the borrower locks-in the current market rate for a fixed-rate loan.  The mandatory forward sales contract is a loans sales agreement in which the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specific price on or before a specific date.

The Company had outstanding forward sales contracts of $4,218 in notional value, matched against $4,218 of interest rate lock commitments at December 31, 2009.  The interest rate lock commitments included in other assets and forward sales contracts recognized in other liabilities amounted to $79 and $17, respectively, at December 31, 2009 and were accounted for at fair value as an undesignated derivative under FASB ASC No. 815-10, with a $79 fair value gain on the interest rate lock commitments and a $17 fair value loss on the mandatory forward sales contracts recognized in non-interest income for the year ended December 31, 2009.  The fair value of the Company’s derivative financial instruments is primarily measured by obtaining pricing from broker-dealers recognized to be market participants.  The pricing is derived from market observable inputs that can generally be verified and do not typically involve significant judgment by the Company.  Forward contracts and loan commitments are recorded at fair value utilizing Level 2 inputs.  The Company believes that it has enough sources of liquidity to satisfy future cash requirements as they relate to these derivative instruments.

Impaired loans are carried at fair value on a non-recurring basis utilizing Level 3 inputs, consisting of appraisals of underlying collateral and discounted cash flow analysis.  A loan is impaired when full payment under the loan terms is not expected.  Commercial business and commercial real estate loans are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Non-financial assets measured at fair value on a non-recurring basis include foreclosed and repossessed assets.  Assets acquired through or instead of loan foreclosure and by repossession are initially recorded at fair value utilizing level 2 units based on observable market data less costs to sell when acquired, establishing a new cost basis.  Foreclosed assets also include properties for which the Bank has taken physical possession, even though formal foreclosure proceedings have not taken place.

Assets Measured at Fair Value on a Recurring Basis.  The following table summarizes financial assets   measured at fair value on a recurring basis at December 31, 2009, segregated by the level of the inputs within the hierarchy used to measure fair value:

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 16 – FAIR VALUE MEASUREMENTS (Continued)
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Assets	(Level 1)	(Level 2)	(Level 3)	Value

Securities available for sale:
Debt securities:
U.S. Treasury and agencies	$101	$25,972	$-	$26,073
Pooled trust preferred securities	-	-	5,012	5,012
Mortgage-backed securities	-	41,253	-	41,253
Collateralized mortgage obligations	-	94,900	-	94,900
	$101	$162,125	$5,012	$167,238

Loans held for sale	$-	$940	$-	$940

Mortgage servicing rights	$-	$900	$-	$900

Loan commitment derivatives	$-	$79	$-	$79

Liabilities

Sales contract derivatives	$-	$17	$-	$17

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 16 – FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Recurring Basis.  The following table summarizes financial assets   measured at fair value on a recurring basis at December 31, 2008, segregated by the level of the inputs within the hierarchy used to measure fair value:

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Assets	(Level 1)	(Level 2)	(Level 3)	Value

Trading account assets	$-	$23,337	$-	$23,337

Securities available for sale:
Debt securities:
U.S. Treasury and agencies	$-	$3,106	$-	$3,106
Pooled trust preferred securities	-	4,783	-	4,783
Mortgage-backed securities	-	48,642	-	48,642
Collateralized mortgage obligations	-	83,272	-	83,272
	$-	$139,803	$-	$139,803

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3).  A reconciliation of the beginning and ending balances for trust preferred securities using Level 3 inputs was as follows (dollars in thousands):

Balance at January 1, 2009	$-
Transfer from Level 2 to Level 3 input
category at March 31, 2009	3,874
Unrealized gains recognized in other
comprehensive loss	1,355
Decrease in unrealized losses due to
recognition of OTTI credit losses	818
OTTI credit related losses recognized in
non-interest expense	(1,035)
Balance at December 31, 2009	$5,012

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 16 – FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Non-Recurring Basis.  Assets measured at fair value on a non-recurring basis at December 31, 2009 and 2008 include impaired loans of $6,875, net of allowance for losses of $4,103 and $1,829, net of allowance for losses of $610, respectively, utilizing level 3 inputs.  The impaired loans are collateral dependent.

The activity in the allowance for losses on impaired loans was as follows:

	Years Ended
	December 31,
	2009	2008

Beginning balance	$610	111
Provision for loan losses	4,697	2,877
Loans charged off	(1,204)	(2,378)
Recoveries	-	-
Ending balance	$4,103	610

Assets measured at fair value on a non-recurring basis at December 31, 2008 include mortgage servicing rights of $313,000, utilizing level 2 inputs.

Non-financial Assets Measured at Fair Value on a Non-Recurring Basis.  Non-financial assets measured on a non-recurring basis at December 31, 2009 include foreclosed and repossessed assets of $797, utilizing Level 2   inputs.  There was no provision for losses on these assets during the year ended December 31, 2009.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 17 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows:

	December 31,		December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$12,993	$12,993	$18,297	$18,297
Interest-bearing deposits	170	170	536	536
Trading account assets	-	-	23,337	23,337
Securities held to maturity	14,561	14,500	23,315	21,955
Securities available for sale	167,238	167,238	139,803	139,803
Loans held for sale	940	940	1,536	1,536
Loans, net	816,061	812,186	770,695	782,919
FHLB stock	11,487	N/A	13,080	N/A
Accrued interest receivable	3,888	3,888	3,985	3,985

Financial liabilities:
Deposits	693,297	699,514	626,467	632,809
Federal Home Loan Bank advances	191,094	201,123	218,641	234,217
Securities sold under agreement to repurchase	70,000	75,829	70,000	79,089
Accrued interest payable	$1,522	$1,522	$2,098	$2,098

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  It is not practicable to determine the fair value of FHLB stock due to the restriction placed on its transferability.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair value of debt is based on current rates for similar financing.  The fair value of off-balance sheet items is not considered material.  See Note 16 to Consolidated Financial Statements for methods and assumptions used to estimate fair values for securities and impaired loans.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 18 – PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following balance sheets, statements of operations and statements of cash flows for Beacon Federal Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

BALANCE SHEETS
December 31, 2009 and 2008
(Dollars in thousands)

	December 31,
ASSETS	2009	2008

Cash and cash equivalents	$10,971	$21,086
Investment in Bank	86,597	76,634
ESOP note receivable	3,851	4,507
Total assets	$101,419	$102,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$160	$142
Common stock	74	74
Additional paid-in capital	73,156	72,160
Retained earnings-substantially restricted	47,021	42,835
Unearned ESOP shares	(3,997)	(4,733)
Accumulated other comprehensive loss, net	(5,462)	(8,251)
Treasury stock	(9,533)	-
Total stockholders’ equity	101,259	102,085
Total liabilities and stockholders’ equity	$101,419	$102,227

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 18 – PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

STATEMENTS OF OPERATIONS
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended December 31,
	2009	2008
Interest and dividend income:
Interest income on ESOP note receivable	$144	$366
Interest income-other	102	261
Total interest and dividend income	246	627
Noninterest expense	290	416
(Loss) income before income taxes and equity in undistributed income (loss) of Bank	(44)	211
Income taxes	9	100
Net (loss) income before equity in undistributed income (loss) of Bank	(53)	111
Equity in undistributed income (loss) of Bank	3,576	(3,115)
Net income (loss)	$3,523	$(3,004)

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 18 – PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009 and 2008
(Dollars in thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$3,523	$(3,004)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Equity in undistributed net loss (income) of Bank	(3,576)	3,115
Increase in other liabilities	18	70
Net cash (used for) provided by operating activities	(35)	181
Cash flows from investing activities:
Capital contribution to Bank	-	(10,000)
Repayment of ESOP loan	656	528
Net cash provided by (used for) investing activities	656	(9,472)
Cash flows from financing activities:
Repurchase of common stock	(9,533)	-
Cash dividends	(1,203)	(834)
Net cash used for financing activities	(10,736)	(834)
Net decrease in cash and cash equivalents	(10,115)	(10,125)
Cash and cash equivalents at beginning of year	21,086	31,211
Cash and cash equivalents at end of year	$10,971	$21,086

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Our shares of common stock are traded on the Nasdaq Global Market under the symbol “BFED.” The approximate number of holders of record of our common stock as of December 31, 2009 was 890. Certain of our shares of common stock are held in “nominee” or “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

The following table presents quarterly market and cash dividend information for our common stock for the period ended December 31, 2009.  Our common stock began trading on the Nasdaq Global Market on October 2, 2007. Accordingly, no information prior to this date is available. The following market data was provided by the Nasdaq Stock Market.

Fiscal 2009	High	Low	Dividends
Quarter ended March 31, 2009	$8.20	$6.71	$.04
Quarter ended June 30, 2009	$9.50	$8.00	$.05
Quarter ended September 30, 2009	$9.50	$8.85	$.05
Quarter ended December 31, 2009	$9.70	$8.75	$.05

Fiscal 2008	High	Low	Dividends
Quarter ended March 31, 2008	$10.95	$9.95	$—
Quarter ended June 30, 2008	$10.88	$10.16	$0.04
Quarter ended September 30, 2008	$10.28	$8.75	$0.04
Quarter ended December 31, 2008	$9.06	$7.62	$0.04

Our Board of Directors has the authority to declare cash dividends on shares of common stock, subject to statutory and regulatory requirements.  In determining whether and in what amount to pay a cash dividend, our Board of Directors  takes into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any cash dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

The sources of funds for the payment of cash dividends are interest and principal payments with respect to Beacon Federal Bancorp, Inc.’s loan to the Employee Stock Ownership Plan, and dividends from Beacon Federal.