Form 10-K, Exhibit 13
period 2010-12-31
Beacon Federal Bancorp, Inc.
filed 2011-03-29
CIK 1401573

Exhibit 13

TABLE OF CONTENTS

Summary Consolidated Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Report of Independent Registered Public Accounting Firm	17
Consolidated Balance Sheets	18
Consolidated Statements of Operations	19
Consolidated Statements of Stockholders’ Equity and Comprehensive Income	20
Consolidated Statements of Cash Flows	21
Notes to Consolidated Financial Statements	23
Market for Common Stock and Stockholder Matters	64

BEACON FEDERAL BANCORP, INC.

The summary information presented below at or for each of the fiscal years presented is derived in part from the consolidated financial statements of Beacon Federal Bancorp, Inc. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes included elsewhere in this Annual Report.

	At December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,032,478	$1,066,897	$1,021,343	$877,990	$607,669
Cash and cash equivalents	12,439	12,993	18,297	14,148	8,799
Trading account assets	―	―	23,337	―	―
Securities available for sale, at fair value	162,405	167,238	139,803	92,859	8,852
Securities held to maturity	10,321	14,561	23,315	29,488	37,706
Loans, net	792,553	816,061	770,695	708,993	537,097
Federal Home Loan Bank of New York stock, at cost	9,954	11,487	13,080	11,117	4,091
Securities sold under agreement to repurchase	70,000	70,000	70,000	20,000	15,227
FHLB advances	163,427	191,094	218,641	226,815	73,900
Deposits	677,384	693,297	626,467	514,488	471,137
Equity	109,710	101,259	102,085	113,174	44,245

	Years Ended December 31,
	2010	2009		2008		2007		2006
	(In thousands)
Selected Operating Data:

Interest income	$53,937	$55,637		$56,312		$43,765		$32,347
Interest expense	22,627	27,161		31,335		27,531		18,075
Net interest income	31,310	28,476		24,977		16,234		14,272
Provision for loan losses	7,210	7,695		8,857		2,304		1,066
Net interest income after provision for loan losses	24,100	20,781		16,120		13,930		13,206
Noninterest income	4,712	3,390	(1)	(6,457	)(1)	3,092	(1)	3,054
Noninterest expense	20,360	18,670	(1)	15,047	(1)	13,075	(1)	12,070
Income (loss) before income taxes	8,452	5,501		(5,384)		3,947		4,190
Income tax expense (benefit)	3,087	1,978		(2,380)		1,528		1,876
Net income (loss)	$5,365	$3,523		$(3,004)		$2,419		$2,314

(1)
The securities impairment charges for previous years have been reclassified from noninterest expense into noninterest income to conform to the 2010 financial statement presentation.  The amounts reclassified were $1,873 for 2009, $10,768 for 2008 and $201 for 2007.

BEACON FEDERAL BANCORP, INC.

	At or For the Years Ended December 31,
	2010	2009	2008	2007	2006

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.50%	0.34%	(0.31)%	0.34%	0.41%
Return on equity (ratio of net income (loss) to average equity)	5.09%	3.70%	(2.73)%	3.92%	5.26%
Average interest rate spread (1)	2.75%	2.49%	2.14%	1.84%	2.33%
Net interest margin (2)	3.03%	2.79%	2.61%	2.28%	2.56%
Efficiency ratio (3)	56.52%	60.89%	88.14%	67.99%	70.17%
Noninterest expense to average total assets	1.92%	1.96%	2.65%	1.84%	2.13%
Average interest-earning assets to average interest-bearing liabilities	112.94%	111.47%	114.68%	111.15%	107.23%
Average equity to average total assets	9.91%	9.09%	11.27%	8.57%	7.77%

Asset Quality Ratios:
Nonperforming assets to total assets	1.38%	1.28%	0.47%	0.16%	0.16%
Nonperforming loans to total loans	1.75%	1.56%	0.60%	0.15%	― %
Allowance for loan losses to nonperforming loans	108.28%	121.28%	225.05%	624.61%	NM
Allowance for loan losses to total loans	1.90%	1.89%	1.36%	0.96%	0.96%

Bank Capital Ratios:
Total capital (to risk-weighted assets)	13.42%	12.35%	12.81%	13.88%	11.74%
Tier I capital (to risk-weighted assets)	12.17%	11.10%	11.56%	12.75%	10.51%
Tier I capital	9.55%	8.56%	8.20%	8.79%	7.29%

Per Share Data:
Basic and diluted earnings (loss) per share	$ 0.88	$ 0.54	$ (0.43)	$ 0.10 (4)	NA
Book value per share	$ 17.05	$ 15.48	$ 13.32	$ 14.77	NA
Cash dividends declared	$ 0.20	$ 0.19	$ 0.12	―	NA
Dividend payout ratio	22.7%	35.2%	NM	― %	NA

Other Data:
Number of full service offices	8	8	7	7	7
Full time equivalent employees	143	134	126	116	112

(1)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. NM – Not meaningful. NA – Not applicable.
(4)	For the period from the conversion date of October 1, 2007 to December 31, 2007

BEACON FEDERAL BANCORP, INC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following section highlights information to assist with understanding the consolidated financial condition and results of operations of Beacon Federal Bancorp, Inc. and its subsidiaries (combined, the “Company”), for the past two years. The consolidated financial statements and related notes included elsewhere in this annual report should be read in conjunction with the discussions in this section. The matters discussed in this section contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and are based on estimates, forecasts and assumptions involving risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The risks and uncertainties referred to above include, but are not limited to those described under “Private Securities Litigation Reform Act Safe Harbor Statement” of the Form 10-K.

Overview

General.  Our results of operations depend mainly on our net interest income, which is the difference between the interest income earned on our loan and investment portfolios and interest expense we pay on our deposits and borrowings. Results of operations are also affected by fee income from banking operations, provisions for loan losses, gains on sales of loans, gains or losses on sales of securities, impairment losses on securities and other miscellaneous income.  Our noninterest expense consists primarily of compensation and employee benefits, occupancy and equipment, marketing, general administrative expenses and income tax expense.

Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.

Economic Conditions.  The national economy, as well as the local economies within our market areas, continue to be weak.  The economy has been marked by high unemployment rates, rising numbers of foreclosures, declining home prices and contractions in business and consumer credit.  The national unemployment rate remains high, at 9.4% as of December 2010, a slight 50 basis point improvement from the prior year.  The unemployment rate in the Company’s primary market area in New York State is slightly below the national average at 8.2% in December 2010 compared to 8.9% in December 2009.  The Federal Open Market Committee has kept the federal funds rate between 0.00% and 0.25% since December 2008.  The reduced federal funds rate has helped to increase the Company’s net interest margin and net interest income by reducing the cost of funds.  However, price competition for loans and deposits has remained high.

Operating Results.  Net income for 2010 was $5.4 million, up $1.8 million from 2009’s net income of $3.5 million.  The increase in net income resulted from an increase in net interest income and in service charges income and reduced other-than-temporary credit impairment losses on debt securities, partially offset by increased salaries and employee benefits, and occupancy and equipment expenses.

Financial Condition.  Total assets decreased by $34.4 million to $1.03 billion at December 31, 2010 from $1.07 billion at December 31, 2009.  The decrease was the result of a $23.5 million decrease in net loans, a $9.1 million decrease in securities and a $1.5 million decrease in FHLB stock, partially offset by a $1.8 million increase in loans held for sale.  Deposits and Federal Home Loan Bank advances decreased $15.9 million and $27.7 million, respectively.  Stockholders’ equity increased by $8.5 million, or 8.4%, to $109.7 million at December 31, 2010 from $101.3 million at December 31, 2009.  The increase reflected primarily $5.4 million of net income and a $3.6 million decrease in net unrealized holding losses on investments, partially offset by cash dividends of $1.2 million.

BEACON FEDERAL BANCORP, INC.

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

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are individually classified as impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining non-impaired loans by type of loan. We also analyze historical loan loss experience for the last four years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type. The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current, national and local economic and business conditions. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

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

BEACON FEDERAL BANCORP, INC.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

Securities.  Securities available for sale decreased by $4.8 million to $162.4 million at December 31, 2010 from $167.2 million at December 31, 2009.  The decrease in securities available for sale was due to the Company using proceeds from maturing securities to fund relatively higher yielding loans.  Securities held to maturity decreased by $4.2 million to $10.3 million at December 31, 2010, as a result of principal payments received and maturities occurring throughout the year.

Loans.  Net loans, including loans held for sale, decreased $21.8 million to $795.2 million at December 31, 2010 from $817.0 million at December 31, 2009.  During 2010 the Company originated $250.4 million of loans, offset by provision for loan losses of $7.2 million and scheduled principal payments.

During 2010 there was a $26.0 million decrease in residential 1-4 family real estate loans, a $19.4 million decrease in home equity loans, a $15.1 million decrease in commercial business loans and a $6.1 million decrease in auto – direct loans, partially offset by an increases in commercial real estate loans of $28.9 million, auto-indirect loans of $8.1 million, multi-family real estate loans of $3.1 million and construction real estate loans of $2.6 million.

Residential 1-4 family loans decreased 12.5% due to normal loan amortizations and an increase in mortgage refinances.  Since January 1, 2009, we have been selling the majority of our new conforming 30- and 20-year fixed rate mortgages to Freddie Mac.  Since originations of these loans during 2009 and 2010 have not been retained, the balance of 1-4 family loans has decreased.  As our 20-year and 30-year portfolio mortgages have refinanced in the past year to take advantage of the reduction in mortgage rates, the majority of those refinanced mortgages have also been sold, thus further reducing our 1-4 family portfolio and increasing our mortgage servicing asset.  While we still retain all products less than 20 years in the portfolio, overall originations of mortgages have declined approximately 41% in 2010 as compared to 2009 due to a decline in demand for new mortgages and refinancing in the markets we serve.

We have been willing to forgo home equity credits that demand interest rates we believe are too low for our underwriting standards to properly reflect an increased risk of default as compared with other loan products at this time, thus reducing the balance of home equity loans in our portfolio at December 31, 2010.

Commercial business loans decreased 14.9%, due primarily to a decrease in originations as compared to 2009.  Originations declined $15.6 million from the prior year as there were fewer lending opportunities with the necessary collateral to meet the Bank’s underwriting standards.

Auto-direct consumer loans decreased 19.3% as the result of scheduled payments from the relatively higher originations that occurred during 2006 and 2007 outpacing recent originations.  Average originations for 2006 and 2007 were $30.6 million per year, as compared to the last three years of average originations of $21.8 million per year.

Commercial real estate loans increased 24.6% due primarily to four new credits ranging from $3.5 million to $8.1 million, three of which are with customers the Bank already had an established relationship with.

Consumer indirect auto loans increased 7.3% due to originations of $52.5 million in 2010.  Originations of indirect auto loans were $14.1 million in 2006, $40.0 million in 2007, $48.2 million in 2008, $67.7 million in 2009 and $52.5 million in 2010.  The decrease in originations in 2010 compared to 2009 was a result of competitive pricing in the markets we serve.

Commercial multi-family loans increased 12.9% due to originations tripling from $3.1 million in 2009 to $9.3 million in 2010.

Construction loans increased 13.6% due to originations of $7.1 million for the year.

BEACON FEDERAL BANCORP, INC.

Federal Home Loan Bank of New York stock.  FHLB stock decreased $1.5 million, or 13.4% from December 31, 2009, as a result of the decrease in FHLB advances over the same period.  The Company is required to maintain FHLB stock in an amount equivalent to a percentage of FHLB borrowings.

Deposits.  Deposits decreased by $15.9 million to $677.4 million at December 31, 2010, from $693.3 million at December 31, 2009, as we chose to let higher cost deposits leave the Bank. Certificates of deposit and money market accounts were the two categories of deposits that decreased during 2010, by $72.2 million, or 18.3%, and $13.3 million, or 8.5%, respectively.  Savings accounts increased by $48.5 million, or 81.0%, and represented the largest dollar increase in our deposit accounts.  CDARS, checking and noninterest-bearing checking increased by $11.3 million, or 93.1%, $10.9 million, or 21.1%, and $10.2 million, or 31.5%, respectively.  These deposit category fluctuations reflected the Company’s efforts to continue to decrease the cost of funds by reducing the amount of rate sensitive certificates of deposit as a percentage of all deposits and targeting our marketing efforts on attracting new core deposits.

Borrowings.  FHLB advances decreased by $27.7 million, or 14.5%, to $163.4 million at December 31, 2010 from $191.1 million at December 31, 2009 due to scheduled maturities.  The Company also has access when necessary to alternative sources of financing, including brokered deposits, CDARS and the Borrower-in-Custody (“BIC”) program with the Federal Reserve Bank of New York.

Stockholders’ Equity.  Stockholders’ equity increased by $8.5 million, or 8.4%, to $109.7 million at December 31, 2010 from $101.3 million at December 31, 2009.  The increase reflected $5.4 million of net income, a $3.6 million decrease in net unrealized holding losses on investments, stock based compensation of $0.9 million and release of ESOP shares of $0.7 million, partially offset by cash dividends of $1.2 million and repurchase of common stock of $1.0 million.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

Interest Income.  Interest income decreased by $1.7 million, or 3.1%, to $53.9 million for the year ended December 31, 2010 from $55.6 million for the year ended December 31, 2009.  The decrease resulted primarily from lower yields on securities and loans, partially offset by a higher average balance of both.

Interest income on loans for 2010 of $46.0 million decreased slightly by $0.3 million, or 1.0%, from 2009.  The effect of a higher average balance of loans was more than offset by a lower average yield. The average balance on loans increased to $829.5 million for the year ended December 31, 2010 from $816.9 million for the year ended December 31, 2009.  The average yield on loans declined 11 basis points to 5.55% for the year ended December 31, 2010 from 5.66% for the year ended December 31, 2009, which reflected a decline in the yield on loans indexed to prime, partially offset by the greater proportion of higher-yielding commercial real estate, commercial business and secured consumer loans in our loan portfolio during the 2010 period compared to the 2009 period.

Interest income on securities for 2010 of $7.3 million decreased by $1.4 million, or 16.0%, from 2009. Average yields on securities decreased 112 basis points to 3.97% for the year ended December 31, 2010 from 5.09% for the year ended December 31, 2009.  The decrease in securities interest income from a decline in yields was partially offset by higher average balances of securities to $184.0 million from $171.0 million.

Interest Expense.  Interest expense decreased by $4.5 million, or 16.7%, to $22.6 million for the year ended December 31, 2010 from $27.2 million for the year ended December 31, 2009.  The decrease in interest expense reflected primarily lower average rates on deposits, partially offset by higher balances of deposits.

Interest expense on deposits decreased by $4.2 million, or 27.2%, to $11.3 million for the year ended December 31, 2010 from $15.6 million for the year ended December 31, 2009.  The average rate paid on deposits decreased 72 basis points to 1.74% from 2.46%.  The average balance of deposits increased to $653.5 million for the year ended December 31, 2010 from $632.6 million for the year ended December 31, 2009.

BEACON FEDERAL BANCORP, INC.

Interest expense on certificates of deposit decreased by $3.1 million, or 26.2%, to $8.7 million for the year ended December 31, 2010 from $11.8 million for the year ended December 31, 2009, due primarily to a decrease of 78 basis points in average certificate of deposit rates to 2.41% from 3.19% and a decrease in average balance of $9.1 million. Interest expense on money market accounts decreased to $1.8 million from $2.9 million, reflecting substantially lower average rates on such accounts, 1.15% in the 2010 period compared to 1.94% in the 2009 period, partially offset by higher average balances on such accounts, $161.0 million compared to $150.5 million.

Interest expense on borrowings decreased $0.3 million, to $11.3 million for the year ended December 31, 2010 from $11.6 million, due primarily to a lower average balance, partially offset by a higher average rate.  The average balance on borrowings decreased to $261.0 million from $281.4 million. The interest rates paid on such borrowings increased to 4.32% from 4.12%.

Net Interest Income.  Net interest income increased by $2.8 million, or 10.0%, to $31.3 million for the year ended December 31, 2010 from $28.5 million for the year ended December 31, 2009.  The increase in net interest income was due to a higher interest rate spread and overall net interest-earning asset growth.  Our net interest rate spread increased to 2.75% for the year ended December 31, 2010 from 2.49% for the year ended December 31, 2009 and the net interest margin increased to 3.03% from 2.79%.  The higher interest rate spread was attributable to a lower cost of funds.  The cost of funds decreased 50 basis points, while the yield on interest-earning assets declined by 24 basis points.

Average net interest-earning assets increased to $118.3 million for the year ended December 31, 2010 from $104.9 million for the year ended December 31, 2009.  The increase in average net interest-earning assets was principally a result of a reduction in average borrowings of $24.2 million.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider specific and general components. The specific component relates to loans that are individually classified as impaired, for which the carrying value of the loan exceeds the fair value of the collateral, net of selling costs, or the present value of expected future cash flows. The general component covers loans that are not individually classified as impaired and is based on the historical loan loss experience for the last four years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type. The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current national and local economic and business conditions.

We recorded a provision for loan losses of $7.2 million for the year ended December 31, 2010 compared to a provision for loan losses of $7.7 million for the year ended December 31, 2009.  Provision of $6.4 million and $5.9 million related to commercial loans for 2010 and 2009, respectively.   The provision was consistent with the prior year as the balance of gross loans decreased slightly, 2.9%, from the prior year while nonperforming loans increased 9.2%.

Net charge-offs for 2010 were $7.6 million, or 0.92% of average loans, compared to $2.6 million, or 0.32% of average loans, for 2009 and $5.1 million, or 0.68% of average loans, for 2008.  Of the net charge-offs, $6.3 million, or 83%, were due to previously impaired loans which had been fully reserved.  Of the total 2010 net charge-offs, 37% were from commercial real estate, 32% were from multi-family real estate, 13% were from indirect auto and 12% were from commercial loans.

BEACON FEDERAL BANCORP, INC.

The allowance for loan losses was $15.2 million at December 31, 2010, compared with $15.6 million at December 31, 2009.  The ratio of the allowance for loan losses to total loans was 1.90% at December 31, 2010, compared with 1.89% at December 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans was 108.28% at December 31, 2010, compared with 121.28% at December 31, 2009.

Noninterest Income.  Noninterest income increased $1.3 million, or 39.0%, to $4.7 million for the year ended December 31, 2010 from $3.4 million for the year ended December 31, 2009, resulting primarily from increases in service charges, commission and fee income and reduced other-than-temporary credit impairment losses on debt securities, partially offset by a decrease in the gain on sale of loans.

Service charge income increased $0.4 million, or 14.3%, to $3.5 million primarily due to an increase in debit card fees.  The Bank is actively promoting debit card usage and core deposits that require debit card transactions in order to obtain an attractive rate of interest for depositors. The resulting increased debit card usage has lead to the increase in the debit card fee income.

Commission income represents primarily income from the sale of credit, life and disability insurance.  The $0.2 million, or 25.5%, increase in commission income for the year was primarily the result of a lower experience rate of claims filed by the Company’s customers.

Other-than-temporary credit impairment losses on debt securities in 2010 was $1.3 million, a decrease of $0.4 million, or 26.2%, as compared to the other-than temporary credit impairment losses of $1.7 million in 2009.  The other-than-temporary credit impairment for the year resulted primarily from four securities; two trust preferred securities and two private label collateralized mortgage obligations.

Gain on sale of loans for 2010 was $0.5 million, which was $0.1 million less than the gain on sale of loans for 2009 of $0.6 million, due to a 22.5% decline in originations compared to the prior year.

Noninterest Expense.  Noninterest expense increased by $1.7 million, or 9.1%, to $20.4 million for the year ended December 31, 2010 from $18.7 million for the year ended December 31, 2009.  The increase in noninterest expense was due primarily to increases in salaries and benefits, occupancy and equipment and other expense, partially offset by a decrease in the FDIC premium expense.

Salaries and employee benefits increased by $1.2 million, or 12.7%, to $10.7 million for the year ended December 31, 2010 from $9.5 million for the year ended December 31, 2009, due primarily to standard wage increases, a 6.7% increase in full-time equivalent staff and a 1% increase in group insurance.

Occupancy and equipment expense increased by $0.6 million, or 34.2%, to $2.4 million for the year ended December 31, 2010 from $1.8 million for the year ended December 31, 2009 due primarily to having a full twelve months of operating costs of the Company’s new branch and corporate headquarters location that was leased beginning in June 2009.

Other expense increased by $0.3 million, or 8.2%, to $3.9 million for the year ended December 31, 2010 from $3.6 million in 2009 due primarily to outsourcing the servicing of ATMs and increased debit card usage.

FDIC premium expense decreased by $0.4 million, or 26.4%, to $1.2 million for the year ended December 31, 2010 as a result of the FDIC special assessment on all insured institutions to rebuild the Deposit Insurance Fund that was levied in 2009.

Income Tax Expense.  The provision for income taxes was $3.1 million for the year ended December 31, 2010, compared to $2.0 million for the year ended December 31, 2009.  The increase was due to $3.0 million higher pre-tax income and a slightly higher effective tax rate.  Our effective tax rate was 36.5% for 2010 compared to 36.0% for 2009.

BEACON FEDERAL BANCORP, INC.

Average Balances and Yields.  The following tables set forth average balance sheets, average yields and rates, and certain other information for the periods indicated.  No tax-equivalent yield adjustments were made, as the effect thereof was not material.  All average balances are daily average balances.  Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

				For the Years Ended December 31,
	2010			2009			2008
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$829,548	$46,010	5.55%	$816,931	$46,271	5.66%	$758,065	$45,916	6.06%
Securities	183,963	7,312	3.97	170,968	8,700	5.09	169,755	9,295	5.48
FHLB stock	11,128	598	5.37	12,476	625	5.01	13,127	732	5.58
Interest-earning deposits	8,172	17	0.21	18,535	41	0.22	14,300	369	2.58
Total interest-earning assets	1,032,811	53,937	5.22	1,018,910	55,637	5.46	955,247	56,312	5.90
Noninterest-earning assets	30,185			28,849			19,833
Total assets	$1,062,996			$1,047,759			$975,080

Interest-bearing liabilities:
Savings	$81,553	$466	0.57	$58,475	$194	0.33	$60,289	$328	0.54
Money market accounts	160,951	1,848	1.15	150,538	2,920	1.94	139,671	4,781	3.42
Checking accounts	50,033	322	0.64	53,590	662	1.24	45,334	1,290	2.85
Time accounts	360,946	8,702	2.41	370,013	11,797	3.19	294,127	12,562	4.27
Total deposits	653,483	11,338	1.74	632,616	15,573	2.46	539,421	18,961	3.52
FHLB advances	183,288	7,796	4.25	207,487	8,952	4.31	243,736	10,833	4.44
Reverse repurchase agreements	70,001	2,708	3.87	70,000	2,244	3.21	49,836	1,541	3.09
Lease obligation	7,738	785	10.14	3,936	392	9.96	-	-	-
Total interest-bearing liabilities	914,510	22,627	2.47	914,039	27,161	2.97	832,993	31,335	3.76

Noninterest-bearing deposits	38,559			32,357			27,711
Other noninterest-bearing liabilities	4,620			6,166			4,440
Total liabilities	957,689			952,562			865,144
Stockholders’ equity	105,307			95,197			109,936
Total liabilities and equity	$1,062,996			$1,047,759			$975,080

Net interest income		$31,310			$28,476			$24,977

Net interest rate spread			2.75%			2.49%			2.14%

Net interest-earning assets	$118,301			$104,871			$122,254

Net interest margin			3.03%			2.79%			2.61%

Average of interest-earning assets to
interest-bearing liabilities			112.94%			111.47%			114.68%

BEACON FEDERAL BANCORP, INC.

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

	Years Ended December 31,			Years Ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase			Increase
	(Decrease)		Total	(Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$680	$(941)	$(261)	$3,470	$(3,115)	$355
Securities	627	(2,015)	(1,388)	67	(662)	(595)
FHLB stock	(70)	43	(27)	(35)	(72)	(107)
Interest-earning deposits	(22)	(2)	(24)	84	(412)	(328)
Total interest-earning assets	1,215	(2,915)	(1,700)	3,586	(4,261)	(675)

Interest-bearing liabilities:
Checking and money market accounts	$115	$(1,527)	$(1,412)	$575	$(3,064)	$(2,489)
Savings accounts	96	176	272	(10)	(124)	(134)
Certificates of Deposit	(282)	(2,813)	(3,095)	2,822	(3,587)	(765)
Total deposits	(71)	(4,164)	(4,235)	3,387	(6,775)	(3,388)
FHLB advances	(1,033)	(123)	(1,156)	641	62	703
Reverse repurchase agreements	-	464	464	(1,572)	(309)	(1,881)
Lease obligation	386	7	393	196	196	392
Total interest-bearing liabilities	(718)	(3,816)	(4,534)	2,652	(6,826)	(4,174)

Change in net interest income	$1,933	$901	$2,834	$934	$2,565	$3,499

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

BEACON FEDERAL BANCORP, INC.

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

(i)	actively market adjustable-rate commercial loans;

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

(iv)	invest in shorter- to medium-term securities;

(v)	sell all conforming one- to four-family mortgage loans with maturities of 20 years or more;

(vi)	use interest rate caps, as determined by the Asset/Liability Management Committee, to attempt to preserve net interest income in periods of rising short-term interest rates;

(vii)	originate high volumes of consumer loans, which have shorter terms, including direct and indirect automobile loans; and

(viii)	maintain high levels of capital.

Net Portfolio Value of Beacon Federal. The OTS requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The OTS provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the OTS model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. The assumptions were expanded to include an increase and decrease of 50 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 2% to 3% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The OTS provides us the results of the interest rate sensitivity model, which is based on information we provide to the OTS to estimate the sensitivity of our net portfolio value.

BEACON FEDERAL BANCORP, INC.

The table below sets forth, as of December 31, 2010, the OTS’s calculation of the estimated changes in the Bank’s net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

				NPV as a Percentage of Present Value of Assets (3)
Change in
Interest		Estimated Increase			Increase
Rates		(Decrease) in			(Decrease)
(basis	Estimated	NPV		NPV	(basis
points) (1)	NPV (2)	Amount	Percent	Ratio (4)	points)
(Dollars in thousands)
+300	$78,249	$(32,808)	(30.0)%	7.70%	(262)
+200	91,824	(19,233)	(17.0)%	8.85%	(147)
+100	103,297	(7,760)	(7.0)%	9.76%	(56)
+50	106,582	(4,475)	(4.0)%	9.99%	(33)
—	111,057	—	—	10.32%	—
-50	112,723	1,665	1.0%	10.40%	8
-100	113,294	2,237	2.0%	10.41%	9

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 17% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 2% increase in net portfolio value.

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

BEACON FEDERAL BANCORP, INC.

Net Interest Income. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our internal net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period using historical data for assumptions such as loan prepayment rates and deposit decay rates, the current term structure for interest rates, and current deposit and loan offering rates. We then calculate what the net interest income would be for the same period in the event of an instantaneous 200 basis point increase or 100 basis point decrease in market interest rates. As of December 31, 2010, using our internal interest rate risk model, we estimated that our net interest income for the year ending December 31, 2011 would decrease by 2.6% in the event of an instantaneous 200 basis point increase in market interest rates, and would decrease by 0.2% in the event of an instantaneous 100 basis point decrease in market interest rates.

Liquidity and Capital Resources

Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York and maturities and sales of securities.  In addition, we have the ability to collateralize borrowings in the wholesale markets.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We seek to maintain a liquidity ratio of 8.0% or greater.  For the year ended December 31, 2010, our liquidity ratio averaged 11.1%.  We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2010.

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period.  At December 31, 2010, cash and cash equivalents totaled $12.4 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $162.4 million at December 31, 2010.  On that date, we had $163.4 million of Federal Home Loan Bank advances outstanding and $1.7 million in limited recourse obligations related to loans sold, with the ability to borrow an additional $41.5 million.

BEACON FEDERAL BANCORP, INC.

At December 31, 2010, we had $43.5 million in loan commitments outstanding.  In addition to commitments to originate loans, we had $60.5 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2010 totaled $192.4 million, or 28.4% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan and security sales, brokered deposits, CDARS, BIC and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2011.  We believe, however, based on past experience that a significant portion of such deposits will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans.  During the year ended December 31, 2010, we originated $250.4 million of loans, and during the year ended December 31, 2009, we originated $323.2 million of loans.  The reduction in originations was primarily a result of a decrease in the 1-4 family residential mortgage and consumer loan originations.  1-4 family residential mortgage originations decreased $61.5 million as a result of having a period of extraordinary demand for refinances in the first quarter of 2009, when many borrowers took advantage of what was then perceived to be historically low mortgage interest rates.  Although interest rates have declined even further during 2010, the originations have decreased because of the large number of borrowers that had already refinanced in 2009.  Consumer loan originations decreased $15.6 million due to heavy interest rate competition for auto loans, as a result of low or no interest rate financing being offered by automobile manufacturers and comparatively low rates offered from local credit unions in the Company’s operating areas.

We purchased $63.6 million of securities during the year ended December 31, 2010 compared to $76.6 million during the year ended December 31, 2009.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances.  We experienced a net decrease in total deposits of $15.9 million for the year ended December 31, 2010 compared to a net increase of $66.8 million for the year ended December 31, 2009.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.  During 2010, the Company repurchased 81,209 outstanding shares of its common stock at a total cost of $1.0 million.  The Company paid cash dividends of $1.2 million for the year.

Federal Home Loan Bank advances decreased on a net basis by $27.7 million for the year ended December 31, 2010, compared to a decrease of $27.5 million for the year ended December 31, 2009.  Historically, Federal Home Loan Bank advances have primarily been used to fund loan demand. At December 31, 2010, we had the ability to borrow up to $206.6 million ($41.5 million available) from the Federal Home Loan Bank of New York.

The Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2010, the Bank exceeded all regulatory capital requirements. Beacon Federal is considered “well capitalized” under regulatory guidelines. See “Item 1. Business—Supervision and Regulation—Federal Banking Regulation—Capital Requirements” contained in our Annual Report on Form 10-K.

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

BEACON FEDERAL BANCORP, INC.

Recent Accounting Pronouncements

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  The ASU expands the disclosures about the credit quality of financing receivables and the related allowance for credit losses.  The ASU also requires disaggregation of existing disclosures by portfolio segment.  The amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The adoption of this guidance on December 31, 2010 expanded the Company’s disclosures surrounding credit quality of financing receivables and the related allowance for credit losses.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Beacon Federal Bancorp, Inc.
East Syracuse, New York

We have audited the accompanying consolidated balance sheets of Beacon Federal Bancorp, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beacon Federal Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                                                                                                   /s/ Crowe Horwath LLP

New York, New York
March 29, 2011

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	December 31,	December 31,
	2010	2009

ASSETS

Cash and cash equivalents - cash and due from financial institutions	$12,439	$12,993
Interest-bearing deposits in other financial institutions	-	170
Securities available for sale	162,405	167,238
Securities held to maturity (fair value of $10,543 and $14,500, respectively)	10,321	14,561
Loans held for sale	2,692	940
Loans, net of allowance for loan losses of $15,240 and $15,631, respectively	792,553	816,061
Federal Home Loan Bank (“FHLB”) of New York stock	9,954	11,487
Premises and equipment, net	12,030	12,604
Accrued interest receivable	3,528	3,888
Foreclosed and repossessed assets	206	797
Bank-owned life insurance (“BOLI”)	10,639	10,488
Other assets	15,711	15,670
Total assets	$1,032,478	$1,066,897

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$677,384	$693,297
Federal Home Loan Bank advances	163,427	191,094
Securities sold under agreement to repurchase	70,000	70,000
Accrued interest payable and other liabilities	4,218	3,511
Capital lease obligation	7,739	7,736
Total liabilities	922,768	965,638
Commitments and contingencies (Note 14)
Preferred stock, $.01 par value, 50,000,000 shares authorized;
none issued or outstanding
Common stock, $.01 par value, 100,000,000 shares authorized; 7,652,816 and
7,653,565 shares issued; 6,432,922 and 6,533,378 shares outstanding, respectively	76	76
Additional paid-in capital	74,092	73,156
Retained earnings-substantially restricted	51,185	47,019
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(3,286)	(3,997)
Accumulated other comprehensive loss, net	(1,866)	(5,462)
Treasury stock, 1,219,894 and 1,120,187 shares at cost, respectively	(10,491)	(9,533)
Total stockholders’ equity	109,710	101,259
Total liabilities and stockholders’ equity	$1,032,478	$1,066,897

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Years Ended
	December 31,
	2010	2009
Interest and dividend income:
Loans, including fees	$46,010	$46,271
Securities	7,312	8,700
FHLB stock	598	625
Federal funds sold and other	17	41
Total interest income	53,937	55,637
Interest expense:
Deposits	11,338	15,573
FHLB advances	7,796	8,952
Securities sold under agreement to repurchase	2,708	2,244
Lease obligation	785	392
Total interest expense	22,627	27,161
Net interest income	31,310	28,476
Provision for loan losses	7,210	7,695
Net interest income after provision
for loan losses	24,100	20,781
Noninterest income:
Service charges	3,477	3,042
Commission and fee income	806	642
Change in cash surrender value of BOLI	152	119
Gain on sale of loans	485	595
Other-than-temporary impairment (OTTI) credit
loss on securities	(1,260)	(1,707)
OTTI loss on cost method equity investment	-	(166)
Other	1,052	865
Total noninterest income	4,712	3,390
Noninterest expense:
Salaries and employee benefits	10,691	9,490
Occupancy and equipment	2,408	1,795
Advertising and marketing	492	478
Telephone, delivery and postage	751	730
Supplies	208	249
Audit and examination	686	651
FDIC premium expense	1,247	1,694
Other	3,877	3,583
Total noninterest expense	20,360	18,670
Income before income taxes	8,452	5,501
Income tax expense	3,087	1,978
Net income	$5,365	$3,523
Basic and diluted earnings per share	$0.88	$0.54

OTTI credit loss on securities:
Total OTTI loss on securities	$1,432	$1,763
Portion of OTTI loss recognized in other
comprehensive loss before income taxes	(172)	(56)
OTTI credit loss on securities	$1,260	$1,707

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share data)

						Accumulated
	Common Stock		Additional		Unearned	Other
	Shares	Amount	Paid-In	Retained	ESOP	Comprehensive	Treasury
	Outstanding	Issued	Capital	Earnings	Shares	(Loss)/Income	Stock	Total
Balance at January 1, 2009	7,662,315	$76	$72,160	$42,833	$(4,733)	$(8,251)	$-	$102,085
Comprehensive income
Net income				3,523				3,523
Net change in unrealized gains (losses) on available for sale securities, net of taxes of $3,126						4,689		4,689
OTTI non-credit related loss on securities for which a portion of the OTTI has been recognized in income, net of taxes of $22						(34)		(34)
Other comprehensive income, net of tax								4,655
Total comprehensive income								8,178
Adjustment for adoption of ASC 320-10, net of taxes of $1,144				1,866		(1,866)		-
Earned ESOP shares			(93)		736			643
Stock-based compensation	(8,750)		1,089					1,089
Cash dividends $0.19 per share				(1,203)				(1,203)
Repurchase of common stock	(1,120,187)						(9,533)	(9,533)
Balance at December 31, 2009	6,533,378	$76	$73,156	$47,019	$(3,997)	$(5,462)	$(9,533)	$101,259
Comprehensive income
Net income				5,365				5,365
Net change in unrealized gains (losses) on available for sale securities, net of taxes of $1,297						3,708		3,708
OTTI non-credit related loss on securities for which a portion of the OTTI has been recognized in income, net of taxes of $60						(112)		(112)
Other comprehensive income, net of tax								3,596
Total comprehensive income								8,961
Earned ESOP shares			(24)		711			687
Stock-based compensation	(9,147)		888					888
Common stock issued under employee stock plan	8,398		72					72
Cash dividends $0.20 per share				(1,199)				(1,199)
Repurchase of common stock	(99,707)						(958)	(958)
Balance at December 31, 2010	6,432,922	$76	$74,092	$51,185	$(3,286)	$(1,866)	$(10,491)	$109,710

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Years Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$5,365	$3,523
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	7,210	7,695
Change in fair value of servicing assets	224	154
Depreciation and amortization	1,428	974
ESOP expense	687	643
Amortization of stock-based compensation expense	888	1,089
Amortization of net deferred loan costs	2,660	2,478
Net amortization of premiums and discounts on securities	607	58
Gain on sale of loans	(485)	(595)
Other-than-temporary impairment credit loss on securities	1,260	1,873
Originations of loans held for sale	(43,586)	(90,336)
Proceeds from loans held for sale	42,319	91,527
Proceeds from sale of trading account assets	-	23,337
Increase in cash surrender value of BOLI	(152)	(119)
Net change in:
Accrued interest receivable	360	97
Other assets	(2,660)	(6,124)
Accrued interest payable and other liabilities	710	(639)
Net cash provided by operating activities	16,835	35,635
Cash flows from investing activities:
Purchase of FHLB stock	(1,642)	(644)
Redemption of FHLB stock	3,175	2,237
Securities held to maturity:
Maturities, prepayments and calls	4,170	8,707
Securities available for sale:
Purchases	(63,609)	(76,612)
Proceeds from maturity or call	72,637	55,218
Maturities of interest-bearing deposits	170	200
Loan originations and payments, net	12,869	(57,803)
Purchase of premises and equipment	(854)	(2,341)
Proceeds from sale of foreclosed and repossessed assets	1,360	1,616
Net cash provided by (used for) investing activities	$28,276	$(69,422)

Continued on following page

BEACON FEDERAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Continued

	Years Ended
	December 31,
	2010	2009
Cash flows from financing activities:

Net change in deposits	$(15,913)	$66,830
Proceeds from FHLB advances	89,200	18,000
Repayment of FHLB advances	(116,867)	(45,547)
Repayment of lease obligation	-	(64)
Issuance of common stock	72	-
Cash dividends	(1,199)	(1,203)
Repurchase of common stock	(958)	(9,533)
Net cash (used for) provided by financing activities	(45,665)	28,483
Net change in cash and cash equivalents	(554)	(5,304)
Cash and cash equivalents at beginning of period	12,993	18,297
Cash and cash equivalents at end of period	$12,439	$12,993
Supplemental cash flow information:
Interest paid	$22,656	$27,737
Income taxes paid	$6,149	$4,514
Real estate and repossessions acquired in settlement of loans	$769	$2,264
Supplemental schedule of non-cash investing and financing activities:
Building acquired with capital lease obligation	$-	$7,800

See accompanying notes to consolidated financial statements.

BEACON FEDERAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2010 and 2009
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

The Bank provides financial services through its offices in New York, Massachusetts, Texas, and Tennessee. Its primary deposit products are checking, savings, money market and term certificate accounts, and its primary lending products are residential mortgage, commercial, and direct and indirect consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. Further, operations of the Bank are managed and financial performance is evaluated on an institution-wide basis. As a result, all of the Bank’s operations are considered by management to be aggregated in one reportable operating segment. The Bank’s subsidiary, BCSC, sells insurance and investment products and provides tax-preparation services.

Conversion: On October 1, 2007, Beacon Federal completed its conversion from a mutual savings association to a capital stock savings association. A new holding company, Beacon Federal Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by the Company of 7,396,431 shares of common stock at $10 per share. Net proceeds of $66,212 were raised in the stock offering, after deduction of estimated conversion costs of $1,835 and excluding $5,917 which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the ESOP), enabling it to purchase 591,714 shares of common stock in the offering.

Voting rights are held and exercised exclusively by the stockholders of the Company. Deposit account holders continue to be insured by the FDIC. A liquidation account was established in the amount of $44,708, which represented the Bank’s total equity as of March 31, 2007, the latest balance sheet date in the final prospectus used in the conversion.

The Bank may not declare, pay a dividend on, or repurchase any of its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Any repurchases of the Company’s common stock will be conducted in accordance with applicable laws and regulations.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and write-down for other-than-temporary impairment losses on securities are particularly subject to change.

BEACON FEDERAL BANCORP, INC.

Cash and Cash Equivalents: Cash and cash equivalents include cash and deposits with other financial institutions with original maturities under 90 days. Net cash flows are reported for customer loan and deposit transactions. Cash and cash equivalents include interest-bearing deposits in other financial institutions of $1,167 and $6,496 at December 31, 2010 and 2009, respectively.

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

The Bank is a member of the Federal Home Loan Bank of New York. The required investment in the common stock is based upon a certain percentage of the Bank’s assets and advances. Federal Home Loan Bank stock is carried at cost, which represents redemption value, and periodically evaluated for impairment based on ultimate recovery of par value. Dividends received on such stock are reported as income.

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

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

BEACON FEDERAL BANCORP, INC.

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

Accrued Interest Receivable: Interest on securities and loans is accrued as earned. Accrued interest receivable as of December 31, 2010 and 2009 is summarized as follows:

	December 31,
	2010	2009
Securities	$662	$814
Loans	2,866	3,074
	$3,528	$3,888

Bank Owned Life Insurance: In accordance with FASB ASC 325-30, “Investments-Other-Investments in Insurance Contracts,” Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

BEACON FEDERAL BANCORP, INC.

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

Stock-based Compensation: Companies are required to measure and record compensation expense for stock options and other share-based payments on the instruments’ fair value on the date of grant.  The Company uses the modified prospective method.  Stock-based compensation expense is recognized over the straight-line basis over the requisite service period for all awards.

Comprehensive Income: Comprehensive income consists of net income and the unrealized gains and losses on securities available for sale (AFS), net of taxes, which is also recognized as a separate component of stockholders’ equity.

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

Earnings Per Share: Earnings per share are based upon the weighted-average shares outstanding. ESOP shares, which have been committed to be released and stock options, to the extent dilutive, are considered outstanding. Under the treasury stock method, stock options are dilutive when the average market price of the Company’s common stock and effect of any unamortized compensation expense exceeds the option price during the period. In addition, proceeds from the assumed exercise of dilutive stock options and related tax benefit are assumed to be used to repurchase common stock at the average market price during the period.

BEACON FEDERAL BANCORP, INC.

Income Taxes:  Provisions for income taxes are based on taxes currently payable or refundable, and deferred taxes which are based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are reported in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

Subsequent Events:  Companies are required to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities.  They must recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process.  Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date.  The Company has evaluated subsequent events through the time of filing these financial statements with the SEC and noted no subsequent events requiring financial statement recognition or disclosure.

Reclassification: Reclassifications are made to prior years’ consolidated financial statements, when necessary, to conform to the current year’s presentation. These reclassifications have no effect on net income as previously reported.

New Accounting Pronouncements

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  The ASU expands the disclosures about the credit quality of financing receivables and the related allowance for credit losses.  The ASU also requires disaggregation of existing disclosures by portfolio segment.  The amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The adoption of this guidance on December 31, 2010 expanded the Company’s disclosures surrounding credit quality of financing receivables and the related allowance for credit losses.

BEACON FEDERAL BANCORP, INC.

Note 2 – Securities

The amortized cost, unrealized gross gains and losses and fair values of securities at December 31, 2010 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2010	Cost	Gains	Losses	Value

Held to maturity:
Debt securities:
Mortgage-backed securities - Residential	$3,726	$139	$-	$3,865
Collateralized mortgage obligations - Private issuer	4,264	41	(123)	4,182
Collateralized mortgage obligations - Government agency	2,331	165	-	2,496
Total	$10,321	$345	$(123)	$10,543

Available for sale:
Debt securities:
Treasuries	$100	$-	$-	$100
Agencies	7,997	45	(55)	7,987
Pooled trust preferred securities	11,566	-	(6,120)	5,446
Mortgage-backed securities - Residential	41,677	1,613	(256)	43,034
Collateralized mortgage obligations - Private issuer	15,547	442	(1,010)	14,979
Collateralized mortgage obligations - Government agency	88,528	2,399	(68)	90,859
Total	$165,415	$4,499	$(7,509)	$162,405

Mortgage-backed securities and collateralized mortgage obligations consist of residential mortgage securities and are backed by single-family mortgage loans.  The Company does not have any such securities backed by commercial real estate loans.

BEACON FEDERAL BANCORP, INC.

The amortized cost, unrealized gross gains and losses and fair values of securities at December 31, 2009 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value

Held to maturity:
Debt securities:
Mortgage-backed securities - Residential	$4,850	$116	$-	$4,966
Collateralized mortgage obligations - Private issuer	6,652	5	(323)	6,334
Collateralized mortgage obligations - Government agency	3,059	141	-	3,200
Total	$14,561	$262	$(323)	$14,500

Available for sale:
Debt securities:
Treasuries	$100	$1	$-	$101
Agencies	26,002	21	(51)	25,972
Pooled trust preferred securities	12,755	-	(7,743)	5,012
Mortgage-backed securities - Residential	39,629	1,646	(22)	41,253
Collateralized mortgage obligations - Private issuer	23,242	13	(4,955)	18,300
Collateralized mortgage obligations - Government agency	74,512	2,164	(76)	76,600
Total	$176,240	$3,845	$(12,847)	$167,238

Maturities of debt securities at December 31, 2010 are summarized as follows:

	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
December 31, 2010	Cost	Value	Cost	Value

Due within one year	$-	$-	$-	$-
Due after one through five years	-	-	8,097	8,087
Due after five through ten years	-	-	-	-
Due after ten years	-	-	11,566	5,446
	-	-	19,663	13,533
Mortgage-backed securities - Residential	3,726	3,865	41,677	43,034
Collateralized mortgage obligations - Private issuer	4,264	4,182	15,547	14,979
Collateralized mortgage obligations - Government agency	2,331	2,496	88,528	90,859
	$10,321	$10,543	$165,415	$162,405

BEACON FEDERAL BANCORP, INC.

Securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2010	Value	loss	Value	loss	Value	loss

Agencies	$1,940	$(55)	$-	$-	$1,940	$(55)
Pooled trust
preferred securities	-	-	5,446	(6,120)	5,446	(6,120)
Mortgage backed
securities - Residential	13,620	(256)	-	-	13,620	(256)
CMOs - Private issuer	-	-	12,145	(1,133)	12,145	(1,133)
CMOs - Government Agency	9,357	(68)	-	-	9,357	(68)
	$24,917	$(379)	$17,591	$(7,253)	$42,508	$(7,632)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	loss	Value	loss	Value	loss

Agencies	$5,953	$(51)	$-	$-	$5,953	$(51)
Pooled trust
preferred securities	-	-	5,012	(7,743)	5,012	(7,743)
Mortgage backed
securities - Residential	3,263	(22)	-	-	3,263	(22)
CMOs - Private issuer	574	(3)	20,142	(5,275)	20,716	(5,278)
CMOs - Government Agency	9,801	(76)	-	-	9,801	(76)
	$19,591	$(152)	$25,154	$(13,018)	$44,745	$(13,170)

No assurance can be made that the credit quality of the securities with unrealized losses at December 31, 2010 will not deteriorate in the future which may require future reductions in income for other-than-temporary impairment (“OTTI”) credit losses.

Pooled Trust Preferred Securities (PTPS) (6 issues with unrealized loss).  The unrealized losses on the Company’s pooled trust preferred securities, which are backed by financial institution issuers, were caused by general market conditions for financial institutions, which is an industry sector that is relatively out of favor, and the resulting lack of liquidity in the market for securities issued by or backed by financial institutions. Management of the Company does not intend to sell the securities and does not believe the Company will be required to sell the securities before recovery of their amortized cost basis, which may be upon maturity. The Company used a discounted cash flow (“DCF”) analysis to provide an estimate of the present value of expected future cash flows which was more than the carrying amount for three of the six PTPS with unrealized losses. The predominate factor in the present value of expected cash flows being greater than the carrying amount was the Company holding senior tranche positions in those securities, providing a priority in receipt of the cash flows estimated to be collected.  Accordingly, the Company did not consider the unrealized losses on those three securities to be other-than-temporary credit-related losses at December 31, 2010.

BEACON FEDERAL BANCORP, INC.

Our PTPS were rated “A” (investment grade), or lower, and the lowest was rated “C” (highly vulnerable, perhaps in bankruptcy or in arrears but still continuing to pay out on obligations), as discussed below under the caption “Other-Than-Temporary Impairments.”

Mortgage-backed Securities (5 issues with unrealized loss) and Collateralized Mortgage Obligations (12 issues with unrealized loss).  The unrealized losses on the Company’s mortgage-backed securities and collateralized mortgage obligations were caused primarily by decreased liquidity and larger non-credit risk premiums for these securities.  Management of the Company does not intend to sell the securities and does not believe the Company will be required to sell the securities before recovery of their amortized cost basis, which may be upon maturity.  Accordingly, the Company did not consider the unrealized losses on those securities to be other-than-temporary credit-related losses at December 31, 2010.

Mortgage-backed securities, and to a lesser extent, collateralized mortgage obligations (CMOs) are issued by federal agencies, primarily FNMA and FHLMC, and private issuers. Of the Company’s fifty-three CMOs, forty are government agency and thirteen are privately issued. Of the $ 1,201 of unrealized losses on CMOs, $1,133 of the losses are on privately issued securities, which generally carry a higher yield and greater degree of credit risk and liquidity risk than agency issues. Three privately issued CMOs with unrealized losses were rated investment grade or better and four privately issued CMOs were rated less than investment grade (including three subprime securities) with the lowest rated “Caa3.”

Agencies (1 issue with unrealized loss).  The unrealized loss on the Company’s agency security was caused primarily by one agency security that was purchased for Community Redevelopment Act purposes and held for collateral with Senior Housing.  The agency security has a one-time call in 2011, and if not called the agency security matures in 2015.

Individual debt securities in an unrealized loss position greater than 12 months and below investment grade with the lowest rating by security type as of December 31, 2010, are as follows:

Description	Class	Amortized Cost	Fair Value	Unrealized Loss	Lowest Credit Rating
CMOs - Private Issuer:
CWALT 2006-19CB	A14	$3,490	$3,151	$(339)	C
CWALT 2005-J11	1A10	2,057	1,966	(91)	Caa1
ARMT 2005-3	4A1	2,960	2,533	(427)	Caa1
First Horizon ALT 2006	1A1	2,043	1,889	(154)	C

Trust Preferred Securities:
Alesco Preferred Funding IV	B-1	579	141	(438)	C
Alesco Preferred Funding Ltd	A-1	2,113	1,248	(865)	CCC+
US Capital Funding III 12/01/35	A-2	2,966	900	(2,066)	C
US Capital Funding I 05/01/34	B-2	551	70	(481)	C
MMCAPS Fund XVIII Ltd	A-1	2,712	1,543	(1,169)	BBB

BEACON FEDERAL BANCORP, INC.

The Company’s nine investment securities that are in an unrealized loss position and rated below investment grade were all originally purchased at investment grade.  Beginning with the second half of 2008, factors outside the Company’s control impacted the fair value of these securities and will likely continue to do so for the foreseeable future.  These factors include, but are not limited to, issuer credit deterioration, issuer deferral and default rates, potential failure or government seizure of underlying financial institutions, ratings agency actions, and regulatory actions.  As a result of changes in these and various other factors during 2009 and 2010, Moody’s Investors Service and Standard & Poor’s downgraded multiple CMO and Trust Preferred Securities, including securities that are held by the Company.  Of the Company’s fifty-three CMOs, four are now considered to be below investment grade and in an unrealized loss position.  Of the Company’s six trust preferred securities, five are now considered to be below investment grade and in an unrealized loss position.  The deteriorating economic, credit and financial conditions experienced in 2008 and carrying through 2010 have resulted in illiquid and inactive financial markets and severely depressed prices for these securities.

The below investment grade for those securities in the table above was only one factor evaluated in determining whether it was appropriate to recognize an other-than-temporary impairment.  Since the securities were below investment grade, we performed additional cash flow analysis in determining if the unrealized losses on the below investment grade securities are considered to be other-than-temporary.

Of our four CMOs in unrealized loss positions with below investment grade rating, we have determined that all but one is other than temporarily impaired.  The ARMT 2005-3 investment is not considered other-than-temporarily impaired due to management not having an intention to sell the investment and not believing we will be required to sell the investment before recovery of its amortized cost basis and the underlying mortgages experiencing a relatively low amount of delinquencies and foreclosures of 9.1% and an average FICO score of 745 for the underlying mortgage borrowers.

Of the five PTPS securities in unrealized loss positions with below investment grade rating, we have determined that three are other-than-temporarily impaired.  The Alesco Preferred Funding Ltd Class A-1 and MMCAPS Fund XVIII Ltd investments are not considered other-than-temporarily impaired due to management not having an intention to sell the investments and not believing we will be required to sell the investments before recovery of their amortized cost basis and the underlying collateral not deteriorating.  Due to uncertainty in the credit markets broadly, and the lack of both trading and new issuance in pooled trust preferred securities, market price indications generally reflect the illiquidity in these markets and not the credit quality of the individual securities. Due to this illiquidity, it is unlikely that the Company would be able to recover its investment in these securities if they were sold at this time. The Company has the intent and ability to hold these securities until a recovery of amortized cost basis, which may be at maturity. Based on an assessment of the credit quality of the underlying issuers and the Company’s senior tranche positions in the two trust preferred securities, we did not consider the investment in these securities to be other-than-temporarily impaired at December 31, 2010. The Company will continue to monitor the market price of these securities and the default rates of the underlying issuers and continue to evaluate these securities for possible other-than-temporary impairment.

Other-Than-Temporary Impairments. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the Company’s intent to sell the security or whether it is more likely than not that it will be required to sell the security before the anticipated recovery of its remaining amortized cost basis and (4) evaluation of cash flows to determine if they have been adversely affected.

BEACON FEDERAL BANCORP, INC.

OTTI credit losses on debt securities recognized in noninterest income during the year ended December 31, 2010 and OTTI non-credit losses recognized in accumulated other comprehensive loss (“AOCL”) at December 31, 2010 are summarized in the table below.  Also included in the table is the lowest credit rating of each security and the percentage of defaults and delinquencies in the underlying banks and loans supporting each trust preferred and CMO security, respectively, as of December 31, 2010:

			Non-Credit	Lowest
	Fair	OTTI Credit Loss	Loss in AOCL	Credit	Default /
Description	Value	During 2010	December 31, 2010	Rating	Delinquency
Trust preferred securities:
US Capital Funding III 12/01/35	$900	$6	$2,066	C	29.7%
Alesco Preferred Funding IV	141	458	438	C	39.3%
US Capital Funding I 05/01/34	70	136	481	C	21.2%
	1,111	600	2,985
Collateralized mortgage
obligations:
GMAC 2003-J9	958	35	-	Aaa	4.7%
CWALT 2005-J11	1,966	46	91	Caa1	21.9%
CWALT 2006-19CB	3,151	169	339	C	18.9%
First Horizon Alt 2006	1,889	366	154	C	14.2%
JPMMT 2007-S3	2,052	44	-	C	14.6%
	10,016	660	584
	$11,127	$1,260	$3,569

The Company recognized an OTTI credit loss on trust preferred securities of $600 during the year ended December 31, 2010.  The Company used a DCF analysis to provide an estimate of the OTTI credit loss, which resulted from the fair value amount being less than the carrying amount. Inputs to the discount model included default rates, deferrals of interest, over-collateralization tests, interest coverage tests and other factors. For debt securities with credit ratings below “AA” (not high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest in accordance with FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.” The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount. The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date. The increase in the defaults and deferrals contributed to the OTTI credit loss.  For those trust preferred securities with OTTI credit losses, defaults and deferrals provided by a third-party broker increased by $46.8 million as of December 31, 2010 as compared to December 31, 2009.

With regard to our PTPS CDO valuations, unrealized losses are larger than OTTI for two primary reasons:

1)
The discount rate used in assessing OTTI is the purchased yield of a bond, which is constant. Therefore, changes in OTTI are purely a function of changes in the amount and timing of projected future cash flows, but are not influenced by the market’s required rate of return for these cash flows (their discount rate). Fair value measures, however, incorporate the market’s perception of the risk of a bond’s future cash flows. Given that the credit quality of PTPS collateral has deteriorated significantly since the onset of the credit crisis, the riskiness of all PTPS CDO bonds has increased, pushing the discount rates used to value them well above their coupon rates.  This risk premium is the primary reason that the fair values of most PTPS CDOs are significantly below their amortized costs.

BEACON FEDERAL BANCORP, INC.

2)
During the height of the credit bubble in late 2007 and early 2008, there was tremendous demand for PTPS CDOs, and competition among dealers for PTPS compressed collateral credit spreads to artificially tight levels. When the credit bubble burst, demand for PTPS declined and PTPS credit spreads increased. This increase in credit spreads reduced the fair value of PTPS collateral, which by extension reduced the fair value of PTPS CDOs.

Although the third party model we use captures the illiquidity premium embedded in the yields of benchmark, publicly traded PTPS, we do not incorporate the illiquidity that currently exists in the PTPS CDO market itself. The PTPS CDO market is severely dislocated and opaque, and features a small number of sophisticated hedge funds bidding for PTPS assets held by a large number of institutions. As a result, trades have occurred over a wide range of prices that we believe contain excessive discounts for distressed sales, illiquidity and complexity, and are therefore not an accurate measure of the fair value of PTPS CDOs.

The Company recognized an OTTI credit loss on collateralized mortgage obligations of $660 during the year ended December 31, 2010.  The Company used a DCF analysis to provide an estimate of the OTTI credit loss, which resulted from the fair value amount being less than the carrying amount. Inputs to the DCF analysis include prepayment rate, default rate, delinquencies, loss severities and percentage of non-performing assets. For debt securities with credit ratings below “AA” (high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest, which is in accordance with the subsequent measurement provisions of FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.” The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount. The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date. The increase in the percentage of delinquent loans and decrease in credit support contributed to the OTTI credit loss.

OTTI credit loss of $1,035 related to two trust preferred securities for the prior year ended December 31, 2009.  An OTTI loss of $672 related to four collateralized mortgage obligations for the year ended December 31, 2009.

The following table summarizes the change in OTTI credit related losses on debt securities, exclusive of tax effects, for the years ended December 31, 2010 and 2009:

	Years ended December 31,
	2010	2009
Credit related impairments with a portion
recognized in other comprehensive
loss:
Beginning balance	$3,293	$1,586
Credit related impairments on portions
of OTTI previously recognized in other
comprehensive loss	1,260	1,707
Ending balance	$4,553	$3,293

BEACON FEDERAL BANCORP, INC.

Note 3 – Loans

Loans, net are summarized as follows:

	December 31,
	2010	2009

Residential real estate:
1-4 family	$182,832	$208,876
Home equity	157,629	176,988
Total Residential real estate	340,461	385,864
Commercial:
Commercial business	85,960	101,022
Commercial real estate	146,433	117,499
Multi-family real estate	26,944	23,862
Commercial - 1-4 family real estate	10,024	10,987
Construction	22,030	19,392
Total Commercial	291,391	272,762
Consumer:
Auto - indirect	119,723	111,624
Auto - direct	25,459	31,562
Other consumer - secured	18,669	17,821
Other consumer - unsecured	7,495	7,182
Total Consumer	171,346	168,189
Gross loans	803,198	826,815

Net deferred loan costs	4,595	4,877
Allowance for loan losses	(15,240)	(15,631)
	$792,553	$816,061

BEACON FEDERAL BANCORP, INC.

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2010 and 2009.

Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	2010
	Residential
	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,590	$11,251	$2,787	$3	$15,631
Provision for loan losses	(80)	6,999	256	35	7,210
Charge-offs	(295)	(6,183)	(1,542)	-	(8,020)
Recoveries	73	3	343	-	419
Ending balance	$1,288	$12,070	$1,844	$38	$15,240

Period-end allowance balance attributed to loans:
Individually evaluated for impairment	$715	$6,430	$-	$-	$7,145
Collectively evaluated for impairment	573	5,640	1,844	38	8,095

Loan balance individually evaluated for impairment	$2,406	$33,099	$-		$35,505
Loan balance collectively evaluated for impairment	338,055	258,292	171,346		767,693
	$340,461	$291,391	$171,346		$803,198

	2009
	Residential
	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,534	$6,677	$2,322	$13	$10,546
Provision for loan losses	206	5,877	1,622	(10)	7,695
Charge-offs	(162)	(1,311)	(1,737)	-	(3,210)
Recoveries	12	8	580	-	600
Ending balance	$1,590	$11,251	$2,787	$3	$15,631

Period-end allowance balance attributed to loans:
Individually evaluated for impairment	$-	$7,054	$-	$-	$7,054
Collectively evaluated for impairment	1,590	4,197	2,787	3	8,577

Loan balance individually evaluated for impairment	$-	$32,636	$-		$32,636
Loan balance collectively evaluated for impairment	385,864	240,126	168,189		794,179
	$385,864	$272,762	$168,189		$826,815

The adequacy of the allowance for loan losses for all loan classes is determined by management based upon an evaluation and review of the credit quality of the loan portfolio, consideration of historical loan loss experience, relevant internal and external factors that affect the collection of a loan, and other pertinent factors.  All loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. The allowance for loan losses consists of two components:

(1)
specific allowances established for any impaired loans for which the carrying value of the loan exceeds the fair value of the collateral or the present value of expected future cash flows or loans otherwise adversely classified; and

(2)
general allowances for loan losses for each loan type based on the historical loan loss experience for the last four years, including qualitative adjustments to historical loss experience, maintained to cover uncertainties that affect our estimate of probable losses for each loan type.  Portions of the general allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment.

We evaluate the allowance for loan losses for all loan classes based upon the combined total of the specific and general components. Generally, when the loan portfolio increases, absent other factors, the allowance for loan loss methodology for the general allowance results in a higher dollar amount of estimated probable losses than would be the case without the increase. In contrast, when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

A general loan loss allowance is provided on all loans not specifically identified as impaired (“non-impaired loans”). The allowance is determined first based on a quantitative analysis using a loss migration methodology. The loans are stratified by type and the historical loss migration is tracked for the various stratifications. Loss experience is quantified for the most recent four years and if considered necessary by management, weighted to give more weight to the most recent losses. That loss experience is then applied to the stratified portfolio at each quarter end.

BEACON FEDERAL BANCORP, INC.

The stratification of the non-impaired loan portfolio resulted in a quantitative general loan loss allowance of $8.1 million at December 31, 2010, compared to $8.6 million at December 31, 2009.

Additionally, in order to systematically quantify the credit risk impact of other trends and changes within the loan portfolio, the Bank utilizes qualitative adjustments to the migration analysis within parameters. The qualitative adjustments are based on the factors below.  Generally, the factors are considered to have no significant impact to our historical migration ratios. However, if information exists to warrant adjustment to the migration analysis, changes are made in accordance with parameters supported by narrative and/or statistical analysis.  Each of the factors below could be adjusted by as much as 50 basis points in either direction (positive or negative) for each loan type pool.  This matrix considers the following ten factors, which are patterned after the guidelines provided under the FFIEC Interagency Policy Statement on the Allowance for Loan and Lease Losses:

●	changes in lending policies and procedures, including underwriting standards;
●	changes in collection, charge-off and recovery practices;
●	changes in the nature and volume of the loan portfolio;
●	changes in the experience, ability, and depth of lending management;
●	changes in the volume and severity of past due loans, non-accrual loans, troubled debt restructurings, and adversely classified loans;
●	changes in the value of underlying collateral for collateral-dependent loans;
●	the existence and effect of any concentrations of credit and changes in the level of such concentrations;
●	changes in the quality of our loan review system and the degree of oversight by the Board of Directors;
●	changes in current, national and local economic and business conditions; and
●	the effect of other external factors such as competition and legal and regulatory requirements.

The qualitative loan loss allowance on the non-impaired loan portfolio was $4.2 million at December 31, 2010 and $6.0 million at December 31, 2009.

For homogeneous loan pools, such as 1-4 family residential mortgages, home equity lines of credit and consumer loans, the Company uses payment status to identify the credit risk in these loan portfolios. Payment status is reviewed on a monthly basis by the Bank's collection area and on a quarterly basis with respect to determining the adequacy of the allowance for loan losses. The payment status of these homogeneous pools at December 31, 2010 is included in the aging of the recorded investment of past due loans table. In addition, the total nonperforming portion of these homogeneous loan pools at December 31, 2010 is presented in the recorded investment in nonaccrual loans table.

Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial business loans involve a higher risk of default than residential loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Loans secured by multi-family residential mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Construction loans generally have greater credit risk than traditional one- to four-family residential mortgage loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make a loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

BEACON FEDERAL BANCORP, INC.

Nonaccrual and Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are automatically placed on non-accrual status when payment of principal or interest is more than 120 days delinquent.  Restructured loans are placed on non-accrual status if collection of principal or interest in full is in doubt. Collateral-dependent loans may be placed on nonaccrual status if the estimated proceeds, less costs to sell, of the collateral is less than the carrying value of the loan.

When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. At any time a loan is less than 120 days delinquent and we expect to collect principal and interest in full, the loan will return to accrual status.

The year-end recorded investment of nonaccrual loans, segregated by class of loans, were as follows:

	December 31
	2010	2009
Residential real estate:
1-4 family	$1,059	$1,151
Home equity	158	172
Commercial:
Commercial business	984	710
Commercial real estate	4,633	5,763
Multi-family real estate	3,200	3,753
Construction	314	510
Consumer:
Other consumer - unsecured	-	2
	$10,348	$12,061

BEACON FEDERAL BANCORP, INC.

An aging analysis of past due loans, segregated by class of loans, as of December 31, 2010 was as follows:

							Accruing Loans
	30-59 Days	60-89 Days	90-119 Days	120 Days	Current	Total	90 or More
	Past Due	Past Due	Past Due	and Greater	Loans	Loans	Days Past Due
Residential real estate:
1-4 family	$303	$-	$345	$1,059	$181,125	$182,832	$345
Home equity	470	235	185	158	156,581	157,629	185
Commercial:
Commercial business	2,276	555	543	984	81,602	85,960	543
Commercial real estate	361	668	-	4,633	140,771	146,433	-
Multi-family real estate	-	-	-	3,200	23,744	26,944	-
Commercial - 1-4 family real estate	-	-	1,500	-	8,524	10,024	1,500
Construction	-	-	-	314	21,716	22,030	-
Consumer:
Auto - indirect	1,750	33	-	-	117,940	119,723	-
Auto - direct	141	7	-	-	25,311	25,459	-
Other consumer - secured	82	-	-	-	18,587	18,669	-
Other consumer - unsecured	28	6	2	-	7,459	7,495	2
Total	$5,411	$1,504	$2,575	$10,348	$783,360	$803,198	$2,575

Impaired loans.  Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged-off when deemed uncollectible, with the balance remaining as an impaired loan until either the full principal is received or the loan is charged-off.

BEACON FEDERAL BANCORP, INC.

Year-end impaired loans are set forth in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired.

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average	Interest
	Principal	With No	With	Recorded	Related	Recorded	Income
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Recognized
2010
Residential real estate:
1-4 family	$881	$-	$881	$881	$5	$422	$15
Commercial:
Commercial business	4,225	245	2,593	2,838	1,333	2,376	18
Commercial real estate	6,540	2,390	1,516	3,906	846	5,321	20
Multi-family real estate	4,117	1,297	1,126	2,423	430	4,009	162
Construction	314	-	314	314	130	37	1
Total	$16,077	$3,932	$6,430	$10,362	$2,744	$12,165	$216

2009
Commercial:
Commercial business	$1,173	$27	$1,146	$1,173	$731	$608	$36
Commercial real estate	5,763	-	5,763	5,763	2,132	2,726	121
Multi-family real estate	3,532	-	3,532	3,532	1,130	1,746	41
Construction	510	-	510	510	110	22	-
Total	$10,978	$27	$10,951	$10,978	$4,103	$5,102	$198

Credit quality indicators.  As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators.  For non-commercial loans, management analyzes primarily historical payment experience, credit documentation and current economic trends.  Additionally, for commercial loans, management tracks loans based on risk ratings.  We use the following definitions for risk ratings:

Special mention – Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

BEACON FEDERAL BANCORP, INC.

The following table presents risk rated classified loans by class of commercial loan.

	December 31, 2010
	Special Mention	Substandard	Doubtful
Commercial business	$1,435	$7,793	$846
Commercial real estate	2,903	11,477	-
Multi-family real estate	-	2,561	741
Commercial - 1-4 family real estate	285	1,500	-
Construction	1,269	314	-
	$5,892	$23,645	$1,587

Loan modifications.  As of December 31, 2010, the Company had the following restructured loans classified by type of concession made:

Type of concession	# of Loans	Unpaid principal balance	Allocated allowance

Commercial loans - non collateral-dependent
Interest-only for 6 to 12 months	9	$1,766	$1,098

Commercial loans - collateral-dependent
Interest-only for 6 to 12 months	8	$4,922	$927
Interest-only for 24 months at a below-market interest rate	1	1,501	-
Term extended and interest rate reduced (reduced to market rate)	2	598	154

Residential 1-4 family loan - non collateral-dependent
Term extended and interest rate reduced to below-market rate	1	$881	$5

At December 31, 2010, there were $3,412 of restructured loans classified as nonaccrual loans and nonperforming loans.  At December 31, 2009, there were $2,961 of restructured loans classified as nonaccrual loans and nonperforming loans.

Based on the underwriting at the time of the restructuring, the Company makes a determination whether or not the loan is a troubled debt restructuring (“TDR”).  Restructured loans are not considered TDRs when the loan terms are consistent with the Company’s current product offerings and the borrowers meet the Company’s current underwriting standards with regard to financial condition, payment history and collateral.

The Company considers a TDR to be any restructured loan where a debtor’s financial difficulties leads to a concession being granted in order to maximize the probability of repayment that would not otherwise have been considered.  The restructured terms must be of a nature that the debtor could not obtain similar funds with a source other than the Bank, or could only obtain similar funds at effective rates so high that it could not afford to pay them.

The Company had two TDRs totaling $2,382 as of December 31, 2010.  A TDR of $1,501 was included in impaired and nonaccrual loans, while the remaining $881 TDR was included in impaired loans on accrual status.  There are no commitments to lend additional funds on either TDR loan.  As of December 31, 2009, there was one TDR of $2,961, which was included in impaired and nonaccrual loans status.

BEACON FEDERAL BANCORP, INC.

Note 4 – Premises and Equipment, net

Premises and equipment, net of accumulated depreciation are summarized as follows:

	December 31,
	2010	2009

Land	$744	$744
Buildings and improvements	5,150	4,149
Capital lease for building	7,800	7,800
Furniture, fixtures and equipment	4,423	4,628
	18,117	17,321
Accumulated depreciation	(6,087)	(4,717)
	$12,030	$12,604

Depreciation expense was $1,428 and $974 for the years ended December 31, 2010 and 2009, respectively.

The Company has a capital lease for the corporate headquarters and branch located on Manlius Center Road, East Syracuse, New York.  The lease term is for 25 years with two, five-year lease renewal options.

Following is a summary of future minimum lease payments, exclusive of real estate taxes and operating expenses.

December 31,
2010

January 1, 2011 through December 31, 2011	$782
January 1, 2012 through December 31, 2012	782
January 1, 2013 through December 31, 2013	782
January 1, 2014 through December 31, 2014	821
January 1, 2015 through December 31, 2015	860
Thereafter	17,194
Total minimum lease payments	21,221
Less amount representing interest	13,482
Present value of net minimum lease	$7,739

Note 5 – Foreclosed and Repossessed Assets

Foreclosed and repossessed assets were as follows:

	December 31,
	2010	2009

Foreclosed and repossessed assets	$206	$797

There was no activity in the allowance for losses for any years covered by the consolidated financial statements.

BEACON FEDERAL BANCORP, INC.

Note 6 – Mortgage Servicing Rights

Mortgage loans, including securitized loans, serviced for others at December 31, 2010 and December 31, 2009 were $140,787 and $125,025, respectively.  Custodial escrow balances maintained in connection with loans serviced for others were $956 and $1,019 at December 31, 2010 and December 31, 2009, respectively.

	Years Ended December 31,
	2010	2009

Beginning balance	$900	$505
Adoption of fair value method on January 1, 2009	-	(192)
Additions	356	741
Change in fair value included in noninterest expense	(224)	(154)
Ending balance	$1,032	$900

The fair value of the mortgage servicing rights were determined using discount rates ranging from 9.25% to 10.75%, depending upon the stratification of the specific right, expected annual prepayment rates ranging primarily from 6.3% to 30.2% (15.5% to 19.3% in 2009), weighted-average life of prepayable loans of 5.5 years (3.8 years in 2009), ancillary income of $10 per loan annually, cost to service of $55 per loan annually, acquisition costs of $10 per loan annually, float earnings rate of 0.25% per annum, foreclosure costs of $500 per loan annually and a 15 to 30 day delinquency rate of 5%.

Note 7 – Deposits

Deposits are summarized as follows:

	December 31,
Description and interest rate	2010	2009

Noninterest-bearing checking	$42,468	$32,292
Interest-bearing checking accounts	62,757	51,824
Savings accounts	108,335	59,868
Money market accounts	142,450	155,740
Total transaction accounts	356,010	299,724
Certificates:
Less than 2.00%	154,851	76,348
2.00 - 2.99%	86,474	161,313
3.00 - 3.99%	64,419	120,361
4.00 - 4.99%	15,630	32,472
5.00 - 5.99%	-	3,079
Total certificates	321,374	393,573
Total deposits	$677,384	$693,297

BEACON FEDERAL BANCORP, INC.

At December 31, 2010 and 2009, brokered deposits were $73,959 and $62,670, respectively.  Brokered deposits represent an alternative source of funds and currently have a lower interest rate than local, retail deposits.  Brokered deposits are highly susceptible to withdrawl if rates are not competitive.
Time deposits of $100 or more at December 31, 2010 and December 31, 2009 were $123,501 and $136,809, respectively.  Generally, deposits in excess of $250 are not Federally insured.

Scheduled maturities of time deposits for the next five years were as follows:

December 31,
2010

First year	$192,422
Second year	61,063
Third year	42,342
Fourth year	20,443
Fifth year	5,104
$321,374

Interest expense on deposits was as follows:

	Years Ended December 31,
	2010	2009

Checking and money market accounts	$2,170	$3,582
Savings accounts	466	194
Certificates	8,702	11,797
	$11,338	$15,573

BEACON FEDERAL BANCORP, INC.

Note 8 - Borrowings

Fixed-rate advances from FHLB of New York payable at their maturity dates are summarized as follows:

	Weighted-Average
	Interest Rate	December 31,
Maturity	December 31, 2010	2010	2009

Within one year	3.05%	$10,000	$27,667
Second year	4.54%	121,427	10,000
Third year	3.39%	22,000	121,427
Fourth year	0.00%	-	22,000
Fifth year	-	-	-
Thereafter	3.11%	10,000	10,000
		$163,427	$191,094
Weighted-average rate		4.02%	4.22%

At December 31, 2010, interest rates on advances ranged from 2.82% to 4.95%.  At December 31, 2010, the advances were collateralized by first mortgage loans under a blanket lien arrangement and securities of $151,427 and $55,151, respectively.  At December 31, 2009, the advances were collateralized by first mortgage loans under a blanket lien arrangement and securities of $172,065 and $64,755, respectively.  Based on this collateral and the Bank’s holdings of FHLB stock, the Bank was eligible to borrow up to an additional $41,487at December 31, 2010.  There would be prepayment penalities assessed should the Bank prepay any of the borrowings.

BEACON FEDERAL BANCORP, INC.

Securities sold under agreement to repurchase were as follows:

	Interest Rate	December 31,
Maturity	December 31, 2010	2010	2009

August 4, 2013	3.78%	$10,000	$10,000
August 19, 2013	3.70%	10,000	10,000
September 4, 2013	3.37%	10,000	10,000
January 22, 2018	3.83%	10,000	10,000
January 24, 2018	3.45%	10,000	10,000
May 1, 2018	4.35%	20,000	20,000
		$70,000	$70,000
Fair value of pledged securities		$75,287	$78,901
Average balance of borrowings		$70,001	$70,000
Maximum balance at any month end		$70,000	$70,000
Average rate at year end		3.83%	3.32%
Average rate for year		3.80%	3.21%

Note 9 – Benefit Plans

401 (K) Plan: Participants are permitted to make elective deferrals to a maximum of 75% of their compensation, not to exceed the annual Internal Revenue Service’s published maximum contribution.  The Bank shall contribute to each eligible participant’s account an amount equal to 60% of the participant’s elective deferrals up to a maximum of 6% of compensation.  The Bank shall have the right to make a discretionary contribution.  Participants are fully vested after five years of service.  Expense for the years ended December 31, 2010 and 2009 was $205 and $180, respectively.

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

Participating employees are those which complete at least 1,000 hours of service during the plan year, which begins January 1.  Participant benefits become 20% vested after one year of service, and 20% for each additional year of service until benefits are 100% vested after 5 years of service.  The Bank makes at least minimum annual contributions to the ESOP equal to the ESOP’s debt service, less dividends on unallocated and allocated (if any) ESOP shares used to repay the ESOP loan. Dividends on allocated ESOP shares are charged to retained earnings.  Dividends on allocated and unallocated ESOP shares were used to repay the ESOP loan and related accrued interest during the years ended December 31, 2010 and December 31, 2009.  The ESOP shares are pledged as collateral on the ESOP loan.  As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants.  ESOP expense for 2010 and 2009 was $687 and $643, respectively.  The number of ESOP shares allocated, shares released for allocation and unreleased shares at December 31, 2010 were 191,990, 71,136 and 328,588, respectively.  The fair value of unreleased ESOP shares at December 31, 2010 and 2009 was $3,877 and $3,757, respectively.

BEACON FEDERAL BANCORP, INC.

Equity Incentive Plan:  The Company has an equity incentive program (the “2008 Plan”) for directors, officers and employees of the Bank.  Under this program, the Company authorized the award of up to 739,643 shares pursuant to grants of stock options and up to 295,857 shares of common stock may be issued as restricted stock awards.  As of December 31, 2010, the Company has authorization to grant up to 251,503 additional shares of Company common stock for these instruments.  The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and unrestricted stock.  Options expire ten years from the date of the grant.  All stock options and stock awards granted are vested over a three-year period.

Under the measurement provisions of FASB ASC 718-10-30 and FASB ASC 718-10-35, “Compensation-Stock Compensation,” compensation expense is recognized based on the fair value of awards granted which includes restricted stock and stock options, at the grant date and is recognized on a straight-line basis over the requisite service period, generally defined as the vesting period.  The Company has estimated the fair value of awards granted under its stock option plan utilizing the Black-Scholes pricing model.

The assumptions used in the Black-Scholes pricing model were as follows:

	Years Ended
	December 31,
	2010	2009

Expected dividend yield	2.00%	-%
Risk-free interest rate	2.26%	-%
Expected life of options (in years)	6.0	-
Expected volatility	36.82%	-%

The expected dividend yield is based on the current quarterly dividend in effect at the time of the grant.  The risk-free interest rate is based on the 7-year U.S. Treasury Constant.  The expected life of options is based on the average of the option life of ten years and vesting period of three years.  The expected volatility is based on the Company’s historical trading activity.

Stock option compensation expense is as follows:

	Years Ended
	December 31,
	2010	2009

Pre-tax	$273	$249
After-tax	164	149
Basic and diluted earnings per share	$0.03	$0.02

At December 31, 2010, the total unrecognized expense related to non-vested stock options was approximately $499 and is expected to be recognized over the weighted-average period of 1.81 years.

BEACON FEDERAL BANCORP, INC.

A summary of the Company’s stock option activity under the Plan is as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number	Exercise	Term in	Intrinsic
	of Shares	Price	Years	Value
Outstanding at January 1, 2009	444,134	$8.23	9.90	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	(39,000)	-	-	-
Outstanding at December 31, 2009	405,134	$8.23	8.90	$474

Granted	155,065	$9.06	9.48	$425
Exercised	(8,398)	$8.23
Forfeited	(24,291)
Outstanding at December 31, 2010	527,510	$8.47	8.36	$1,756
Exercisable at December 31, 2010	261,285	$8.23	7.90	$933
At December 31, 2010 share options
expected to vest in the future	263,705	$8.71	8.81	$815

During the year ended December 31, 2010 proceeds from stock option exercises totaled $72 and the related windfall tax benefits from exercise were approximately $6.  There were no stock option exercises during 2009.

A summary of the Company’s restricted stock award expense is as follows:

	Years Ended
	December 31,
	2010	2009

Pre-tax	$614	$840
After-tax	368	504
Basic and diluted earnings per share	$0.06	$0.08

At December 31, 2010, the total unrecognized expense related to restricted stock awards was approximately $496 and is expected to be recognized over the weighted-average period of 0.90 years.

BEACON FEDERAL BANCORP, INC.

A summary of the Company’s non-vested stock award activity for the period ended December 31, 2010 is as follows:

	Number	Weighted-
	of	Average
	Nonvested	Grant Date
	Shares	Fair Value
Nonvested at January 1, 2010	154,776	$8.23
Granted	-	-
Vested	(72,860)	8.23
Forfeited	(9,045)	8.23
Nonvested at December 31, 2010	72,871	$8.23

Restricted stock awards that vested during the year had a fair value of $600 and $842 for the years ended December 31, 2010 and December 31, 2009, respectively.

Supplemental Executive Retirement Plan (“SERP”): The President and CEO of the Company and Bank will receive 40% of his highest base salary paid during either the current plan year or any of the previous three full plan years before retirement, including amounts deferred to any tax-qualified or non-qualified employee benefit plans, payable for the remainder of his lifetime with a guarantee of 180 monthly payments.  If the President and CEO dies before receiving all monthly payments, his beneficiary will be paid the present value of the remaining payments in a lump sum.  Plan benefits vest at the rate of 20% per year and become fully vested on death or disability.  SERP expense is recognized over the remaining service period of the President and CEO based upon the present value of benefits expected to be provided under the SERP.  SERP expense for the years ended December 31, 2010 and 2009 was $329 and $183, respectively.

Note 10 – Income Taxes

Income tax expense (benefit) was as follows:

	Years Ended December 31,
	2010	2009

Current:
Federal	$4,034	$4,027
State	592	618
	4,626	4,645
Deferred:
Federal	(1,230)	(2,300)
State	(309)	(367)
	(1,539)	(2,667)
Total income tax expense	$3,087	$1,978

BEACON FEDERAL BANCORP, INC.

The provision for income taxes differs from the Federal statutory corporate tax rate as follows:

	Years Ended December 31,
	2010	2009

Federal statutory rate of 34% times financial statement income (loss)	$2,874	$1,870
Effect of:
BOLI income	(51)	(40)
State taxes, net of federal benefit	187	165
Other, net	77	(17)
Total income tax expense (benefit)	$3,087	$1,978

Effective tax rate	36.5%	36.0%

The components of the net deferred tax assets included in other assets are summarized as follows:

	December 31,
	2010	2009

Deferred tax assets:
Allowance for loan losses	$5,761	$5,854
Unrealized loss on securities available for sale	1,143	3,540
Impairment loss on securities	1,692	1,251
Deferred compensation	260	136
Capitalized interest	445	-
Incentive compensation plans	227	130
Mortgage servicing rights	216	132
Nonaccrual interest	372	-
Other	121	11
	10,237	11,054

Deferred tax liabilities:
Net deferred loan costs	1,737	1,853
Accumulated depreciation	386	217
Other	12	24
	2,135	2,094
Net deferred tax assets	$8,102	$8,960

The Company has determined that no valuation allowance is necessary as it is more likely than not that the gross deferred tax assets will be realized through carryback of future deductions to taxable income in prior years, future reversals of existing temporary differences, and through future taxable income.

BEACON FEDERAL BANCORP, INC.

At December 31, 2010 and 2009, the Company had $190 of unrecognized tax benefits, which would affect the effective tax rate if recognized.  The Company anticipates that the unrecognized tax benefits will change significantly in the next twelve months due to an expected reversal as a result of the expiration of the statute of limitations during the third quarter of 2011.  We are subject to U.S. Federal income taxes, as well as State of New York, Massachusetts, Texas and Tennessee income taxes.  Income tax returns filed for the tax years ended December 31, 2007 through December 31, 2009 remain open to examination by these jurisdictions.  We recognize interest and penalties related to tax positions in income tax expense in accordance with the recognition provisions under FASB ASC 740-10-25.   We incurred no interest or penalties during 2010 or 2009.

The change in the balance of gross unrecognized tax benefits is summarized as follows:

	Years Ended December 31,
	2010	2009

Beginning balance	$190	$190
Increases (decreases)- prior year tax positions	-	-
Decreases-settlements with taxing authorities	-	-
Decreases-expiration of statute of limitations	-	-
Ending balance	$190	$190

The Bank computes its tax bad debt deduction using the specific charge-off method.  As a result of the Bank’s assets exceeding $500,000, the tax bad debt reserve was being amortized into taxable income over a four-year period, beginning in 2006 and ending in 2009.  There was no tax bad debt reserve at December 31, 2010 or December 31, 2009.

Note 11 – Related Party Transactions

Loans to principal officers, directors and their affiliates were as follows:

Year Ended
December 31,
2010

Balance, beginning of year	$1,474
Additions	1,472
Repayments	(213)
Other	(846)
Balance, end of year	$1,887

During 2010, a director of both the Company and the Bank resigned from his position as a member of those respective boards of directors.  As of December 31, 2010, the former director’s outstanding loan has been removed from the balance of related party loans as he is no longer considered to be a related party to the Company.

Deposits from principal officers, directors and their affiliates at December 31, 2010 and 2009 were $707 and $593, respectively.

BEACON FEDERAL BANCORP, INC.

Note 12 – Earnings Per Share

Earnings per share are based upon the weighted-average shares outstanding.  ESOP shares, which have been committed to be released and stock options, to the extent dilutive, are considered outstanding.  Under the treasury stock method, stock options are dilutive when the average market price of the Company’s common stock and effect of any unamortized compensation expense exceeds the option price during the period.  In addition, proceeds from the assumed exercise of dilutive stock options and related tax benefit are assumed to be used to repurchase common stock at the average market price during the period.  Basic and diluted earnings per share are summarized as follows:

	Years Ended December 31,
	2010	2009

Basic earnings per share:

Net income	$5,365	$3,523
Less dividends paid:
Common stock	1,169	1,158
Participating securities	30	45

Undistributed earnings	$4,166	$2,320

Weighted-average basic shares outstanding	5,985	6,258
Add: weighted-average participating securities outstanding	146	257
Total weighted-average basic shares and participating securities outstanding	6,131	6,515

Distributed earnings per share	$0.20	$0.18
Undistributed earnings per share	0.68	0.36
Net income per share	$0.88	$0.54

Diluted earnings per share:

Undistributed earnings	$4,166	$2,320

Total weighted-average basic shares and participating securities outstanding	6,131	6,515
Add: Dilutive stock options	21	-
Total weighted-average diluted shares and participating securities outstanding	6,152	6,515

Distributed earnings per share	$0.20	$0.18
Undistributed earnings per share	0.68	0.36
Net income per share	$0.88	$0.54

Anti-dilutive option shares	9	17

BEACON FEDERAL BANCORP, INC.

Note 13 – Bank Capital Requirements

Banks are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  At December 31, 2010 the Bank met all capital adequacy requirements.  Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.   If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At December 31, 2010 and 2009, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios for the Bank are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2010	Amount	Ratio	Amount	Ratio	Amount	Ratio

Equity	$97,165
Disallowed deferred tax assets	(192)
Unrealized loss on AFS securities	1,866
Tier 1 (Core) Capital and Tangible Capital	98,839	9.55%	$15,531	1.50%
General valuation allowance (1)	9,981
Deduction for low-level recourse	(1,665)
Total Capital to risk-weighted assets	$107,155	13.42%	$63,877	8.00%	$79,847	10.00%
Tier 1 (Core) Capital to risk-weighted assets	$97,174	12.17%	$31,939	4.00%	$47,908	6.00%
Tier 1 (Core) Capital to adjusted total assets	$98,839	9.55%	$41,415	4.00%	$51,768	5.00%
(1) Limited to 1.25% of risk-weighted assets.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio

Equity	$86,597
Unrealized loss on AFS securities	5,462
Tier 1 (Core) Capital and Tangible Capital	92,059	8.56%	$16,140	1.50%
General valuation allowance (1)	10,175
Deduction for low-level recourse	(1,665)
Total Capital to risk-weighted assets	$100,569	12.35%	$65,121	8.00%	$81,401	10.00%
Tier 1 (Core) Capital to risk-weighted assets	$90,394	11.10%	$32,561	4.00%	$48,841	6.00%
Tier 1 (Core) Capital to adjusted total assets	$92,059	8.56%	$43,041	4.00%	$53,801	5.00%
(1) Limited to 1.25% of risk-weighted assets.

BEACON FEDERAL BANCORP, INC.

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test has been met.

Note 14 – Commitments and Financial Guarantees

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used and commitments are generally made for 180 days or less.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Standby letters of credit are unconditional commitments issued by the Bank to guarantee the performance of the borrower to a third party.  The guarantees in general extend for a term of up to one year and are fully collateralized by general corporate assets.

The contractual amount of financial instruments with off-balance sheet risk was as follows:

	December 31, 2010		December 31, 2009
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to make loans	$12,438	$31,019	$23,785	$20,362
Unused lines of credit	$3,704	$56,828	$6,985	$55,367
Range of fixed-rate commitments	3.25%-15.00%	-	3.25%-15.00%	-

The following instruments are considered financial guarantees and are carried at fair value.  The contract amount and fair value of these instruments was as follows:

	December 31, 2010		December 31, 2009
	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value
Standby letters of credit	$1,191	$-	$1,041	$-
Limited recourse obligations related to loans sold	$1,664	$-	$1,665	$-

Loans sold to the Federal Home Loan Bank (FHLB) of New York under the Mortgage Partnership Finance program are sold with recourse.  The Bank has an annual agreement that allows selling residential loans up to $50.0 million to the FHLB of New York.  Approximately $48.6 million has been sold through December 31, 2010 under the current and previous agreements.  Under the agreements, the Bank has a maximum credit enhancement of $1.7 million at December 31, 2010.   Based upon a favorable payment history, the Bank does not anticipate recognizing any losses on these residential loans, and accordingly, has not recorded a liability for the credit enhancement.

BEACON FEDERAL BANCORP, INC.

The Company has an operating lease for its Chelmsford, MA branch premises, with a noncancelable 10 year term ending in 2020.  The Company has the option to extend the lease for an additional two five-year terms upon completion of the initial term.  Rental expense included in operating expenses amounted to $24 in 2010.  The future minimum rental commitments as of December 31, 2010 are as follows:

2011	$72
2012	72
2013	72
2014	72
2015	76
Thereafter	377
Total	$741

Note 15 – Fair Value Measurements and Financial Instruments

Fair Value Measurements

General.  The Company follows the provisions of FASB ASC 820-10, “Fair Value Measurements,” for financial assets and liabilities.  FASB ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy prioritizes the assumptions that market participants would use in pricing the assets or liabilities (the “inputs”) into three broad levels.

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

For trust preferred securities, the Company obtains fair values using a discounted cash flow analysis.  The analysis considers the structure and term of the trust preferred securities and the financial condition of the underlying financial institution issuers.  Specifically, the analysis details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults.  Assumptions used in the analysis include default rate, deferral of interest, over-collateralization test, interest coverage test and other factors.  For debt securities with credit ratings below “AA” (not high quality), the Company discounts the expected cash flows at the current yield used to accrete the beneficial interest in accordance with the subsequent measurement provisions of FASB ASC 325-40-35, “Investments-Other-Beneficial Interests in Securitized Financial Assets.” The accretable yield for the beneficial interest on the date of evaluation is the excess of estimated cash flows over the beneficial interest’s reference amount. The reference amount is equal to the initial investment minus cash received to date minus other-than-temporary impairments recognized to date plus the yield accreted to date.

BEACON FEDERAL BANCORP, INC.

In determining the amount of currently performing collateral for purposes of modeling the expected future cash flows, management analyzed the default and deferral history.  This review indicated significant increases in the number and amount of defaults and deferrals by the financial institution issuers.  We assume that all deferrals will default, and 10% recoveries for deferrals and no recoveries for the failed banks.  Additionally, management has noted the correlation between the rising levels of nonperforming loans as a percent of tangible equity plus loan loss reserves, by those issuers that have defaulted and/or, deferred interest payments.  Therefore management has used this ratio as a primary indicator to project the levels of future defaults for fair value analysis purposes.

Given that the Federal Reserve Board approved PTPS as a source of Tier 1 capital in 1996, the short history of PTPSs and the scarcity of bank defaults prior to the credit crisis has left us with limited data with which to estimate recoveries. A 10% recovery was obtained for Silver State Bancorp’s PTPS, and developments in the bankruptcy proceedings for Corus Bank and Washington Mutual provide some support for an assumption of positive recoveries. However, until further recovery data emerges from the bankruptcy proceedings of numerous PTPS issuers, we believe it is prudent to assume zero recoveries for all failed banks.

With regard to currently deferring issuers, Moody’s preferred stock research reveals that, historically, 71% of issuers that suspended dividends eventually defaulted. Given the historically high default risk of deferring issuers, and the current stress on the banking system, we apply a conservative assumption that all deferring issuers will default immediately. As it is likely that some deferring issuers will eventually cure, a development that is already underway with the acquisition of deferring banks by stronger banks, we assume a 10% recovery on all deferrals and projected defaults.

Subsequent to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) we expect that banks with total assets greater than $15 billion will call their PTPS within the first six months of 2013.  To account for future growth and consolidation expected in the industry, we assume banks that currently have $13 billion in total assets will reach the $15 billion threshold by early 2013.  We believe that profitable, well capitalized banks will begin to call PTPS with fixed rate coupons above 9%, or floating rate coupons with spreads above 325 basis points.  We are assuming that these prepayments will occur sometime in the middle of 2011.  In addition, we are assuming prepayments of 5% every five years to account for further industry growth and isolated prepayments unrelated to the Dodd-Frank Act.

We assume that all auction calls will fail due to the dramatic decline in value of PTPS pools below the par value of PTPS CDO liabilities.

Under the ASC 825-10-25 election, all mortgage loans originated and intended for sale in the secondary market are carried at fair value, utilizing Level 2 inputs as determined based on quotes in the secondary market of outstanding commitments to sell our loans from investors.  The fair value election was made to match changes in the value of these loans with the value of the loan commitment derivatives.  None of the loans held for sale are in a delinquent status.  Fair value gains or losses on loans held for sale are reported on the income statement in the line “Gain on sale of loans.”

The Company estimates fair values on mortgage servicing rights using Level 2 inputs, which include discounted cash flows based on current market pricing. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan, including coupon and loan age. The fair value of each stratification of servicing portfolio is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors.  A fair value analysis is also obtained from an independent third party agent.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceeds their fair value.

BEACON FEDERAL BANCORP, INC.

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

The Company had outstanding forward sales contracts of $3.3 million in notional value, matched against $3.3 million of interest rate lock commitments at December 31, 2010.  The interest rate lock commitments included in other assets and forward sales contracts recognized in other liabilities amounted to $0 and $74, respectively, at December 31, 2010 and were accounted for at fair value as an undesignated derivative with a $20 fair value loss on the interest rate lock commitments and a $117 loss on the mandatory forward sales contracts recognized in noninterest income for the year ended December 31, 2010.  The fair value of the Company’s derivative financial instruments is primarily measured by obtaining pricing from broker-dealers recognized to be market participants.  The pricing is derived from market observable inputs that can generally be verified and do not typically involve significant judgment by the Company.  Forward contracts and loan commitments are recorded at fair value utilizing Level 2 inputs.  The Company believes that it has enough sources of liquidity to satisfy future cash requirements as they related to these derivative instruments.

Impaired loans are carried at fair value on a non-recurring basis utilizing Level 3 inputs, consisting of appraisals of underlying collateral and discounted cash flow analysis. A loan is impaired when full payment under the loan terms is not expected. Multi-family, commercial business and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Real estate collateral is typically valued using independent appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace, adjusted based on non-observable inputs and the related nonrecurring fair value measurement adjustments and have generally been classified as Level 3.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Nonfinancial assets measured at fair value on a non-recurring basis include foreclosed and repossessed assets. Assets acquired through, or instead of, loan foreclosure and by repossession are initially recorded at fair value utilizing level 3 inputs based on recent appraisals less costs to sell when acquired, establishing a new cost basis. The fair value under such appraisals is determined by using one of the following valuation techniques: income, cost or comparable sales.

BEACON FEDERAL BANCORP, INC.

Assets and Liabilities Measured at Fair Value on a Recurring Basis.  The following table summarizes financial assets and liabilities measured at fair value on a recurring basis at December 31, 2010, segregated by the level of the inputs within the hierarchy used to measure fair value:

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Assets	(Level 1)	(Level 2)	(Level 3)	Value

Available for sale securities:
Debt securities:
U.S. Treasury and agencies	$100	$7,987	$-	$8,087
Pooled trust preferred securities	-	-	5,446	5,446
Mortgage-backed securities	-	43,034	-	43,034
Collateralized mortgage obligations - Private issuer	-	14,979	-	14,979
Collateralized mortgage obligations - Government agency	-	90,859	-	90,859
	$100	$156,859	$5,446	$162,405

Loans held for sale	$-	$2,692	$-	$2,692

Mortgage servicing rights	$-	$1,032	$-	$1,032

Liabilities

Sales contract derivatives	$-	$74	$-	$74

The aggregate fair value exceeded the aggregate unpaid principal balance of loans held for sale that are carried at fair value under ASC 825-10-25 by $34 as of December 31, 2010.

BEACON FEDERAL BANCORP, INC.

The following table summarizes financial assets measured at fair value on a recurring basis at December 31, 2009, segregated by the level of the inputs within the hierarchy used to measure fair value:

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Assets	(Level 1)	(Level 2)	(Level 3)	Value

Securities available for sale:
Debt securities:
U.S. Treasury and agencies	$101	$25,972	$-	$26,073
Pooled trust preferred securities	-	-	5,012	5,012
Mortgage-backed securities	-	41,253	-	41,253
Collateralized mortgage obligations - Private issuer	-	18,300	-	18,300
Collateralized mortgage obligations - Government agency	-	76,600	-	76,600
	$101	$162,125	$5,012	$167,238

Loans held for sale	$-	$940	$-	$940

Mortgage servicing rights	$-	$900	$-	$900

Loan commitment derivatives	$-	$79	$-	$79

Liabilities

Sales contract derivatives	$-	$17	$-	$17

The aggregate fair value exceeded the aggregate unpaid principal balance of loans held for sale that are carried at fair value under ASC 825-10-25 by $13 as of December 31, 2009.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3).  A reconciliation of the beginning and ending balances for trust preferred securities using Level 3 inputs was as follows (dollars in thousands):

	Years ended December 31,
	2010	2009

Beginning balance	$5,012	$-
Transfers into Level 3	-	3,874
Capitalized interest	9	-
Principal paydowns	(590)	(475)
Total gains or losses (realized/unrealized)
Included in earnings	(600)	(1,035)
Included in other comprehensive income	1,615	2,648
Ending balance	$5,446	$5,012

BEACON FEDERAL BANCORP, INC.

Financial Assets Measured at Fair Value on a Non-Recurring Basis.  Assets measured at fair value on a non-recurring basis at December 31, 2010, include impaired loans of $7.6 million, net of allowance for loan losses of $2.7 million, utilizing level 3 inputs.  At December 31, 2009 there were impaired loans of $6.9 million, net of allowance for loan losses of $4.1 million, utilizing level 3 inputs. The impaired loans are collateral dependent.

The activity in the allowance for losses on impaired loans during the year ended December 31, 2010 was as follows (dollars in thousands):

Balance at January 1, 2010	$4,103
Provision for loan losses	5,155
Loans charged off	(6,281)
Recoveries	(233)
Balance at December 31, 2010	$2,744

Nonfinancial Assets Measured at Fair Value on a Non-Recurring Basis.  Nonfinancial assets measured on a non-recurring basis at December 31, 2010 and December 31, 2009 includes foreclosed and repossessed assets of $206 and $797, respectively, utilizing Level 3 inputs.  There was no provision for losses on these assets.

Financial Instruments
Carrying amount and estimated fair values of financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$12,439	$12,439	$12,993	$12,993
Interest-bearing deposits	-	-	170	170
Securities available for sale	162,405	162,405	167,238	167,238
Securities held to maturity	10,321	10,543	14,561	14,500
Loans held for sale	2,692	2,692	940	940
Loans, net	792,553	812,908	816,061	812,186
FHLB stock	9,954	N/A	11,487	N/A
Accrued interest receivable	3,528	3,528	3,888	3,888

Financial liabilities:
Deposits	677,384	683,008	693,297	699,514
Federal Home Loan Bank advances	163,427	172,049	191,094	201,123
Securities sold under agreement to repurchase	70,000	77,464	70,000	75,829
Accrued interest payable	$1,492	$1,492	$1,522	$1,522

BEACON FEDERAL BANCORP, INC.

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

The discounted cash flow models used to determine fair value are significantly affected by the assumptions used, including, but not limited to, the discount rate and estimates of future cash flows.

Note 16 – Parent Company Only Financial Statements

The following balance sheets, statements of operations and statements of cash flows for Beacon Federal Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

BALANCE SHEETS
(Dollars in thousands)

	December 31,
ASSETS	2010	2009

Cash and cash equivalents	$9,402	$10,971
Investment in Bank	97,200	86,597
ESOP note receivable	3,215	3,851
Total assets	$109,817	$101,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$107	$160
Common stock	76	76
Additional paid-in capital	74,092	73,156
Retained earnings-substantially restricted	51,185	47,019
Unearned ESOP shares	(3,286)	(3,997)
Accumulated other comprehensive loss, net	(1,866)	(5,462)
Treasury stock	(10,491)	(9,533)
Total stockholders’ equity	109,710	101,259
Total liabilities and stockholders’ equity	$109,817	$101,419

BEACON FEDERAL BANCORP, INC.

STATEMENTS OF OPERATIONS
(Dollars in Thousands)

	Years Ended December 31,
	2010	2009
Interest and dividend income:
Interest income on ESOP note receivable	$125	$144
Interest income-other	55	102
Total interest and dividend income	180	246
Noninterest expense	173	290
Income (loss) before income taxes and equity in undistributed income (loss) of Bank	7	(44)
Income taxes	-	9
Net income (loss) before equity in undistributed income of Bank	7	(53)
Equity in undistributed income of Bank	5,358	3,576
Net income	$5,365	$3,523

BEACON FEDERAL BANCORP, INC.

STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$5,365	$3,523
Adjustments to reconcile net income to net cash used for operating activities:
Equity in undistributed net income of Bank	(5,358)	(3,576)
Change in other liabilities	(53)	18
Net cash used for operating activities	(46)	(35)
Cash flows from investing activities:
Repayment of ESOP loan	634	656
Net cash provided by investing activities	634	656
Cash flows from financing activities:
Repurchase of common stock	(958)	(9,533)
Cash dividends	(1,199)	(1,203)
Net cash used for financing activities	(2,157)	(10,736)
Net decrease in cash and cash equivalents	(1,569)	(10,115)
Cash and cash equivalents at beginning of year	10,971	21,086
Cash and cash equivalents at end of year	$9,402	$10,971

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Our shares of common stock are traded on the Nasdaq Global Market under the symbol “BFED.” The approximate number of holders of record of our common stock as of December 31, 2010 was 850. Certain of our shares of common stock are held in “nominee” or “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

The following table presents quarterly market and cash dividend information for our common stock for the period ended December 31, 2010. Our common stock began trading on the Nasdaq Global Market on October 2, 2007. Accordingly, no information prior to this date is available. The following market data was provided by the Nasdaq Stock Market.

Fiscal 2010	High	Low	Dividends
Quarter ended March 31, 2010	$9.04	$8.23	$.05
Quarter ended June 30, 2010	$9.50	$8.47	$.05
Quarter ended September 30, 2010	$10.63	$8.70	$.05
Quarter ended December 31, 2010	$11.80	$10.01	$.05

Fiscal 2009	High	Low	Dividends
Quarter ended March 31, 2009	$8.20	$6.71	$.04
Quarter ended June 30, 2009	$9.50	$8.00	$.05
Quarter ended September 30, 2009	$9.50	$8.85	$.05
Quarter ended December 31, 2009	$9.70	$8.75	$.05

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

On April 29, 2010, the Company announced an authorization to repurchase up to 326,669 of its outstanding shares in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  Any repurchased shares will be used for general corporate purposes, including those related to stock plan activities.  The timing and extent of repurchases will depend on market conditions and other corporate considerations as determined at the Company’s discretion.  There were no treasury stock purchases during the fourth quarter of 2010.